  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 2, 1994
                                                       REGISTRATION NO. 33-54325

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                                 SHOWBOAT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

                 NEVADA                                88-0090766
    (STATE OR OTHER JURISDICTION OF       (I.R.S.EMPLOYER IDENTIFICATION NO.)
     INCORPORATION OR ORGANIZATION)

                              2800 FREMONT STREET
                            LAS VEGAS, NEVADA 89104
                                 (702) 385-9141
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

     OCEAN SHOWBOAT, INC.                 ATLANTIC CITY SHOWBOAT, INC.           SHOWBOAT OPERATING COMPANY
  (EXACT NAME OF REGISTRANT                 (EXACT NAME OF REGISTRANT              (EXACT NAME OF REGISTRANT
  AS SPECIFIED IN ITS CHARTER)             AS SPECIFIED IN ITS CHARTER)            AS SPECIFIED IN ITS CHARTER)
  ---------------------------              ---------------------------            -------------------------
 NEW JERSEY          22-2500790          NEW JERSEY         22-2500794            NEVADA             88-022752
(STATE OR OTHER    (I.R.S. EMPLOYER     (STATE OR OTHER    (I.R.S. EMPLOYER      (STATE OR OTHER    (I.R.S. EMPLOYER
JURISDICTION OF    IDENTIFICATION NO.)  JURISDICTION OF    IDENTIFICATION NO.)   JURISDICTION OR    IDENTIFICATION   NO.)
 INCORPORATION                           INCORPORATION                            INCORPORATION
OR ORGANIZATION)                        OR ORGANIZATION)                         OR ORGANIZATION)

         801 BOARDWALK                          801 BOARDWALK                           2800 FREMONT STREET
ATLANTIC CITY, NEW JERSEY 08401        ATLANTIC CITY, NEW JERSEY 08401                LAS VEGAS, NEVADA 89104
          (609) 343-4000                         (609) 343-4000                            (702) 385-9141
     (ADDRESS, INCLUDING ZIP               (ADDRESS, INCLUDING ZIP                    (ADDRESS, INCLUDING ZIP
       CODE, AND TELEPHONE                   CODE, AND TELEPHONE                        CODE, AND TELEPHONE
      NUMBER, INCLUDING AREA                NUMBER, INCLUDING AREA                     NUMBER, INCLUDING AREA
      CODE, OF REGISTRANT'S                 CODE, OF REGISTRANT'S                      CODE, OF REGISTRANT'S
       PRINCIPAL EXECUTIVE                   PRINCIPAL EXECUTIVE                        PRINCIPAL EXECUTIVE
             OFFICES)                              OFFICES)                                   OFFICES)

                      JOHN N. BREWER, ESQ.                                              COPY TO:
                KUMMER KAEMPFER BONNER & RENSHAW                                  RAYMOND Y. LIN, ESQ.
                   3800 HOWARD HUGHES PARKWAY                                       LATHAM & WATKINS
                         SEVENTH FLOOR                                              885 THIRD AVENUE
                    LAS VEGAS, NEVADA 89109                                  NEW YORK, NEW YORK 10022-4802
                         (702) 792-7000
            (NAME, ADDRESS, INCLUDING ZIP CODE, AND
             TELEPHONE NUMBER, INCLUDING AREA CODE,
                     OF AGENT FOR SERVICE)

  APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED AUGUST 2, 1994

PROSPECTUS
      , 1994

                                  $150,000,000

                                 SHOWBOAT, INC.

                      % SENIOR SUBORDINATED NOTES DUE 2009
  The % Senior Subordinated Notes due 2009 (the "Notes") are being offered (the "Note Offering") by Showboat, Inc., a Nevada corporation (the "Company").
  The Notes will bear interest from the date of issuance at the rate of  % per
annum, payable semi-annually in arrears on      and      of each year,
commencing     , 1995. The Company will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes prior to maturity. The Notes are redeemable at the option of the Company, in whole or in
part, at any time on or after     , 2001 (except as may otherwise be required
by a Gaming Authority (as defined herein)) at the redemption prices set forth herein, plus accrued and unpaid interest thereon to the date of redemption. In the event of a Change of Control (as defined herein), each holder of Notes will have the right to require the Company to repurchase all or any part of such holder's Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest to the date of purchase.
  The Notes will be unsecured general obligations of the Company, subordinated in right of payment to all Senior Debt (as defined herein) of the Company. The Notes will be jointly and severally guaranteed on an unsecured, senior subordinated basis by certain of the Company's subsidiaries. At March 31, 1994, on a pro forma basis after giving effect to the Note Offering and the application of the proceeds therefrom, the Company and its subsidiaries would have had outstanding approximately $429.6 million in aggregate principal amount of indebtedness on a consolidated basis (excluding trade payables and other accrued liabilities), of which approximately $279.6 million would have been Senior Debt.

  SEE "CERTAIN CONSIDERATIONS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES OFFERED HEREBY. NEITHER THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD,
 THE NEW JERSEY CASINO CONTROL COMMISSION NOR THE LOUISIANA RIVERBOAT GAMING COMMISSION, NOR ANY OTHER GAMING REGULATORY AGENCY WITH WHICH THE COMPANY IS
  LICENSED OR HAS APPLIED FOR A LICENSE, HAS PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS OR THE INVESTMENT MERIT OF THE SECURITIES
   OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

- --------------------------------------------------------------------------------
                                               PRICE    UNDERWRITING   PROCEEDS
                                              TO THE   DISCOUNTS AND    TO THE
                                             PUBLIC(1) COMMISSIONS(2) COMPANY(3)
- --------------------------------------------------------------------------------
Per Note....................................       %            %            %
Total.......................................  $            $            $
- --------------------------------------------------------------------------------

(1) Plus accrued interest, if any, from the date of issuance.
(2) See "Underwriting" for indemnification arrangements with the Underwriter.
(3) Before deducting expenses of the Note Offering payable by the Company,
    estimated at $    .
  The Notes are being offered by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to certain prior conditions, including the right of the Underwriter to reject any orders in whole or in part. It is expected that delivery of the Notes will be made in
New York, New York on or about     , 1994.
                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION

                         [GRAPHIC NO.1 APPEARS HERE]


The Atlantic City Showboat casino expansion, completed in May 1994, permitted the Company to add a total of 900 slot machines and 46 table games. The final phase of the Atlantic City expansion will add a new 284-room hotel tower which is scheduled to open in late 1994. (Artist's rendering)


- --------------------------------------------------------------------------------


                                                The newly renovated Pacific
                                                Avenue entrance to the
         [GRAPHIC NO.2 APPEARS HERE]            Atlantic City Showboat sets the
                                                tone for the Mardi Gras theme
                                                which is maintained
                                                throughout the property.


- --------------------------------------------------------------------------------


   The Showboat Star Casino
     was New Orleans' first
legal casino and is located
on Lake Pontchartrain, only          [GRAPHIC NO.3 APPEARS HERE]
   15 minutes from downtown
        New Orleans and the
     famous French Quarter.


- --------------------------------------------------------------------------------


                          [GRAPHIC NO.4 APPEARS HERE]

The Sydney Harbour Casino will be located within one mile of the Sydney central business district on an eight-acre waterfront site next to Darling Harbour. The permanent casino will contain a 136,000 sq.ft. casino with 1,500 slot machines and 200 table games. (Artist's rendering)


- --------------------------------------------------------------------------------


                          [GRAPHIC NO.5 APPEARS HERE]

The Sydney Harbour Casino will be decorated to capture Australia's natural beauty and diverse geography and will contain cascading waterfalls. (Artist's rendering)


- --------------------------------------------------------------------------------


                          [GRAPHIC NO.6 APPEARS HERE]

    EXISTING SHOWBOAT                           EXPANSION OPPORTUNITIES
       PROPERTIES                              ANNOUNCED AS OF JUNE 1994

   . Atlantic City, NJ                           . Sydney, Australia
   . Las Vegas, NV                               . East Chicago, IN
   . Lake Pontchartrain, LA                      . St. Regis Mohawk, NY


- --------------------------------------------------------------------------------


                                     The East Chicago riverboat site is located
                                     approximately 20 minutes from downtown
      [GRAPHIC NO.7 APPEARS HERE]    Chicago and approximately three miles from
                                     the Chicago city limits. The riverboat is expected to have up to 60,000 sq.ft. of casino space containing approximately 2,300 slot machines and 80 table games.


- --------------------------------------------------------------------------------


     The St. Regis Casino, which Showboat is planning to
         operate on tribal lands in Hogansburg, New York,     [GRAPHIC NO.8
  approximately 75 miles south of Montreal, Canada, will      APPEARS HERE]
offer approximately 130 table games including blackjack,
                           craps, and roulette and keno.


- --------------------------------------------------------------------------------


  The Showboat Hotel, Casino &
 Bowling Center is a Las Vegas
  institution. It has operated
    continuously for 40 years,         [GRAPHIC NO. 9 APPEARS HERE]
catering to the local market -
customers who are loyal to the
          Showboat experience.


- --------------------------------------------------------------------------------


                                                   Showboat is planning to
                                                   renovate and expand the Las
                                                   Vegas Showboat.
                                                   Showboat's plans include the
                                                   addition of a 500-room
           [GRAPHIC NO. 10 APPEARS HERE]           hotel tower, 20,000 sq.ft. of
                                                   casino space with capacity
                                                   to add up to 1,100 slot
                                                   machines, a 900-space
                                                   parking garage and a
                                                   78,000 sq.ft. Entertainment
                                                   Center.
                                                   (Artist's rendering)


- --------------------------------------------------------------------------------

                             AVAILABLE INFORMATION

  The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at the New York Regional Office of the Commission, 7 World Trade Center, 13th Floor, New York, New York 10048; and at the Chicago Regional Office of the Commission, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Company's common stock (the "Common Stock") is listed on the New York Stock Exchange (the "NYSE"). Reports, proxy statements, and other information concerning the Company may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

  The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the registration of the Notes. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain portions which have been omitted as permitted by the regulations of the Commission. Statements contained in this Prospectus or in any document incorporated by reference as to the contents of any contract or other documents referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration Statement or such other documents, which may be obtained from the Commission at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, which have been filed by the Company with the Commission, are hereby incorporated herein by reference:

    (i) The Company's Annual Report on Form 10-K for the Year Ended December 31, 1993;

    (ii) The Company's Quarterly Report on Form 10-Q for the Quarter Ended March 31, 1994; and

    (iii) The Company's Current Reports on Form 8-K dated May 19, 1994 and July 8, 1994.

  In addition, each document filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(b) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the Note Offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date such document is filed.

  Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement or this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference. This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents (other than exhibits thereto) are available without charge, upon written or oral request by any person to whom this Prospectus has been delivered, from H. Gregory Nasky, Secretary, Showboat, Inc., 2800 Fremont Street, Las Vegas, Nevada 89104 (telephone (702) 385-9141).

  IN CONNECTION WITH THE NOTE OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AND OTHER SECURITIES OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements appearing elsewhere or incorporated by reference in this Prospectus. As used in this Prospectus, unless the context otherwise requires, the "Company" refers to Showboat, Inc. and its subsidiaries. As used in this Prospectus, amounts in Australian dollars ("A$") have been converted to United States dollars ("$") using an exchange rate of $0.731 for each A$1.00 (the exchange rate as of July 6, 1994). See "Certain Considerations" for factors a prospective investor should consider in evaluating the Company before purchasing the Notes.

                                  THE COMPANY

  Showboat, Inc., through its wholly owned subsidiaries, owns and operates the Showboat Casino Hotel in Atlantic City, New Jersey (the "Atlantic City Showboat") and the Showboat Hotel, Casino and Bowling Center in Las Vegas, Nevada (the "Las Vegas Showboat"). The Company also owns a 50% partnership interest in, and has a contract to manage, the Star Casino, a riverboat casino in New Orleans, Louisiana (the "Showboat Star Casino"). In addition to its existing facilities, the Company maintains an active development program to identify and develop gaming opportunities in existing and emerging gaming venues. The Company has announced expansion opportunities in Sydney, Australia, East Chicago, Indiana and Hogansburg, New York. The Company had EBITDA/1/ of $69.6 million, $68.5 million and $61.2 million during the years ended December 31, 1993, 1992 and 1991, respectively, and $15.1 million and $12.8 million for the three months ended March 31, 1994 and 1993, respectively.

  The Atlantic City Showboat, which commenced operations in March 1987, is a 516-room, 24-story casino hotel featuring a 95,000 square foot casino containing approximately 3,000 slot machines and 116 table games. The Company is currently in the final phase of a three-phase approximately $93 million expansion project at the Atlantic City Showboat. The first phase of the expansion was completed in June 1993 and added a 15,000 square foot horse race simulcasting facility and 5,000 square feet of casino space, resulting in the addition of approximately 340 slot machines and 28 table games. The second phase of the expansion was completed in May 1994 and added 15,000 square feet of casino space, resulting in the addition of approximately 560 slot machines and 18 table games. The casino expansion permitted the Company to add a total of approximately 900 slot machines and 46 table games. The final phase of the expansion will add a new 284-room hotel tower which is currently under construction and is scheduled to open in late 1994.

  The Las Vegas Showboat, which commenced operations in September 1954, is a 482-room, 18-story casino hotel featuring a 78,000 square foot casino containing approximately 1,900 slot machines, 33 table games and an approximately 1,300-seat bingo parlor. In October 1990, the Las Vegas Showboat completed an approximately $25 million expansion and upgrade of its casino, restaurants and bingo parlor and constructed a 620-space parking garage. The Company is beginning a $15 million renovation at the Las Vegas Showboat which will upgrade the facility to current building codes, replace the existing power plant facility and add a 900-space parking garage. Construction on the renovation project is expected to begin before the end of 1994 and is anticipated to be completed by the spring of 1995. In addition, subject to available financing, the Company is planning a $55 million expansion project which would add a 500-room hotel tower and an approximately 78,000 square foot entertainment complex (the "Showboat Entertainment Center"). The Showboat Entertainment Center is expected to include seven restaurants, a midway arcade, two movie theatres, a food court, retail shops and a dance hall, all surrounding a four-story atrium designed to replicate a New Orleans square featuring a center-court "dancing" water fountain, a laser light show and a simulated fireworks display. The expansion will add 20,000 square feet of casino space, which will permit the Company to add up to 1,100 slot machines.

- --------------------
  /1/EBITDA is defined as income from operations of consolidated subsidiaries before depreciation and amortization plus cash distributions from all unconsolidated subsidiaries. EBITDA should not be construed as an alternative to net income and is presented solely as supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry.

  The Showboat Star Casino, which commenced operations in November 1993, is a riverboat located on the south shore of Lake Pontchartrain in New Orleans, Louisiana, and features a 21,900 square foot casino which contains approximately 780 slot machines and 42 table games. In addition to its 50% equity interest, the Company manages the riverboat for a management fee of 5% of net gaming revenues. During the first six months of 1994, the Company earned management fees of $1.9 million and the Showboat Star Casino had net earnings of $16.6 million. The current policy of Showboat Star Partnership is to distribute at least 70% of net earnings to its partners on a monthly basis.

  The Company is actively pursuing expansion opportunities in emerging gaming markets throughout the United States and internationally, including land-based casinos, riverboats and Indian gaming. Announced projects which the Company is currently pursuing include the following:

  Sydney, New South Wales, Australia. On May 6, 1994, the New South Wales Casino Control Authority (the "NSWCCA") selected an affiliate of the Company as the preferred applicant to build, manage and operate the sole full-service casino in New South Wales, Australia (the "Sydney Harbour Casino"). The terms of the proposed transaction provide for a 99-year site lease and casino license, which will be the exclusive full-service casino license in the state of New South Wales for a 12-year period, commencing with the opening of a proposed temporary casino. Gaming operations are currently anticipated to begin in mid- to late-1995 in the temporary casino, which is expected to contain approximately 500 slot machines, 150 table games and, subject to certain approvals, keno. The permanent Sydney Harbour Casino, expected to open in late 1997, will contain approximately 1,500 slot machines, 200 table games, 352 hotel rooms, 139 luxury condominium units in an adjacent tower, 14 themed restaurants, 12 cocktail lounges, a 2,000-seat lyric theatre and a 700-seat cabaret style theatre. The cost of the Sydney Harbour Casino, including licensing fees, is anticipated to be approximately A$1.2 billion ($867.7 million). Firm commitments for the project have been received for all anticipated external financing requirements. The Company has agreed to invest A$135.0 million ($98.7 million) in Sydney Harbour Casino Holdings Limited ("SHCL"), the holding company for the Sydney Harbour Casino, for an approximately 27% ownership interest in SHCL. In addition, an 85% owned subsidiary of the Company has a 99-year management agreement to manage and operate the Sydney Harbour Casino. The management fee will be based on both revenues and earnings of the casino and the non-casino areas of the entertainment complex. See "The Company--Expansion Opportunities--Sydney, New South Wales, Australia."

  East Chicago, Indiana. The Company owns a 55% interest in the Showboat Marina Partnership (the "Indiana Partnership") which is the only applicant for the sole riverboat gaming license allocated by statute to East Chicago, Indiana. The riverboat will be located approximately 20 minutes from downtown Chicago, Illinois and approximately three miles from the Chicago city limits. The Company plans to invest approximately $30 million in the Indiana Partnership and assist the Indiana Partnership in obtaining financing (currently estimated to be $90 million) for the construction of the riverboat casino and related dock-side facilities (collectively, the "East Chicago Riverboat"). Under the current partnership agreement, the Company will receive a 12% preferred return on its investment. The Indiana Partnership's application to the Indiana Gaming Commission for the license to operate the East Chicago Riverboat proposes a riverboat with up to 60,000 square feet of casino space containing approximately 2,300 slot machines and 80 table games and substantial dock-side amenities. Issuance of the gaming license is subject to the resolution of certain legal challenges to the Indiana gaming statute. See "Certain Considerations--New Gaming Jurisdictions and Expansion Opportunities."

  St. Regis Mohawk Tribal Reservation, Hogansburg, New York. In April 1994, the Company entered into a management agreement and related agreements to manage a casino (the "St. Regis Casino") on the St. Regis Mohawk Tribal Reservation in Hogansburg, New York, located approximately 75 miles south of Montreal, Canada. The agreements are subject to the approval of the National Indian Gaming Commission (the "NIGC"). In July 1994, the St. Regis Mohawk Tribe withdrew all gaming contracts submitted for approval to the NIGC, including the agreements with the Company, to permit tribal members to review such contracts. Certain tribal leaders have announced publicly that they may amend certain provisions of the agreements. No assurance can be given that the proposed agreements will be consummated in their present form or that the St. Regis Mohawk Tribe or the Company will pursue the St. Regis Casino development. The agreements as originally proposed contemplate that a wholly owned subsidiary of the Company will lend approximately $30 million for a term of five years, at a rate of 15% per annum, to purchase and renovate an existing building which will house an approximately 30,000 square foot casino with approximately 130 table games, including blackjack, craps, roulette, best hand poker, big six and keno. The Company anticipates that it will fund the loan to the St. Regis Mohawk Tribe from funds available from cash flow from operations or external financing. The proposed management agreement provides for a fee of 20% of earnings before interest, taxes and depreciation (subject to a maximum of 30% of earnings before taxes) and has a term of five years. See "The Company--Expansion Opportunities--St. Regis Mohawk Tribal Reservation, Hogansburg, New York."

  The Company's marketing and operating strategy is to develop a high volume of traffic through its casinos. The Atlantic City Showboat targets the drive-in customer by providing competitive games and excellent service in an attractive and convenient facility. Customers are attracted to the Las Vegas Showboat by competitive slot machines, bingo, moderately priced food and accommodations, a friendly "locals" atmosphere and a 106-lane bowling center. The Showboat Star Casino, like the Las Vegas Showboat, targets "locals" with its excellent service, attractive and convenient facility and accessible location. At future venues, the Company will modify its marketing strategies to maximize casino revenues by focusing on a specific venue's unique location and demographics.

  The Company's development strategy is to identify new and existing gaming opportunities with strong demographics, in attractive and accessible locations, and which the Company believes will exceed the Company's return on investment objectives. In 1993, the Company created a Development and Management Services Division to investigate and secure new properties in the United States and around the world. The Company's Development and Management Services Division also provides management services to support new facilities upon opening, including human resources, marketing, design and construction, management information systems, regulatory compliance and operating and financial services. As of May 31, 1994, the Development and Management Services Division employed approximately 40 full-time employees and, since its inception, has actively pursued new projects in 16 states and four foreign countries. No assurance can be given that any of the announced projects, or any project under development, will be completed, licensed or result in any significant contribution to the Company's cash flow or earnings. Casino gaming operations are highly regulated and new casino development is subject to a number of risks. See "Certain Considerations--New Gaming Jurisdictions and Expansion Opportunities," "--Regulatory Matters" and "--Development of New Facilities."

                                  THE OFFERING

Securities Offered..........  $150 million aggregate principal amount of  % Se-
                              nior Subordinated Notes due 2009.

Maturity Date...............      , 2009.

Interest Payment Dates......       and      of each year, commencing on     ,
                              1995.

Guarantees..................  The payment of principal of and interest on the
                              Notes when due will be guaranteed on an unsecured senior subordinated basis (the "Subsidiary Guar-antees") by certain of the Company's subsidiaries (the "Guarantors").

Optional Redemption.........  The Notes will be redeemable, in whole or in part, at the option of the Company at any time on
                              or after     , 2001 at the redemption prices set
                              forth herein plus accrued and unpaid interest thereon to the redemption date.

Mandatory Redemption........  The Company is not required to make mandatory re-
                              demption or sinking fund payments with respect to the Notes.

Ranking.....................  The Notes will be unsecured general obligations of the Company, subordinated in right of payment to all existing and future Senior Debt of the Company. The Subsidiary Guarantees will be gen-eral unsecured obligations of the Guarantors, subordinated in right of payment to all Senior Debt of the Guarantors. At March 31, 1994, on a pro forma basis after giving effect to the Note Offering, the Company and its subsidiaries would have had outstanding approximately $429.6 million in aggregate principal amount of indebtedness on a consolidated basis (excluding trade payables and other accrued liabilities), of which approxi-mately $279.6 million would have been Senior Debt.

Change of Control...........  In the event of a Change of Control, each holder of Notes will have the right to require the Com-pany to repurchase all or any part of such hold-er's Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and un-paid interest to the date of purchase.

Certain Covenants...........  The Indenture relating to the Notes (the "Inden-
                              ture") will contain covenants restricting or lim-iting the ability of the Company and its Re-stricted Subsidiaries (as defined herein) to, among other things, (i) pay dividends or make other restricted payments, (ii) incur additional indebtedness and issue preferred stock, (iii) create liens, (iv) create dividend and other pay-ment restrictions affecting Restricted Subsidiar-ies, (v) enter into mergers, consolidations or make sales of all or substantially all assets,
                              (vi) enter into transactions with affiliates and
                              (vii) engage in other lines of business.

Escrow Agreement............
                              The Company is required to place $100.0 million of the net proceeds of the Note Offering into an escrow account, which may only be used to fund the Company's investment in SHCL. In the event that Australian Gaming Approval or Management Contract Approval (as defined in the Indenture) has not occurred on or prior to the first anni-versary date of the Note Offering, the Company will be obligated to make an offer to repurchase an amount of Notes and certain other indebtedness of the Company equal to the amount in the escrow account at a purchase price equal to 100.0% of the principal amount thereof, together with ac-crued and unpaid interest thereon.

Use of Proceeds.............
                              The net proceeds from the Note Offering are ex-pected to be approximately $144.7 million. The Company currently intends to apply such net pro-ceeds to (i) invest A$135.0 million ($98.7 mil-lion) for an approximately 27% equity interest in SHCL, (ii) renovate the Las Vegas Showboat in or-der to upgrade the facility to current building codes, replace the existing power plant facility and add a 900-space parking garage at a cost of approximately $15 million, and (iii) invest ap-proximately $30 million in the Indiana Partner-ship. Any remaining net proceeds will be used for other expansion opportunities, capital improve-ments to existing properties or general corporate purposes. See "Use of Proceeds."

                        SHOWBOAT, INC. AND SUBSIDIARIES

                     SUMMARY OF CONSOLIDATED FINANCIAL DATA

                                                                            THREE MONTHS
                                                                                ENDED
                                   YEAR ENDED DECEMBER 31,                    MARCH 31,
                         ------------------------------------------------  ----------------
                           1989      1990      1991      1992      1993     1993     1994
                                      (IN THOUSANDS, EXCEPT RATIO DATA)
STATEMENT OF OPERATIONS
 DATA:
 Net revenues........... $342,354  $334,247  $331,560  $355,236  $375,727  $85,496  $88,779
 Income from operations
  of consolidated
  subsidiaries..........   31,107    27,765    35,501    46,508    46,269    7,685    7,848
 Equity in income (loss)
  from operations of
  unconsolidated
  affiliate.............      --        --        --        --       (850)     --     3,240
 Income from operations.   31,107    27,765    35,501    46,508    45,419    7,685   11,088
 Interest expense,
  net(1)................   24,870    25,236    25,399    23,894    21,481    4,499    5,399
 Income before
  extraordinary items
  and cumulative effect
  adjustment(2).........    7,066     1,081     6,014    15,857    13,464    1,921    3,440
 Net income(2)..........    7,066     5,051     6,194    12,449     7,341    2,477    3,440
 Ratio of earnings to
  fixed charges(2)(3)...     1.32      1.06x     1.29x     1.68x     1.67x    1.42x    1.60x
OTHER DATA:
 EBITDA(4)..............  $50,696   $50,138   $61,193   $68,520   $69,572  $12,825  $15,109
 Depreciation and
  amortization..........   19,589    22,373    25,692    22,012    23,303    5,140    6,361
 Capital expenditures...   20,497    44,020    13,203    23,092    63,600   17,769   20,488
 EBITDA/Interest
  expense, net..........     2.04x     1.99x     2.41x     2.87x     3.24x    2.85x    2.80x
 Net debt(5)/EBITDA.....     3.54x     3.87x     2.85x     1.60x     2.27x     --      2.40x
PRO FORMA DATA(6):
 Interest expense, net..                                         $ 36,176  $ 8,828  $ 8,814
 EBITDA/Interest
  expense, net..........                                             1.92x    1.45x    1.71x
 Net debt/EBITDA........                                             2.34x     --      2.47x

                                                           MARCH 31, 1994
                                                        --------------------
                                                                     AS
                                                         ACTUAL  ADJUSTED(7)
                                                             (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and cash equivalents............................. $107,458  $252,183
 Total assets..........................................  482,475   632,475
 Long-term debt (including current maturities).........  279,570   429,570
 Shareholders' equity..................................  138,561   138,561

- ------------------
(1) Interest expense, net of capitalized interest and interest income.
(2) Results from 1989 include a pre-tax gain of $4.9 million on a sale of a country club by the Company.
(3) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (income before income taxes, extraordinary items and cumulative effect adjustment plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest plus that portion of rental expense deemed to represent interest).
(4) EBITDA is defined as income from operations of consolidated subsidiaries before depreciation and amortization, plus cash distributions from unconsolidated subsidiaries. Cash distributions from unconsolidated subsidiaries were $0 from 1989 through 1993 and were $0.9 million in the three months ended March 31, 1994.
(5) Net debt is defined as long-term debt, inclusive of current maturities, less cash, at the end of the period.

(6) The pro forma data give effect to (i) the Note Offering at an assumed interest rate of 12 1/4%, and (ii) the sale by the Company on May 18, 1993 of $275 million aggregate principal amount of 9 1/4% First Mortgage Bonds due 2008 and the application of the net proceeds therefrom to repay certain indebtedness, in each case as if such transaction had occurred as of the first day of the period presented. The pro forma data assume that interest income is earned on cash balances at a rate of 3.0% in 1993 and 3.5% in 1994. If the interest rate on the Notes is increased or decreased by 1/4%, interest expense, net will increase or decrease, respectively, by $375,000.


(7) Adjusted to give effect to the Note Offering.

                                  THE COMPANY

  Showboat, Inc., through its wholly owned subsidiaries, owns and operates the Atlantic City Showboat and the Las Vegas Showboat. The Company also owns a 50% partnership interest in, and has a contract to manage, the Showboat Star Casino. In addition to its existing facilities, the Company maintains an active development program to identify and develop gaming opportunities in existing and emerging gaming venues. The Company has announced expansion opportunities in Sydney, Australia, East Chicago, Indiana and Hogansburg, New York. The Company had EBITDA/1/ of $69.6 million, $68.5 million and $61.2 million during the years ended December 31, 1993, 1992 and 1991, respectively, and $15.1 million and $12.8 million for the three months ended March 31, 1994 and 1993, respectively.

  The Company's marketing and operating strategy is to develop a high volume of traffic through its casinos. The Atlantic City Showboat targets the drive-in customer by providing competitive games and excellent service in an attractive and convenient facility. Customers are attracted to the Las Vegas Showboat by competitive slot machines, bingo, moderately priced food and accommodations, a friendly "locals" atmosphere and a 106-lane bowling center. The Showboat Star Casino, like the Las Vegas Showboat, targets "locals" with its excellent service, attractive and convenient facility and accessible location. At future venues, the Company will modify its marketing strategies to maximize casino revenues by focusing on a specific venue's unique location and demographics.

  The Company's development strategy is to identify new and existing gaming opportunities with strong demographics, in attractive and accessible locations, and which the Company believes will exceed the Company's return on investment objectives. In 1993, the Company created a Development and Management Services Division to investigate and secure new properties in the United States and around the world. The Company's Development and Management Services Division also provides management services to support new facilities upon opening, including human resources, marketing, design and construction, management information systems, regulatory compliance and operating and financial services. As of May 31, 1994, the Development and Management Services Division employed approximately 40 full-time employees and, since its inception, has actively pursued projects in 16 states and four foreign countries. The Development and Management Services Division is currently working on a number of projects in addition to the announced projects. No assurance can be given that any of the announced projects, or any project under development, will be completed, licensed or result in any significant contribution to the Company's cash flow or earnings. Casino gaming operations are highly regulated and new casino development is subject to a number of risks. See "Certain Considerations--New Gaming Jurisdictions and Expansion Opportunities," "--Regulatory Matters" and "--Development of New Facilities."

  The Company is actively pursuing expansion opportunities in emerging gaming markets in the United States and internationally. The Company has announced expansion opportunities which include (i) an approximately 27% interest in SHCL, which was selected as the preferred applicant for the only full-service casino license in New South Wales, Australia, (ii) a 55% interest in the Indiana Partnership, which is the only applicant for the sole gaming license to operate a riverboat casino in East Chicago, Indiana, located approximately 20 minutes from downtown Chicago, Illinois and three miles from the Chicago city limits, and (iii) an agreement with the St. Regis Mohawk Tribe to construct and operate the St. Regis Casino on the St. Regis Mohawk Tribal Reservation in Hogansburg, New York, located approximately 75 miles south of Montreal, Canada.

  The Company's principal executive offices are located at 2800 Fremont Street, Las Vegas, Nevada 89104. The telephone number is (702) 385-9141.
- ---------------------
  /1/EBITDA is defined as income from operations of consolidated subsidiaries before depreciation and amortization plus cash distributions from all unconsolidated subsidiaries. EBITDA should not be construed as an alternative to net income and is presented solely as supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry.

THE ATLANTIC CITY SHOWBOAT

  The Atlantic City Showboat, a 516-room, 24-story hotel casino which commenced operations in March 1987, is located at the eastern end of the "Boardwalk." The casino features approximately 3,000 slot machines and 116 table games, including 62 "21" tables, 18 poker tables, 14 craps tables, 11 roulette tables, two baccarat tables, two mini-baccarat tables, two pai-gow poker tables, two big six wheels, one red dog table, one sic bo table, one double down stud poker table, keno and a simulcast horse racing facility. The Atlantic City Showboat contains two public levels. On the ground level the public areas include the casino, a show lounge, two cocktail lounges, six restaurants, an ice cream parlor and three shops. On the second level the public areas include a 573-seat buffet-style restaurant, a 383-seat coffee shop, a player's club lounge, a beauty salon, a health spa, a video game arcade, 27,000 square feet of meeting rooms, convention and exhibition space, and a 60-lane bowling center with a snack bar and cocktail lounge. The themed interior of the facility replicates the spirit and elegance of turn-of-the-century New Orleans.

  The Atlantic City Showboat's attached nine-story parking garage facility, with a New Orleans themed exterior, provides self-parking for approximately 2,000 cars and a 14-bus depot integrated with the casino. This design permits Atlantic City Showboat's customers to enter the casino hotel protected from the weather. In addition, on-site underground parking accommodates valet parking for approximately 500 cars. The Company recently secured land for 500 additional parking spaces located approximately two blocks from the Atlantic City Showboat to supplement customer parking during peak periods. Access to the Atlantic City Showboat has improved with the completion of the expansion of Delaware Avenue to four traffic lanes in May 1994. Delaware Avenue leads directly to the Atlantic City Showboat from the White Horse Pike (U.S. Route
30), one of three major highways to Atlantic City.

  The Company is in the final phase of a three-phase approximately $93 million expansion project which commenced in 1993 at the Atlantic City Showboat. As a result of the expansion, the Company will receive, at a minimum, $7.6 million in credits from the Casino Reinvestment Development Authority, which will be applied to future funding obligations. The first phase of the expansion was completed in June 1993 and added a 15,000 square foot horse race simulcasting facility and 5,000 square feet of casino space, resulting in the addition of approximately 340 slot machines and 28 table games. The second phase of the expansion was completed in May 1994 and added 15,000 square feet of casino space, resulting in the addition of approximately 560 slot machines and 18 table games. The casino expansion permitted the Company to add a total of approximately 900 slot machines and 46 table games. The final phase of the Atlantic City expansion will add a new 284-room hotel tower which is currently under construction and is scheduled to open in late 1994.

  The Atlantic City Showboat is connected to the Taj Mahal Casino Hotel, the largest casino in Atlantic City, and Merv Griffin's Resorts International Casino Hotel by pedestrian walkways. These three properties form an "uptown casino complex" in which patrons can pass from property to property, either on the ocean-front Boardwalk or through the pedestrian walkways.

THE LAS VEGAS SHOWBOAT

  The Las Vegas Showboat, a 482-room, 18-story hotel casino which commenced operations in September 1954, is located on 26 acres approximately 2 1/2 miles from both the "Strip" and downtown Las Vegas. The Las Vegas Showboat casino features approximately 1,900 slot machines and 33 table games, including 20 "21" tables, six poker tables, two craps tables, two roulette tables, two Caribbean stud poker tables, one pai-gow poker table, a race and sports book, an approximately 1,300-seat bingo parlor and a keno area. The hotel casino complex also includes a 106-lane bowling center, a 408-seat buffet-style restaurant, a 194-seat coffee shop, two specialty restaurants and 8,300 square feet of meeting room space. The facility includes surface parking for 1,600 cars in addition to a 620-car six level parking garage. The Company also owns and operates a 33-room motel directly across from the Las Vegas Showboat.

  The Company is beginning a $15 million renovation at the Las Vegas Showboat which will upgrade the roof of the oldest portion of the Las Vegas Showboat in order to comply with current building codes and replace the existing power plant facility. The renovation will also add a 900-space parking garage which, following the renovation, will permit direct access to the casino through pedestrian walkways. Construction on the renovation is anticipated to commence before the end of 1994 and is expected to be completed by the spring of 1995.

  In addition, subject to available financial resources, the Company is planning a $55 million expansion project which would add a 500-room hotel tower and the approximately 78,000 square foot Showboat Entertainment Center featuring seven restaurants (the three existing restaurants and buffet will be relocated to the Showboat Entertainment Center providing the Las Vegas Showboat with additional casino and meeting room space), a midway arcade, two movie theatres, a food court, retail shops and a dance hall, all surrounding a four-story atrium which will recreate the festive atmosphere of a New Orleans square during Mardi Gras. The ceiling of the atrium will be designed to simulate the sky as a day progresses from dawn to dusk. The highlight of the atrium will be a center-court "dancing" water fountain, a laser light show and a simulated fireworks display. The primary entrance to the Showboat Entertainment Center will be through the casino. The Company believes the expansion project will strengthen the Company's market niche with local Las Vegas residents and registered hotel guests as well as attract casual tourists, a market segment which is not currently emphasized by the Las Vegas Showboat. Following the renovation and expansion, the hotel will contain 833 rooms and have added casino capacity of 20,000 square feet, which will permit the Company to add up to 1,100 slot machines.

THE SHOWBOAT STAR CASINO

  The Company owns a 50% equity interest in Showboat Star Partnership, the owner of the Showboat Star Casino. The Showboat Star Casino riverboat, which commenced gaming operations in November 1993, is located on the south shore of Lake Pontchartrain in New Orleans, Louisiana, approximately seven miles from New Orleans' "French Quarter." The riverboat, which measures 265 feet long and 78 feet wide, was built to resemble a traditional paddle-wheel riverboat. The riverboat contains 21,900 square feet of casino space on three levels, with approximately 780 slot machines and 42 table games, including 32 "21" tables, six craps tables and four roulette tables. A cocktail lounge is located on each of the three public levels of the riverboat.

  Dock-side facilities include a 34,000 square foot terminal building, which contains a restaurant, a cocktail lounge and administrative offices, and provides parking for 1,150 cars. Passengers pass through the terminal area in order to board the riverboat and embark on one of six daily three-hour excursion cruises on Lake Pontchartrain. During inclement weather conditions, the riverboat operates mock cruises while docked at the terminal facility. The Showboat Star Casino currently operates between the hours of 10:00 a.m. and 4:00 a.m. every day of the week. For the six months ended June 30, 1994, the total number of passenger visits to the Showboat Star Casino was 971,187 with an average casino win per passenger per visit of $54.33. Since commencement of operations, the Showboat Star Casino has been principally restricted to mock cruises due to either inclement weather or underwater obstructions. The Company believes that operating mock cruises has had a positive effect in attracting customers.

  The Company, through its subsidiary, Lake Pontchartrain Showboat, Inc. ("LPSI"), manages and operates the gaming areas of the Showboat Star Casino for a management fee of 5% of gaming revenues, net of gaming taxes of 18.5% of gaming revenue and boarding fees of $5.00 per passenger. During the first six months of 1994, the Company earned a management fee of $1.9 million and the Showboat Star Casino had net earnings of $16.6 million. The current policy of Showboat Star Partnership is to distribute at least 70% of net earnings to its partners monthly.

EXPANSION OPPORTUNITIES

  The Company is actively pursuing expansion opportunities in emerging gaming markets throughout the United States and internationally, including land-based casinos, riverboats and Indian gaming. Announced expansion opportunities include:

 SYDNEY, NEW SOUTH WALES, AUSTRALIA

  On May 6, 1994, the NSWCCA selected an affiliate of the Company as the preferred applicant to develop, construct and operate the sole full-service casino with slot machines and table games in New South Wales, Australia. The terms of the proposed transaction provide for a 99-year site lease and casino license, which will be the exclusive full-service casino license in the state of New South Wales for a 12-year period, commencing with the opening of a temporary casino. The preferred applicant is required to obtain various development approvals for the construction of the Sydney Harbour Casino (the "Development Period"). The Development Period is anticipated to be completed by November 1994. Following, and subject to, satisfactory completion of the Development Period, the NSWCCA is expected to issue the casino license to a wholly owned subsidiary of SHCL.

  The Sydney Harbour Casino will begin operations in a temporary casino, which will be located at Pyrmont Bay on Wharves 12 and 13 in an existing building which will be renovated to permit the operation of a casino. The temporary casino is anticipated to open in August 1995 and is expected to contain approximately 500 slot machines, 150 table games (30 of which are expected to be located in a private gaming room) and, subject to certain approvals, keno. Additional amenities are expected to include cocktail lounges, specialty restaurants, retail shops and on-site parking for 428 cars.

  The permanent Sydney Harbour Casino is expected to be open in late 1997. Based on the maximum allowable number of table games, the permanent Sydney Harbour Casino will rank as one of the largest casinos in the world. The Sydney Harbour Casino will be located less than one mile from the Sydney central business district on an eight-acre waterfront site on Pyrmont Bay next to Darling Harbour. The Sydney Harbour Casino will feature approximately 136,000 square feet of casino space, including an approximately 20,000 square foot private gaming area to be located on a separate level which will target a premium clientele. The Sydney Harbour Casino will have approximately 1,500 slot machines and 200 table games, including 20 slot machines and 30 table games in the private gaming area. The Sydney Harbour Casino will be decorated to capture Australia's natural beauty and diverse geography and will contain cascading water fountains. Passage through the casino will allow patrons to experience Australia's indigenous landscape from wall surfaces of brilliant oranges and reds representing the cliffs and ranges of Australia's central desert, to an Australian rain forest under a glass canopy and a Great Barrier Reef room with a large aquarium of tropical fish. The Sydney Harbour Casino will also contain 14 themed restaurants, 12 cocktail lounges, a deluxe 2,000-seat lyric theatre, a 700-seat cabaret style theatre and extensive public areas which include landscaped gardens. The Sydney Harbour Casino complex will include a 352-room hotel tower and an adjacent condominium tower containing 139 privately owned luxury units with full hotel services. The complex will also include extensive retail facilities, a station for Sydney's proposed light rail system, a bus terminal, docking facilities for commuter ferries and parking for approximately 2,500 cars.

  Approximately 5.5 million people live within a 120-mile radius of Sydney. Additionally, 1.7 million international tourists and 4.4 million Australian tourists visited Sydney in 1992. Slot machines are currently permitted in approximately 1,500 non-profit private clubs in New South Wales, most of which contain less than 25 slot machines. According to the Tasmanian Gaming Commission, in 1992-1993 gambling expenditures per adult citizen in New South Wales were approximately A$595 ($435), the largest gambling expenditures per adult citizen in all of the Australian states. The following chart compares gambling expenditures per adult citizen of the various Australian states in 1992-1993.

                   AUSTRALIA GAMBLING EXPENDITURES 1992-1993

                                          PERCENTAGE              PERCENT OF
                            GAMBLING       OF TOTAL      ADULT      TOTAL    EXPENDITURES
                         EXPENDITURES/1/ EXPENDITURES POPULATION  POPULATION  PER CAPITA
                         --------------- ------------ ----------- ---------- ------------
                           (MILLIONS)                 (THOUSANDS)
New South Wales.........    A$2,667.3        44.9        4,484       34.2      A$594.9
Victoria................      1,112.7        18.7        3,345       25.5        332.7
Queensland..............        984.4        16.6        2,270       17.3        433.7
South Australia.........        345.3         5.8        1,107        8.5        311.9
Western Australia.......        513.7         8.7        1,221        9.3        420.7
Tasmania................        119.1         2.0          345        2.6        345.3
ACT.....................        139.5         2.3          218        1.7        542.1
Northern Territory......         58.4         1.0          114        0.9        511.9
                            ---------       -----       ------      -----
  Total.................    A$5,940.4       100.0       13,104      100.0
                            =========       =====       ======      =====

Source: Australian Gambling Statistics 1973 to 1993, The Tasmanian Gaming Commission.

  Leighton Properties Pty Limited ("Leighton Properties") has agreed to construct the Sydney Harbour Casino (including the temporary casino) for A$691.0 million ($505.1 million). Under the terms of the construction contract, the temporary casino must be completed nine months, and the permanent casino must be completed 38 months, after the issuance of the casino license. In the event that the permanent Sydney Harbour Casino is not completed within such time period, the construction contract provides for liquidated damages of A$150,000 ($109,650) per day. Additionally, SHCL is indemnified against any loss arising from the contractor's failure to perform its obligations under the construction contract.

  The cost of the Sydney Harbour Casino, including licensing fees, is anticipated to be approximately A$1.2 billion ($867.7 million). The Company and Leighton Properties have agreed to invest A$135.0 million ($98.7 million) and A$25.0 million ($18.3 million), respectively, in SHCL for equity stakes of approximately 27% and 5%, respectively. In addition, each of the Company and Leighton Properties has options to purchase an additional 7% of the fully diluted equity of SHCL. The options may be exercised no earlier than July 1, 1998 and expire June 30, 2000 and have an exercise price of A$1.15 per share. Upon the issuance of the casino license, and prior to the exercise of any outstanding options, SHCL will have 505,000,000 shares outstanding, consisting of 135,000,000 ordinary shares owned by Showboat Australia Pty Limited ("Showboat Australia"), an indirect wholly owned subsidiary of the Company, 25,000,000 ordinary shares owned by Leighton Properties, and 345,000,000 preferred ordinary shares owned by certain institutional investors. SHCL is expected to become a publicly listed company on the Australian Stock Exchange within six months of receiving the casino license.

  Additional funds for the construction of the Sydney Harbour Casino will be obtained through bank financing of A$500.0 million ($365.5 million), a working capital facility of A$50.0 million ($36.6 million), an offering of securities to institutional investors of A$345.0 million ($252.2 million) for an approximately 68% ownership in SHCL, and cash flow from the operation of the temporary casino of approximately A$132.0 million ($96.5 million). SHCL has received firm commitments for all of these anticipated financing requirements, which total approximately A$895.0 million ($654.3 million). In addition, SHCL has granted options to certain parties that were involved in the preliminary bidding for the New South Wales casino license to purchase approximately 4% of the equity of SHCL. Options to purchase 15,150,000 preferred ordinary shares have been granted and are exercisable at any time prior to the issuance of the casino license at an exercise price of A$1.00 per share and options to purchase 5,050,000 ordinary shares have been granted and are exercisable between June 1, 1998 and June 30, 2000 at an exercise price of A$1.15 per share.
- ---------------------
  /1/As a measure of gambling expenditures, The Tasmanian Gaming Commission includes both racing related gambling (racecourse and off-course betting on horse and greyhound races) and gaming related gambling (lotteries, poker machines, casino gaming and other minor gaming).

  SHCL has entered into an agreement (the "Facility Agreement") with the Commonwealth Bank of Australia ("CBA") to obtain a loan in the amount of A$500.0 million ($365.5 million) to finance a portion of the development and construction of the Sydney Harbour Casino. SHCL will also obtain from CBA a working capital facility in the amount of A$50.0 million ($36.6 million) for working capital purposes. The A$500.0 million construction facility will convert to a seven-year term loan upon completion of the Sydney Harbour Casino. The term loan will be amortized by mandatory repayments specified in the Facility Agreement. The Facility Agreement also requires that the Company remain the beneficial owner of not less than 10% of the issued ordinary shares of SHCL for a period of not less than five years after completion of the permanent Sydney Harbour Casino and remain the beneficial owner of not less than 5% of the issued ordinary shares of SHCL for an additional two years thereafter. The Facility Agreement further restricts SHCL's ability to declare or pay any dividend (other than a permitted preferred ordinary dividend) or make distributions to stockholders, except under certain conditions as specified in the Facility Agreement. The Facility Agreement contains additional customary financial covenants. In connection with the Facility Agreement, CBA will receive options to acquire 17,250,000 preferred ordinary shares at an exercise price of A$1.10 per share. These options may be exercised no earlier than July 1, 1998 and expire five years from the date of the agreement granting such options.

  Institutional investors have committed to purchase 345,000,000 preferred ordinary shares of SHCL for A$345.0 million ($252.2 million). The preferred ordinary shares are entitled to a cumulative dividend of A$.05 per share per annum for the three fiscal years ended June 30, 1997, 1998 and 1999. Immediately prior to the issuance of the casino license, the underwriter for the institutional investor offering of the preferred ordinary shares is required to fund the underwritten amount to SHCL in immediately available funds. The institutional investor offering has been fully committed by 24 institutional investors. Pursuant to the underwriting agreement, the underwriter of the institutional investor offering has committed to list the preferred ordinary shares on the Australian Stock Exchange within six months of the issuance of the casino license to SHCL.

  Sydney Harbour Casino Management Pty Limited (the "Manager"), a company which is 85% owned by Showboat Australia and 15% owned by Leighton Properties, will manage the temporary casino and the permanent Sydney Harbour Casino pursuant to a 99-year management agreement (the "Management Agreement"). The terms of the Management Agreement require the Manager to advise Sydney Harbour Casino Pty Limited or Sydney Harbour Casino Properties Pty Limited, wholly owned subsidiaries of SHCL, as to the casino design and configuration and the placement of all gaming equipment. The Manager also has agreed to train all employees of the Sydney Harbour Casino and to manage a high quality international class casino in accordance with the operating standards required by the NSWCCA. The NSWCCA requires a service audit to be conducted yearly by a third party so that areas of non-compliance can be identified and remedied by the Manager. The Manager will be paid a management fee equal to the sum of (i) 1 1/2% of casino revenue, (ii) 6% of casino gross operating profit, (iii) 3 1/2% of total non-casino revenue, and (iv) 10% of total gross non-casino operating profit, for each fiscal year for services rendered by the Manager pursuant to the Management Agreement. Under certain conditions, the Company has agreed to forego management fees in an amount with a present value of approximately A$19.0 million ($13.9 million). Gaming revenue from the Sydney Harbour Casino will be taxed at a rate of (i) 22.5% of slot machine revenue and
(ii) 20% of the first A$200.0 million ($146.2 million) of table game revenue, increasing 1% for each additional A$5.0 million ($3.7 million) of table game revenue, up to a maximum rate of 45%, and will also be subject to a community benefit levy of 2% of gross gaming revenue.

  In addition, each of the Company and Leighton Holdings Limited, the parent of Leighton Properties, has agreed to guarantee the obligations of Showboat Australia and Leighton Properties pursuant to their agreements with the NSWCCA, including the Company's obligation to invest an aggregate of A$135.0 million ($98.7 million) in SHCL, and to indemnify the NSWCCA for any loss as a result of the failure by either of Showboat Australia or Leighton Properties to perform their obligations under such agreements. The Company and Leighton Holdings Limited will be released from their guarantees and indemnities upon satisfaction of their obligations to invest in SHCL. The Company has secured its guarantee and indemnity with an A$8.4 million ($6.1 million) line of credit.

 EAST CHICAGO, INDIANA

  On April 12, 1994, the Indiana Partnership, owned 55% by Showboat Indiana Investment Limited Partnership, a wholly owned limited partnership ("SII"), and 45% by Waterfront Entertainment and Development, Inc., an unrelated Indiana corporation, filed its gaming application with the Indiana Riverboat Gaming Commission to operate the East Chicago Riverboat on Lake Michigan in East Chicago, Indiana. The East Chicago Riverboat is located approximately 20 minutes from downtown Chicago and approximately three miles from the Chicago city limits. Approximately 9.2 million adults reside within 120 miles of East Chicago, Indiana. The Indiana Partnership is the sole applicant for the only riverboat gaming license allocated by statute to East Chicago. The Company expects to invest approximately $30 million in the Indiana Partnership and will help the partnership obtain in excess of $75 million (currently estimated to be $90 million) in debt financing. Under the current partnership agreement, the Company will receive a 12% preferred return on its investment prior to additional partnership distributions.

  The Indiana Partnership is considering constructing a new vessel or renovating an existing vessel for its proposed gaming operations. The Indiana Partnership's application to the Indiana Riverboat Gaming Commission for the license to operate the East Chicago Riverboat proposes a riverboat with up to 60,000 square feet of casino space containing approximately 2,300 slot machines and 80 table games. The East Chicago Riverboat dock-side facility is also expected to include up to three restaurants, a 5,000 square foot sports lounge and a parking garage for 2,000 cars. The Company is continuing to evaluate the East Chicago market and construction costs for the project and may modify the riverboat configuration in the future.

  The Indiana Riverboat Gaming Act permits the operation of up to 11 riverboats, of which five riverboats, including the Indiana Partnership's vessel, will operate on Lake Michigan. The Company anticipates that, subject to the successful resolution of the lawsuit challenging the constitutionality of Indiana's Riverboat Gaming Act, the first licensed riverboat on Lake Michigan will be located in Gary, Indiana, and that the East Chicago Riverboat will open in 1996. See "Certain Considerations--New Gaming Jurisdictions and Expansion Opportunities." No gaming facility is in operation in Indiana at this time. Illinois has authorized four gaming licenses, each limited to 1,200 gaming positions, to operate riverboat casinos in the Chicago metropolitan area. Riverboat operators holding three of such licenses currently operate six riverboats and an operator holding the fourth license is expected to commence gaming operations in late 1994. Additionally, the Illinois legislature is considering expanding gaming in the Chicago metropolitan area with the proposed operation of five riverboats in downtown Chicago.

 ST. REGIS MOHAWK TRIBAL RESERVATION, HOGANSBURG, NEW YORK

  In April 1994, the Company, through Showboat Mohawk Investment Limited Partnership, a wholly owned limited partnership ("SMI"), and the St. Regis Mohawk Tribe entered into agreements to develop, construct, manage and operate a Class III gaming establishment on the St. Regis Mohawk Tribal Reservation in Hogansburg, New York. On October 15, 1993, the Governor of the State of New York signed a compact (the "New York Compact") with the St. Regis Mohawk Tribe, permitting Class III gaming on the St. Regis Mohawk Tribe's reservation. Class III games under the New York Compact include blackjack, craps, roulette, best hand poker, big six, keno, and other authorized games but do not include slot machines. The agreements must be approved by the NIGC prior to being effective. In July 1994, the St. Regis Mohawk Tribe withdrew all gaming contracts submitted for approval to the NIGC, including the agreements with the Company, to permit tribal members to review such contracts. The agreements contemplate that SMI will initially operate Class III games in an approximately 30,000 square foot casino containing approximately 130 table games. Under the agreements as originally proposed, the Company expected to lend approximately $30 million for a term of five years, at a rate of 15% per annum, to the St. Regis Mohawk Tribe for the purchase of an existing building which would be expanded to house the casino, for certain improvements to the building and for working capital purposes. The Company anticipates that it will fund the loan to the St. Regis Mohawk Tribe from funds available from cash flow from operations or external financing. SMI will receive a management fee of 20% of earnings before interest, taxes and depreciation throughout the management term of five years, subject to a maximum of 30% of earnings before taxes.

  The St. Regis Mohawk reservation is located on the New York State/Canadian border approximately 75 miles south of Montreal. Approximately 4.6 million adults live within 120 miles of Hogansburg, New York. For a five-year period, the tribal management agreement restricts gaming on the reservation to one other casino containing in excess of 5,000 square feet, three casinos containing no more than 5,000 square feet of gaming space and the Mohawk Bingo Palace, which is limited to Class II games, such as bingo, pull-tabs, tip jars, lotto and certain non-banking card games. The St. Regis Mohawk Tribe has entered into a management/construction agreement with a second operator to construct a casino that is expected to be approximately 40,000 square feet. Any additional casinos must be located east of the St. Regis Casino making the St. Regis Casino the first Class III casino visitors will encounter upon entering the St. Regis Mohawk Reservation from the International Bridge to Canada and other major highways leading to the reservation. The casino will also compete with a 35,000 square foot casino in Montreal containing 1,250 slot machines and 65 table games and a casino operated on the Oneida reservation in Verona, New York, approximately 130 miles south of Hogansburg, New York, containing 136 table games. The Montreal casino has announced plans to expand its casino to 50,000 square feet containing 1,700 slot machines and 100 table games and Ottawa, Canada has announced its intention to open a casino containing 35,000 square feet of gaming space in 1996-1997.

  The St. Regis Mohawk Tribe is governed by a body of three chiefs, with one chief elected annually for a three-year term. In June 1994, members of the St. Regis Mohawk Tribe elected a chief who had indicated an intent to re-examine the New York Compact and the agreements pending before the NIGC between the St. Regis Mohawk Tribe and prospective gaming operators, including the Company. Certain tribal leaders have indicated they may seek to amend certain terms of the agreements. No assurance can be given that the proposed agreements will be consummated in their present form or that the St. Regis Mohawk Tribe or the Company will pursue the St. Regis Casino development.

                             CERTAIN CONSIDERATIONS

  Each prospective investor should carefully consider the following factors, among others, in evaluating the Company before purchasing the Notes offered hereby.

  Leverage and Debt Service. As of March 31, 1994, the Company had long-term obligations of approximately $279.6 million, inclusive of current maturities. After giving effect to the Note Offering, the Company will have long-term obligations of approximately $429.6 million, inclusive of current maturities.

  After giving effect to the Note Offering, the Company will have significant interest expense. The Company's ratio of earnings to fixed charges was 1.67 to 1 and 1.60 to 1 for the year ended December 31, 1993 and the three months ended March 31, 1994, respectively. On a pro forma basis after giving effect to the Note Offering, the Company's ratio of earnings to fixed charges would have been
1.09 to 1 and 1.05 to 1 for the year ended December 31, 1993 and the three months ended March 31, 1994, respectively. The Company's ability to satisfy its obligations is dependent upon its future performance, which will be subject to prevailing economic conditions and to financial, business and other factors, including factors beyond the control of the Company, affecting the business operations of the Company. If the Company is unable to generate sufficient cash flow from operations in the future, it may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained on terms that are favorable or acceptable to the Company.

  Subordination. The Notes will be subordinated in right of payment to all Senior Debt of the Company. In addition, the Subsidiary Guarantees will be subordinated to all Senior Debt of the Guarantors. In the event of the bankruptcy, liquidation or reorganization of the Company or any of the Guarantors, the assets of the Company or such Guarantor will be available to pay obligations on the Notes only after all Senior Debt of the Company or such Guarantor has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. In addition, the Notes are structurally subordinated to indebtedness of the Company's subsidiaries that are not Guarantors. Additional indebtedness, including Senior Debt, may be incurred by the Company and its subsidiaries from time to time, subject to the terms of the Indenture and the Company's then outstanding indebtedness.

  Sydney Harbour Casino--Need to Obtain Permits and Financing; Risk of Construction Delays. The Company has not yet received (i) a casino license to operate the Sydney Harbour Casino or (ii) the approval and permits necessary for the development and construction of temporary and permanent sites for the Sydney Harbour Casino ("Development Approval"). The Company is currently in the process of satisfying certain pre-conditions for the issuance of the casino license from the NSWCCA and Development Approval from the Minister for Planning and Housing. While the Company anticipates that it will secure the casino license and Development Approval, there is no assurance that it will be able to obtain such casino license, Development Approval, or other licenses, permits and authorizations. Subsequent to receiving all requisite licenses, permits and authorizations for the Sydney Harbour Casino, the project will be subject to the risks of delay and higher expenses to which construction projects of this type are exposed due to factors such as shortages of materials or skilled labor, unforeseen engineering, environmental and/or geological problems, work stoppages and weather interference. Accordingly, there can be no assurance that the Sydney Harbour Casino will be completed or completed in a timely manner and within budget.

  The total cost for the Sydney Harbour Casino, including licensing fees, is anticipated to be approximately A$1.2 billion ($867.7 million). The Company has agreed to invest A$135.0 million ($98.7 million) for the development and construction of the Sydney Harbour Casino. Additional funds for the construction of the Sydney Harbour Casino will be obtained through bank financing of A$500.0 million ($365.5 million), a working capital facility of A$50.0 million ($36.6 million), a A$25.0 million ($18.3 million) equity investment by Leighton Properties, an offering of securities to institutional investors in Australia of A$345.0 million ($252.2 million) for an approximately 68% ownership in SHCL, and cash flow from the operation of the temporary casino of approximately A$132.0 million ($96.5 million). While SHCL has received firm commitments on its anticipated external financing requirements, in the event that additional funds should become necessary to complete the Sydney Harbour Casino, there can be no assurance that additional funds will be available on acceptable terms, if at all, or that such funds will be sufficient to fund the construction. Any such failure to secure additional financing sufficient to fund the development and construction of the Sydney Harbour Casino, if necessary, would have a material adverse impact upon the Company's expansion plans and on the financial condition of the Company.

  The NSWCCA retains the right to determine that SHCL is no longer capable of fulfilling the terms of its agreement with the NSWCCA, primarily because of an inability to obtain Development Approval. In such circumstances, a non-preferred applicant would be given the opportunity to obtain development approval for its project. If successful in such an endeavor, such non-preferred applicant could be granted the casino license.

  Competition. The Atlantic City Showboat competes with 11 other casino hotels in Atlantic City containing, in the aggregate, approximately 788,000 square feet of casino space and 8,420 rooms. In addition, the Atlantic City Showboat competes with Foxwood's High Stakes Bingo and Casino on the Mashantucket Pequot Indian Reservation in Ledyard, Connecticut. Competition among casino hotels in Atlantic City is intense. Casino hotels in Atlantic City generally compete on the basis of promotional allowances, entertainment, advertising, service provided to patrons, caliber of personnel, attractiveness of the hotel and casino areas and related amenities.

  The Las Vegas Showboat competes generally with approximately 119 casinos in Clark County, Nevada, which includes the cities of Las Vegas, Henderson, Laughlin and Mesquite. Competition among casinos in Clark County is intense. The Company has experienced increased competition from new and existing Las Vegas hotel casinos which have also sought to attract slot machine players and Las Vegas-area residents, including construction of a new hotel casino and renovation of another hotel casino which are located on Boulder Highway near the Las Vegas Showboat. The Company anticipates continuing increased competition for these customers.

  The Showboat Star Casino currently experiences direct competition in its primary market area. As of March 31, 1994, the state of Louisiana had authorized the licensing of 15 riverboat casinos, six of which will operate in the New Orleans area. The Showboat Star Casino and one other riverboat located on Lake Charles in southwestern Louisiana were the only riverboat casinos operating in Louisiana as of December 31, 1993. A third riverboat opened in New Orleans on February 10, 1994. Additionally, a license has been awarded to operate a single land-based casino in New Orleans, which is expected to be one of the larger land-based casinos in the United States. The land-based casino is anticipated to commence operations in a temporary facility in late 1994. The Showboat Star Casino also competes with 13 casinos approximately 50 miles away to the east on the Mississippi Gulf Coast. Mississippi permits dock-side gaming and casinos in Mississippi, unlike the Showboat Star Casino, do not have a state-imposed admissions tax. To compete with the Mississippi casinos, the Showboat Star Casino pays the admissions tax as a complimentary item to its patrons. The Company expects that greater competition will occur as the emerging casino industry matures in Louisiana and elsewhere in the Southern United States.

  The Company believes that the growing legalization of casino gaming in states other than New Jersey and Nevada, including Colorado, Connecticut, Illinois, Iowa, Indiana, Louisiana, Mississippi, Missouri, and South Dakota, and on various Indian reservations has not to date had a material adverse impact on its operations. The legalization of casino and other gaming venues in states close to Nevada, particularly California, or in or near New Jersey, particularly Delaware, Maryland, New York or Pennsylvania, may have a material adverse effect on the Company's business. Gaming legislation has been introduced, but not passed, in Pennsylvania.

  The Company expects that many riverboat casinos, land-based casinos, and Indian gaming will be licensed eventually throughout the United States. Moreover, each announced opportunity will compete with other nearby gaming operations. See "The Company--Expansion Opportunities." Some of these gaming operations may be owned by companies that are larger and have significantly greater financial and other resources than the Company. Given these factors, it is possible that substantial competition will arise which could adversely affect the Company's existing and proposed operations. The Company's ability to maintain its competitive position may require the expenditure of significant funds on an ongoing basis at all of its casino properties.

  New Gaming Jurisdictions and Expansion Opportunities. The Company is actively pursuing potential gaming opportunities in certain jurisdictions where gaming has recently been legalized, as well as jurisdictions where gaming is not yet, but is expected soon to be legalized. There can be no assurance that legislation to legalize gaming will be enacted in any additional jurisdictions, that any properties in which the Company may have invested will be compatible with any gaming legislation so enacted, that legalized gaming will continue to be authorized in any jurisdiction or that the Company will be able to obtain the required licenses in any jurisdiction. In addition, the constitutionality of Indiana's Riverboat Gambling Act is currently being challenged by a lawsuit seeking to declare the portion of the Riverboat Gambling Act that treated the manner in which gaming was approved in Lake County, Indiana (the county in which East Chicago is located) differently than certain other Indiana counties unconstitutional. On May 19, 1994, the Porter County Superior Court issued a ruling that such provisions of the Riverboat Gambling Act are unconstitutional and ordered the Indiana Gaming Commission to cease all activity, except background investigations, in the process of licensing riverboats until such time as the legislature cures the constitutional defects in the legislation or until further order of the Porter County Superior Court or the Indiana Supreme Court. No assurance can be given that the order of the Porter County Superior Court will be vacated by such court, overturned by the Indiana Supreme Court, or cured by the Indiana legislature.

  Furthermore, competition for the development of new gaming opportunities has intensified as established and newly organized gaming companies compete for a limited number of sites and licenses. There can be no assurance that attractive opportunities to develop new gaming operations will be available to the Company.

  The Company may invest in real property related to potential gaming opportunities. Such investments are subject to the risks generally incident to the ownership of real property, including changes in economic conditions, environmental risks, governmental regulations and other circumstances over which the Company may have little or no control. There can be no assurance that the Company will be able to recover its investment in any such property.

  Risks of Potential Disruptions from Construction. Construction on the proposed $15 million renovation of the Las Vegas Showboat is expected to begin by the end of 1994 and will be completed by the spring of 1995. The renovation project may disrupt casino operations and will require, from time to time, that portions of the casino area be temporarily closed. In addition, construction of the proposed expansion, which is subject to available financial resources, will require the closing of 150 existing hotel rooms in the rear of the facility. Although, the Company does not believe the resulting decrease in hotel revenues will be significant, the resulting loss of casino revenues from its hotel market segment could be significant. Any significant disruption in casino operations, coupled with the expected decrease in hotel and casino revenues, could have a material adverse effect on the Company's business and results of operations.

  Relationship With Tribes and Effect of Indian Sovereignty. Good relations with the St. Regis Mohawk Tribe are critical to the success of the St. Regis Casino. The Company believes that its ability to enter into agreements with the St. Regis Mohawk Tribe has been attributable, in large part, to the reputation it has achieved with tribe officials. Indian tribes are sovereign nations with their own governmental systems. Tribal officials are subject to replacement by appointment or election. The Company's relationship with the St. Regis Mohawk Tribe may improve or deteriorate under new administrations. A deterioration of the Company's reputation and relationships with officials of the St. Regis Mohawk Tribe could have a material adverse effect upon the development and operation of the St. Regis Casino.

  The St. Regis Mohawk Tribe is governed by a body of three chiefs, with one chief elected annually for a three-year term. In June 1994, members of the St. Regis Mohawk Tribe elected a chief who had indicated an intent to re-examine the New York Compact and the agreements pending before the NIGC between the St. Regis Mohawk Tribe and prospective gaming operators, including the Company. In July 1994, the St. Regis Mohawk Tribe withdrew all gaming contracts submitted for approval to the NIGC, including the agreements with the Company, to permit tribal members to review such contracts. Certain tribal leaders have announced publicly that they may amend certain provisions of the agreements. No assurance can be given that the proposed agreements will be consummated in their present form or that the St. Regis Mohawk Tribe or the Company will pursue the St. Regis Casino development.

  In addition to all the usual risks associated with the development of the St. Regis Casino, the Company faces certain risks peculiar to dealing with Indian tribes, including the uncertain applicability of federal and state laws as they relate to Indian tribes and the sovereignty of Indian tribes. With respect to the possible loan of up to $30 million by SMI to the St. Regis Mohawk Tribe, SMI will look exclusively to the future cash flow from casino operations as a source of repayment, rather than the general credit of the St. Regis Mohawk Tribe.

  Taxation. The Company believes that the prospect of significant additional revenue is one of the primary reasons that jurisdictions have legalized gaming. As a result, gaming companies are typically subject to significant taxes and fees in addition to normal federal and state income taxes, and such taxes and fees are subject to increase at any time. The Company pays substantial taxes and fees with respect to its operations and will likely incur similar burdens in any other jurisdiction in which it may conduct gaming operations in the future. In addition, there have been suggestions from time to time to tax all gaming establishments at the federal level. Any increase in the Company's tax rates would adversely affect the Company. See "Regulation."

  Loss of a Riverboat From Service. A riverboat, such as the Showboat Star Casino and the proposed East Chicago Riverboat, could be lost from service for a variety of reasons, including casualty, mechanical failure or extended or extraordinary maintenance or inspection. U.S. Coast Guard regulations require a hull inspection for all riverboats at five-year intervals. The Showboat Star Casino will be due for this inspection in late 1999. To comply with this inspection requirement, which could take a substantial amount of time, the Showboat Star Casino and any other riverboat that the Company operates in the future must be taken to a U.S. Coast Guard approved dry docking facility.

  Hotel/Gaming Business. The Company is subject to the risks inherent in the hotel and gaming operations business. Gaming activity can vary significantly as a result of a number of factors, including the competitive environment, hotel occupancy rate, and general economic conditions, and is subject to substantial governmental regulation. See "Regulation." Additionally, hotel and gaming operations are subject to the imposition of special taxes or assessments by regulatory bodies. Any new tax or assessment may have an adverse impact on the Company's operations.

  Regulatory Matters. The ownership and operation of the Las Vegas Showboat, the Atlantic City Showboat and the Showboat Star Casino are subject to extensive regulation by state and local gaming authorities in Nevada, New Jersey, Louisiana and in other states and foreign countries the Company may conduct business in the future (collectively, the "Gaming Authorities"). The Company may be required to disclose to the Gaming Authorities, upon request, the identities of the holders of the Notes. The Gaming Authorities may, in their discretion, (i) require holders of debt securities of the Company to file applications in states in which the Company does business; (ii) investigate such holders; and (iii) require such holders to be found suitable or qualified to own such securities. Pursuant to the regulations of the Gaming Authorities, the Company may be sanctioned, including the loss of its approvals, if, without prior approval of the Gaming Authorities, it (i) pays to the unsuitable or unqualified person any dividend, interest or other distribution; (ii) recognizes any right including, but not limited to, voting rights of such unsuitable or unqualified person conferred by the securities; (iii) pays the unsuitable or unqualified person remuneration in any form; or (iv) makes any payments to the unsuitable or unqualified person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction. See "Regulation."

  Market for the Notes. The Notes will constitute a new issue of securities with no established trading market and the Company does not intend to list the Notes on any national securities exchange. The Underwriter has advised the Company that it currently intends to make a market in the Notes, but they are not obligated to do so and may discontinue such market-making activity at any time. No assurance can be given that an active public or other market will develop for the Notes or as the liquidity of the trading market for the Notes.

  Development of New Facilities. The development of any significant new venture which requires the Company to make a substantial capital investment may require additional debt or equity financing. There can be no assurance that the cash flow generated by the operations of the Company or any other new venture will be sufficient to service any additional debt which may be incurred in connection therewith. In addition there can be no assurance that additional financing can be obtained which is acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  The opening of any new facility or expansion of an existing facility will be contingent upon the completion of construction, hiring and training of experienced management and sufficient personnel and receipt of all regulatory licenses, permits, allocations and authorizations. The scope of the approvals required to construct and open a new facility or expand an existing facility may be extensive, and the failure to obtain such approvals could prevent or delay the completion of construction or opening of all or part of such facilities or otherwise affect the design and features of the project. Major construction projects, such as a new casino development, entail significant risks, including management's ability to control and manage such projects effectively, shortages of materials or skilled labor, engineering, environmental or regulatory problems, work stoppages, weather interference and unanticipated cost increases. Accordingly, there can be no assurance that any project will be completed on time or within budget or that unanticipated delays or cost increases will not have a material adverse effect on any project.

  The Company is pursuing a number of gaming opportunities. In many cases, the Company is competing against other gaming companies, some of which may have greater financial resources. There can be no assurance that these opportunities will be realized by the Company. The Company reserves the right to cease pursuing any of the gaming opportunities at any time.

                                USE OF PROCEEDS

  The net proceeds from the Note Offering, after deducting underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $144.7 million. The Company currently intends to apply such net proceeds to (i) invest A$135 million ($98.7 million) for an approximately 27% equity interest in SHCL, which has been selected as the preferred applicant to build, manage and operate the sole full-service casino in Sydney, Australia,
(ii) renovate the Las Vegas Showboat in order to upgrade the facility to current building codes, replace the existing power plant facility and add a 900-space parking garage at a cost of approximately $15 million, and (iii) invest approximately $30 million in the Indiana Partnership, the sole applicant to obtain the only riverboat gaming license in East Chicago, Indiana. In the event that the Company determines not to pursue any of the expansion opportunities listed above, the Company will use any remaining net proceeds for other expansion opportunities, capital improvements to existing properties or general corporate purposes.

  The Company is required to place $100.0 million of the net proceeds of the Note Offering into an escrow account, which may only be used to fund the Company's investment in SHCL. In the event that Australian Gaming Approval or Management Contract Approval (as defined herein) has not occurred on or prior to the first anniversary date of the Note Offering, the Company will be obligated to make an offer to repurchase an amount of Notes and certain other indebtedness of the Company equal to the amount in the escrow account. See "Description of Notes--Repurchase at the Option of Holders--Escrow Account."

                                 CAPITALIZATION

  The following table sets forth the consolidated capitalization of the Company as of March 31, 1994, and as adjusted as of such date to give effect to the Note Offering. This table should be read in conjunction with the attached consolidated financial statements and the related notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                         MARCH 31, 1994
                                                      ---------------------
                                                                    AS
                                                       ACTUAL   ADJUSTED(1)
                                                           (IN THOUSANDS)
Cash................................................. $107,458   $252,183
                                                      ========   ========
Current maturities of long-term debt.................    2,549      2,549
                                                      ========   ========
Long-term debt (excluding current maturities)
  9 1/4% First Mortgage Bonds due 2008............... $275,000   $275,000
  Capitalized lease obligations......................    2,021      2,021
    % Senior Subordinated Notes......................      --     150,000
                                                      --------   --------
    Total long-term debt.............................  277,021    427,021
Shareholders' equity(2)
  Common Stock, par value $1.00; 50,000,000 shares
   authorized; 15,794,578 shares issued..............   15,795     15,795
  Additional paid-in capital.........................   71,437     71,437
  Retained earnings..................................   57,693     57,693
  Cost of Common Stock in treasury; 809,383 shares...   (6,328)    (6,328)
  Unearned compensation for restricted stock.........      (36)       (36)
                                                      --------   --------
    Total shareholders' equity.......................  138,561    138,561
                                                      --------   --------
      Total capitalization........................... $415,582   $565,582
                                                      ========   ========

- ---------------------
(1) Adjusted to give effect to the Note Offering.

(2) Excludes (a) 671,120 shares of Common Stock issuable upon exercise of vested options which have not yet been exercised and (b) 150,000 shares of Common Stock issuable upon exercise of outstanding warrants granted as of May 6, 1994.

                     SELECTED CONSOLIDATED FINANCIAL DATA

  The selected consolidated financial data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for, and as of the end of, each of the years in the five-year period ended December 31, 1993 are derived from the consolidated financial statements of Showboat, Inc. and subsidiaries, which consolidated financial statements have been audited by KPMG Peat Marwick, independent certified public accountants. The selected data presented for the three months ended March 31, 1993 and 1994 are derived from unaudited financial statements of the Company which, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the information set forth therein. The consolidated financial statements referred to above are included elsewhere in this Prospectus.

                                                                            THREE MONTHS
                                                                                ENDED
                                   YEAR ENDED DECEMBER 31,                    MARCH 31,
                         ------------------------------------------------  ----------------
                           1989      1990      1991      1992      1993     1993     1994
                               (IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
STATEMENT OF INCOME DA-
 TA:
 Net revenues........... $342,354  $334,247  $331,560  $355,236  $375,727  $85,496  $88,779
 Total expenses.........  311,247   306,482   296,059   308,728   329,458   77,811   80,931
                         --------  --------  --------  --------  --------  -------  -------
 Income from operations
  of consolidated
  subsidiaries..........   31,107    27,765    35,501    46,508    46,269    7,685    7,848
 Equity in income (loss)
  from unconsolidated
  affiliate.............      --        --        --        --       (850)     --     3,240
                         --------  --------  --------  --------  --------  -------  -------
 Income from operations.   31,107    27,765    35,501    46,508    45,419    7,685   11,088
 Interest expense,
  net(1)................   24,870    25,236    25,399    23,894    21,481    4,499    5,399
 Gain on sale of
  property..............   (4,897)      --        --        --        --       --       --
 Income tax expense.....    4,068     1,448     4,088     6,757    10,474    1,265    2,249
                         --------  --------  --------  --------  --------  -------  -------
 Income before
  extraordinary items
  and cumulative effect
  adjustment............    7,066     1,081     6,014    15,857    13,464    1,921    3,440
 Extraordinary items and
  cumulative effect
  adjustment............      --      3,970       180    (3,408)    6,123      556      --
                         --------  --------  --------  --------  --------  -------  -------
 Net income.............    7,066     5,051     6,194    12,449     7,341    2,477    3,440
 Net income per share...     0.62      0.45      0.55      1.08      0.49     0.16     0.23
 Cash dividends declared
  per share.............     0.235     0.10      0.10      0.10      0.10     0.025    0.025
 Ratio of earnings to
  fixed charges(2)......     1.32x     1.06x     1.29x     1.68x     1.67x    1.42x    1.60x
OTHER DATA:
 EBITDA(3).............. $ 50,696  $ 50,138  $ 61,193  $ 68,520  $ 69,572  $12,825  $15,109
 Depreciation and
  amortization..........   19,589    22,373    25,692    22,012    23,303    5,140    6,361
 Capital expenditures...   20,497    44,020    13,203    23,092    63,600   17,769   20,488
 EBITDA/Interest
  expense, net..........     2.04x     1.99x     2.41x     2.87x     3.24x    2.85x    2.80x
 Net debt(4)/EBITDA.....     3.54x     3.87x     2.85x     1.60x     2.27x     --      2.40x
PRO FORMA DATA(5):
 Interest expense, net..                                         $ 36,176  $ 8,828  $ 8,814
 EBITDA/Interest
  expense, net..........                                             1.92x    1.45x    1.71x
 Net debt/EBITDA........                                             2.34x     --      2.47x


                                       DECEMBER 31,                  MARCH 31,
                         ---------------------------------------- ----------------
                          1989    1990    1991    1992     1993    1993     1994
BALANCE SHEET DATA:
 Cash and cash
  equivalents........... $46,277 $37,550 $38,690 $99,601 $122,787 $34,767 $107,458
 Total assets........... 322,808 331,950 320,032 384,900  470,700 333,576  482,475
 Long-term debt
  (including current
  maturities)........... 225,812 231,591 213,004 209,116  280,617 158,036  279,570
 Shareholders' equity...  55,663  58,848  64,133 126,018  135,158 128,375  138,561

- -------------------
(1) Interest expense, net of capitalized interest and interest income.
(2) The ratio of earnings to fixed charges has been computed by dividing earnings available for fixed charges (income before income taxes, extraordinary items and cumulative effect adjustment plus fixed charges less capitalized interest) by fixed charges (interest expense plus capitalized interest plus the portion of rental expenses deemed to represent interest).
(3) EBITDA is defined as income from operations of consolidated subsidiaries before depreciation and amortization plus cash distributions from unconsolidated subsidiaries. Cash distributions from unconsolidated subsidiaries were $0 from 1989 through 1993 and were $0.9 million in the three months ended March 31, 1994.
(4) Net debt is defined as long-term debt, inclusive of current maturities, less cash, at the end of the period.

(5) The pro forma data give effect to (i) the Note Offering at an assumed interest rate of 12 1/4%, and (ii) the sale by the Company on May 18, 1993 of $275 million aggregate principal amount of 9 1/4% First Mortgage Bonds due 2008 and the application of the net proceeds therefrom to repay certain indebtedness, in each case as if such transaction had occurred as of the first day of the period presented. The pro forma data assume that interest income is earned on cash balances at a rate of 3.0% in 1993 and 3.5% in 1994. If the interest rate on the Notes is increased or decreased by 1/4%, interest expense, net will increase or decrease, respectively, by $375,000.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries, Showboat Development Company ("SDC"), Showboat Operating Company ("SBOC") and Ocean Showboat, Inc. ("OSI"). They also include SDC's wholly owned subsidiaries LPSI, Showboat Mohawk, Inc. ("SBM"), Showboat Indiana, Inc. ("SBI") and Showboat Louisiana, Inc. ("SBL") and OSI's wholly owned subsidiaries, Atlantic City Showboat, Inc. ("ACSI") and Ocean Showboat Finance Corporation ("OSFC"). The Company and its subsidiaries operate the Atlantic City Showboat, the Las Vegas Showboat and the Showboat Star Casino.

RESULTS OF OPERATIONS

 Recent Results

  The Company had EBITDA of $20.9 million for the three months ended June 30, 1994 and $38.3 million for the six months ended June 30, 1994, compared to $17.6 million and $30.4 million for the corresponding periods in 1993, an increase of 18.6% and 26.0%, respectively. The Company's net income for the three months ended June 30, 1994 was $5.4 million ($.35 per share) and for the six months ended June 30, 1994 was $8.8 million ($.58 per share). During the same periods in 1993, the Company earned $3.8 million ($.24 per share) and $5.7 million ($.37 per share) before an extraordinary loss and a cumulative effect adjustment related to a change in accounting method. Including these adjustments, the Company had a loss of $2.9 million ($.20 per share) and $.5 million ($.04 per share) for the three months ended June 30, 1993 and the six months ended June 30, 1993, respectively. The Company's improved performance for the 1994 periods was primarily a result of the additional casino space at the Atlantic City Showboat added in late May 1994, and the opening of the Showboat Star Casino in November 1993. Revenues for the Company also improved to $102.9 million for the three months ended June 30, 1994 and $191.7 million for the six months ended June 30, 1994, compared to $92.7 million and $178.2 million for the corresponding periods in 1993.

 Three Months Ended March 31, 1994 Compared to Three Months Ended March 31,
1993

 REVENUES

  Net revenues for the Company increased to $88.8 million in the quarter ended March 31, 1994 compared to $85.5 million in the same period in 1993, an increase of $3.3 million or 3.8%. Casino revenues increased $1.6 million or 2.2% to $76.9 million in the quarter ended March 31, 1994 from $75.3 million in 1993. Nongaming revenues, which consist principally of food, beverage, room and bowling revenues and management fees, were $18.9 million in the first quarter of 1994, compared to $17.3 million in 1993, an increase of 9.1%.

  The Atlantic City Showboat generated $66.3 million of net revenues in the quarter ended March 31, 1994 compared to $64.8 million in the same period in the prior year, an increase of $1.5 million or 2.3%. Casino revenues were $60.5 million in the three months ended March 31, 1994 compared to $59.7 million for the same period in the prior year, an increase of $.8 million or 1.4%. The increase in casino revenues was due primarily to poker revenue of $.7 million and simulcasting revenue of $.5 million recognized for the three months ended March 31, 1994. The poker and simulcasting facilities were not open in the same period in the prior year. This increase was offset by a $.6 million or 1.3% decrease in slot revenues to $44.1 million for the three months ended March 31, 1994 compared to $44.7 million for the same period in the prior year. During the first quarter of 1993, slot revenues included the effect of a $.8 million reversal for a progressive slot accrual. The decrease in slot revenue was also affected by the harsh winter weather experienced during the first quarter of 1994. The inclement weather was a factor in the results for the total Atlantic City market as gross slot revenues declined 3.7% in that market.

  At the Las Vegas Showboat, net revenues increased to $21.6 million in the quarter ended March 31, 1994 from $20.7 million in the same period in 1993, an increase of $.9 million or 4.2%. The greatest improvement in revenues was realized in the casino where revenues increased to $16.4 million in the first quarter of 1994 from $15.6 million in the first quarter of 1993, an increase of $.8 million or 5.1%. This is consistent with the increased customer volume as a result of certain marketing activities. Slot revenues accounted for 81.7% of casino revenues in the first three months of 1994 and 83.3% for the same period in 1993. Improvements in nongaming revenues were due to increased hotel occupancy resulting from increased effectiveness of certain marketing activities.

  LPSI generated $.9 million in management fee revenues in the first quarter of 1994. LPSI receives management fees of 5.0% of Showboat Star Casino's net gaming revenues after gaming taxes of 18.5% and boarding fees totalling $5.00 per passenger boarding the vessel. The Showboat Star Casino, which began operations in November 1993, generated net revenues of $27.5 million in the first quarter of 1994 consisting primarily of casino revenues of $27.1 million. During the first quarter of 1994 the total number of passengers boarding the vessel was 485,726 with an average gaming win per passenger of $56.00.

 INCOME FROM OPERATIONS

  The Company's income from operations increased to $11.1 million in the quarter ended March 31, 1994 from $7.7 million in the same period in 1993, an increase of $3.4 million or 44.3% primarily as a result of improved operating results at the Atlantic City Showboat and the opening of the Showboat Star Casino in November 1993.

  The Company incurred approximately $2.3 million in expenses relating to the pursuit of expansion opportunities in jurisdictions outside of Nevada and New Jersey in the first three months of 1994 compared to $.5 million in the first quarter of 1993.

  Atlantic City Showboat's income from operations, before management fees, increased to $7.0 million in the first quarter of 1994 compared to $5.6 million for the same period in 1993, an increase of $1.4 million or 25.3%, primarily as a result of the increase in net revenues. Total operating expenses at the Atlantic City Showboat remained unchanged from the prior year at $59.2 million. Increased depreciation expense resulting from recent facility expansion was offset by a $1.1 million or a 15.2% decrease in promotional coin incentives offered in conjunction with slot marketing programs and by a $1.2 million or 10.5% decrease in general and administrative costs.

  Income from operations at the Las Vegas Showboat, which includes parent company expenses, declined to $2.4 million in the first quarter of 1994 from $2.6 million in the quarter ended March 31, 1993, a decrease of $.2 million or 9.5%. This decrease is primarily due to increased parent company expenses, increased food costs and increases in payroll and benefits due to the increased customer volume.

  Until March 1, 1994 SBL owned 30% of Showboat Star Partnership. On March 1, 1994 SBL acquired an additional 20% equity interest in Showboat Star Partnership giving SBL a total equity interest of 50%. SBL's equity in the earnings of Showboat Star Partnership for the quarter ending March 31, 1994 was $3.2 million. Showboat Star Partnership had net income of $9.1 million on net revenues of $27.5 million. Showboat Star Partnership paid a management fee of $.9 million to LPSI and distributed $.9 million to SBL as partner distributions during the first quarter of 1994.

  LPSI, which manages Showboat Star Partnership, had income from operations for the quarter ended March 31, 1994 of $.8 million. Operating expenses for LPSI for the first quarter of 1994 were $.1 million.

 OTHER (INCOME) EXPENSE

  Net interest expense increased to $5.4 million in the first quarter of 1994 up from $4.5 million in the same period in 1993, an increase of $.9 million or 20.0%. This increase is primarily the result of an increase in interest expense of $1.5 million as a result of an increase in long-term debt. The increase in interest expense was offset by a $.4 million increase in interest income as a result of increased invested cash and a $.3 million increase in capitalized interest costs associated with the Company's Atlantic City Showboat expansion.

 INCOME TAXES

  During the first quarter of 1994, the Company incurred income tax expense of $2.2 million, or an effective tax rate of approximately 40%, compared to $1.3 million, or an effective tax rate of approximately 40% in the same period in 1993. Differences between the Company's effective tax rate and statutory federal tax rates are due to permanent differences between financial and tax reporting which consisted principally of the estimated tax reporting impact of the financial reporting provision for loss on Casino Reinvestment Development Authority obligations and disallowance of certain employee needs.

 NET INCOME

  The Company recognized net income of $3.4 million for the quarter ended March 31, 1994 or $.23 per share, compared to a net income before the cumulative effect of the change in method of accounting for income taxes of $1.9 million or $.13 per share in the quarter ended March 31, 1993. Net income for the quarter ended March 31, 1993 was $2.5 million or $.16 per share.

 Year Ended December 31, 1993 (1993) Compared to Year Ended December 31, 1992
(1992)

 REVENUES

  Net revenues for the Company increased to $375.7 million in 1993 from $355.2 million in 1992, an increase of $20.5 million or 5.8%. Casino revenues increased $16.3 million or 5.2% to $329.5 million in 1993 from $313.2 million in 1992. Nongaming revenues, which consist principally of food, beverage, room and bowling revenues and management fees, were $78.3 million in 1993 compared to $71.2 million in 1992, an increase of $7.1 million or 10.0%.

  The Atlantic City Showboat generated $294.2 million of net revenues in 1993 compared to $277.3 million in 1992, an increase of $16.9 million or 6.1%. Casino revenues were $268.8 million in 1993 compared to $254.7 million in 1992, an increase of $14.1 million or 5.5%. The increase in casino revenues was due to an increase in slot machine revenues of $14.7 million or 8.0% to $196.8 million in 1993 from $182.1 million in 1992. This compares to 4.8% growth in slot machine revenues in the Atlantic City market in 1993 compared to 1992. The improved slot revenue growth experienced by the Atlantic City Showboat is attributed to an increase in slot units throughout the year to approximately 2,410 slot units at the end of 1993, up from approximately 2,070 slot units at the end of 1992, an increase of 340 slot units or a weighted average rate of 9.9%. The increase in slot machine revenues was partially offset by the $4.0 million or 5.5% decrease in table games revenues which resulted primarily from the 3.2% decline in table games revenues in the Atlantic City market during 1993 compared to 1992. Casino revenues were positively impacted by the addition of simulcasting and poker as part of the opening of Jake's Betting Parlor in the second quarter of 1993. These games contributed $2.2 million and $1.1 million, respectively, during the year ended December 31, 1993. Nongaming revenues increased $5.6 million or 12.0% in 1993 to $52.7 million from $47.1 million in 1992. This increase was attributed to promotional programs offering casino customers rooms, food and beverage at a reduced price as well as increases in complimentary services.

  At the Las Vegas Showboat, net revenues increased to $81.1 million in 1993 from $77.9 million in 1992, an increase of $3.2 million or 4.1%. Casino revenues increased $2.2 million or 3.8% in 1993 to $60.7 million from $58.5 million in 1992. Slot machine revenues showed the greatest improvement in casino revenues with an increase of $1.6 million or 3.4%. Slot machine revenues accounted for 84.2% of casino revenues in 1993 and 84.5% of casino revenues in 1992. Increases in gaming revenues were primarily the result of higher patron volume due to promotions and increased advertising. Nongaming revenues increased $1.0 million or 4.3% in 1993 to $25.1 million from $24.1 million in 1992. These increases were principally in rooms and food and beverage resulting from targeted marketing programs for rooms and promotional programs offering food at a reduced price.

  LPSI generated $.4 million in management fee revenues in 1993. LPSI receives management fees of 5.0% of the Showboat Star Casino's net gaming revenues after gaming taxes of 18.5% and boarding fees totalling $5.00 per passenger boarding the vessel. The Showboat Star Casino opened November 8, 1993 and generated net revenues of $12.0 million in 1993 consisting primarily of casino revenues of $10.9 million.

 INCOME FROM OPERATIONS

  The Company's income from operations decreased to $45.4 million in 1993 from $46.5 million in 1992, a decrease of $1.1 million or 2.3%.

  The Company incurred approximately $3.8 million in expenses relating to the pursuit of expansion opportunities in jurisdictions outside of Nevada and New Jersey in 1993 compared to $.9 million in 1992.

  Income from operations at the Atlantic City Showboat, before management fees, was $44.0 million in 1993 compared to $39.6 million in 1992, an increase of $4.4 million or 11.1%. The increase in income from operations was primarily due to increased revenues which were offset by a $12.5 million or 5.3% increase in operating expenses, before management fees, to $250.3 million in 1993 compared to $237.7 million in 1992. The increase in operating expenses was primarily due to the increased capacity and volume of business. General and administrative expenses increased due to increases in utilities and maintenance costs resulting from the expanded facility. General and administrative expenses were also impacted by an $.8 million or 13.2% increase in real estate taxes and an $.8 million parking assessment absorbed by Atlantic City Showboat. In addition, depreciation expense increased $1.3 million or 7.4% in 1993 as a result of the expansion at the Atlantic City Showboat.

  Income from operations at the Las Vegas Showboat declined $1.3 million or 16.6% in 1993 to $6.5 million from $7.8 million in 1992. The decrease was primarily due to a $4.5 million or 6.4% increase in operating expenses to $74.6 million in 1993 from $70.1 million in 1992. Increased operating expenses resulted primarily from increases in payroll and payroll related expenses, increased advertising and repairs and maintenance expenses.

  LPSI incurred a loss from operations of $.4 million which was primarily the result of administrative expenses incurred before the November 8, 1993 opening of the Showboat Star Casino.

  The loss from operations of SBL of $.9 million represents SBL's 30% share of the net loss of SBL's unconsolidated affiliate, Showboat Star Partnership. Showboat Star Partnership had a net loss of $2.8 million resulting primarily from preopening costs of Showboat Star Casino of $4.2 million in 1993, of which SBL's share was $1.3 million. Before the write-off of preopening costs, Showboat Star Partnership's income was $1.4 million of which SBL's share was $.4 million.

 OTHER (INCOME) EXPENSE

  Other (income) expense consisted of $24.7 million interest expense, net of $1.1 million of capitalized interest, and $3.2 million of interest income in 1993 compared to interest expense of $25.3 million and interest income of $1.4 million in 1992. Two offsetting factors impacted 1993 interest expense. In January 1993, the Company repurchased all of its 13% Debentures and prepaid its construction and term loan that had an outstanding balance of $17.2 million. In June 1993, the Company repurchased all of its 11 3/8% Mortgage-Backed Bonds Due 2002 (the "11 3/8% Bonds"). This resulted in a $14.4 million decrease in interest expense. This decrease was offset by the issuance in May 1993 of $275.0 million of 9 1/4% First Mortgage Bonds due 2008 (the "First Mortgage Bonds") resulting in a $15.8 million increase in interest expense. In connection with its expansion project at the Atlantic City Showboat, the Company capitalized $1.1 million of interest costs.

 INCOME TAXES

  In 1993, the Company incurred, before the income tax benefit on an extraordinary loss, income taxes of $10.5 million, or an effective rate of 43.8%, compared to $6.8 million, or an effective rate of 29.9% in 1992. Differences between the Company's effective tax rate and statutory federal tax rates are due to permanent differences between financial and tax reporting. In 1993, these differences consisted principally of $.9 million in state income taxes resulting from the utilization, for financial reporting purposes, of New Jersey net operating loss carryforwards, a $.6 million restricted interest assessment, net of tax, resulting from an Internal Revenue Service audit of prior years and $.4 million resulting from the increase in federal tax rates.

  In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 ("FAS 109"), "Accounting for Income Taxes." The Company adopted the provisions of FAS 109 effective January 1, 1993 without restating prior years' financial statements. The adoption of FAS 109 resulted in a reduction of net deferred tax liability of $.6 million and this amount was reported separately as a cumulative effect of the change in the method of accounting for income taxes in the 1993 Consolidated Statement of Income.

 NET INCOME

  In 1993, the Company realized income before an extraordinary loss on the extinguishment of debt and the cumulative effect of the change in the method of accounting for income taxes of $23.9 million or $.89 per share. On June 18, 1993, the Company redeemed all of the outstanding 11 3/8% Bonds at 105.7% of the principal amount plus accrued and unpaid interest up to and including the redemption date. The Company recognized an extraordinary loss, before an income tax benefit, of $11.2 million as a result of the write-off of unamortized debt issue costs of $2.7 million and payment of a 5.7% redemption premium of $8.5 million. The after tax loss was $6.7 million or $.44 per share. The Company also recognized a cumulative effect adjustment for the change in the method of accounting for income taxes of $.6 million or $.04 per share. Net income for 1993 was $7.3 million or $.49 per share.

  In 1992, the Company realized income before an extraordinary loss on the extinguishment of debt of $15.9 million or $1.37 per share. As a result of the repurchase of the Company's outstanding 13% Debentures, the Company recognized an extraordinary loss, net of tax, of $3.4 million or $.29 per share. This loss resulted from the write-off of original issue discount and issuance costs associated with the 13% Debentures. Net income for 1992 was $12.4 million or $1.08 per share.

 Year Ended December 31, 1992 (1992) Compared to Year Ended December 31, 1991
(1991)

 REVENUES

  Net revenues for the Company increased to $355.2 million in 1992 from $331.6 million in 1991, an increase of $23.6 million or 7.1%. Casino revenues increased $24.8 million or 8.6% to $313.2 million in 1992 from $288.4 million in 1991. Nongaming revenues were $71.2 million in 1992 compared to $71.7 million in 1991, a decrease of $.5 million or .7%.

  The Atlantic City Showboat generated $277.3 million of net revenues in 1992 compared to $260.8 million in 1991, an increase of $16.5 million or 6.3%. Casino revenues were $254.7 million in 1992 compared to $237.2 million in 1991, an increase of $17.5 million or 7.4%. The increase in casino revenues was due primarily to an increase in slot machine revenues of $20.4 million or 12.6% to $182.1 million in 1992 from $161.7 million in 1991. This compares to a 14.2% growth in slot machine revenues in the Atlantic City market in 1992 compared to 1991. Slot machine revenues were also favorably impacted by a one-time reversal of a $1.2 million slot progressive jackpot accrual. Slot machine revenues at the Atlantic City Showboat accounted for 71.5% of casino revenues in 1992 and 68.2% of casino revenues in 1991. The increase in slot machine revenues was partially offset by the $2.9 million or 3.8% decrease in table games revenues to $72.6 million in 1992 from $75.5 million in 1991. The decrease in table games revenues resulted primarily from the Company decreasing the number of table games units by 24 tables in the third quarter of 1991 and by the 3.4% decline in table games revenues in the Atlantic City market during 1992 compared to 1991. Nongaming revenues declined $1.0 million or 2.2% in 1992 to $47.1 million from $48.1 million in 1991. This decrease was primarily attributed to a $3.1 million or 9.4% decline in food and beverage revenues associated with a reduction in promotional offers. The reduction in food and beverage revenues were partially offset by a $1.3 million or 12.8% increase in room revenues due to more effective room utilization and a $.9 million or 77.2% increase in entertainment revenues.

  At the Las Vegas Showboat, net revenues increased to $77.9 million in 1992 from $70.8 million in 1991, an increase of $7.1 million or 10.1%. Casino revenues increased $7.3 million or 14.3% in 1992 to $58.5 million from $51.2 million in 1991. The most significant improvement in casino revenues occurred in slot machine revenues which increased $5.7 million or 13.1% in 1992. Casino revenues were also favorably impacted by a $1.1 million or 49.9% reduction in bingo losses in 1992. Slot machine revenues continued to dominate casino revenues at 84.5% of casino revenues in 1992 and 85.3% of casino revenues in 1991. Increases in casino revenues were due to an overall increase in the volume of business, principally as a result of the continuation of certain targeted marketing activities. Nongaming revenues increased $.5 million or 2.0% in 1992 to $24.1 million from $23.6 million in 1991. Increases in food and beverage revenues of $.9 million or 6.5% and hotel revenues of $.3 million or 6.3% were offset by a reduction of $.7 million in other revenues as a result of the recognition in 1991 of a one-time benefit of $.8 million from the reversal of an accrual.

 INCOME FROM OPERATIONS

  The Company's income from operations increased to $46.5 million in 1992 from $35.5 million in 1991, an increase of $11.0 million or 31.0%.

  Income from operations at the Atlantic City Showboat was $39.6 million in 1992 compared to $31.2 million in 1991, an increase of $8.4 million or 26.9%. This increase was primarily due to improved casino revenues caused by the 14.2% slot machine revenue growth experienced in the Atlantic City market in 1992. Operating expenses increased $8.1 million or 3.5% to $237.7 million in 1992 compared to $229.6 million in 1991. The increase in operating expenses was comprised of a $5.6 million or 28.9% increase in promotional coin incentives offered in conjunction with slot marketing programs and a 6.8% increase in general and administrative costs consisting primarily of a $3.0 million increase in payroll and benefits. Increases in operating expenses were offset by a $3.3 million or 16.0% decrease in depreciation and amortization expense to $17.5 million in 1992 from $20.8 million in 1991. Improvements in income from operations, excluding that realized from the reduction in depreciation and amortization expense, occurred principally in the quarter ended March 31, 1992.

  At the Las Vegas Showboat, income from operations, increased to $7.8 million in 1992 from $4.3 million in 1991, an increase of $3.5 million or 81.4%. The improvement in operating results reflected the continued implementation of cost effective marketing programs which resulted in increased revenues of $7.2 million offset by a $3.7 million or 5.6% increase in operating expenses in 1992 to $70.1 million from $66.4 million in 1991. In general, increases in operating expenses were consistent with increases in business volume.

  Income from operations in 1992 was adversely impacted by $.9 million of expenses incurred by the Company in conjunction with the investigation of new gaming opportunities outside of Nevada and New Jersey.

 OTHER (INCOME) EXPENSE

  In 1992, other (income) expense consisted of $25.3 million of interest expense and $1.4 million of interest income compared to $27.5 million and $2.1 million, respectively, in 1991. Reductions in interest expense of $1.4 million were realized as a result of the fourth quarter 1991 repurchase of $12.1 million of the 11 3/8% Bonds. Other reductions in interest expense were primarily a result of reduced principal balances due to scheduled principal amortization.

 INCOME TAXES

  In 1992, the Company incurred income tax expense, before income tax benefit on an extraordinary loss, of $6.8 million, or an effective tax rate of 29.9%, compared to $4.1 million, or an effective tax rate of 40.5%, in 1991. Differences between the Company's effective tax rate and statutory federal tax rates are due to permanent differences between financial and tax reporting which consisted principally of the estimated tax reporting impact of the financial reporting provision for loss on Casino Reinvestment Development Authority obligations and disallowance of certain employee meals.

 NET INCOME

  In 1992, the Company realized income before an extraordinary loss on the extinguishment of debt of $15.9 million or $1.37 per share. The Company recognized an extraordinary loss, net of tax, of $3.4 million or $.29 per share as a result of the write-off of original issue discount and issuance costs associated with the redemption of the Debentures. Net income for 1992 was $12.4 million or $1.08 per share.

  In 1991, the Company realized income before an extraordinary gain on the extinguishment of debt of $6.0 million or $.53 per share. In 1991, the Company purchased $12.1 million face value of the 11 3/8% Bonds and realized an extraordinary gain, net of tax, of $.2 million or $.02 per share. Net income for 1991 was $6.2 million or $.55 per share.

LIQUIDITY AND CAPITAL RESOURCES

  As of March 31, 1994, the Company held cash and cash equivalents of $107.5 million compared to $122.8 million at December 31, 1993. On March 1, 1994 the Company purchased from a partner an additional 20% equity interest in Showboat Star Partnership for $9.0 million. The Company has expended approximately $2.3 million in the quarter ended March 31, 1994 in its investigation of expansion opportunities in new jurisdictions.

  During the quarter ended March 31, 1994 and the year ended December 31, 1993, the Company expended approximately $19.7 million and $59.7 million, respectively, on capital improvements at its Las Vegas and Atlantic City facilities which were funded from operations. Costs associated with the expansion project in Atlantic City were $15.2 million during the quarter ended March 31, 1994. Capital expenditures relating to the expansion project in Atlantic City are expected to be $36.2 million for the remainder of 1994 and $2.3 million in 1995.

  The Company has announced expansion opportunities, including foreign gaming opportunities and renovation and expansion of the Las Vegas Showboat, which will require additional expenditures of approximately $230 million. See "Company--The Las Vegas Showboat" and "--Expansion Opportunities." The Company believes that the proceeds from the Note Offering will be sufficient to fund the Company's (i) A$135 million ($98.7 million) investment in Sydney Harbour Casino, (ii) up to $30 million investment in the proposed East Chicago, Indiana project, and (iii) $15 million renovation to the Las Vegas Showboat. The Company believes that the proposed $55 million expansion of the Las Vegas Showboat and the potential $30 million loan to the St. Regis Mohawk Tribe may be financed from a combination of available cash and external financings. No assurance can be given that the Company's operations will provide sufficient cash or that funds from external sources will be available on acceptable terms to the Company to finance such expansion and loan or to permit the Company to pursue other identified gaming opportunities.

  The Company believes that is has sufficient capital resources to cover the cash requirements of its existing operations. The ability of the Company to satisfy its cash requirements, however, will be dependent upon the future performance of its casino hotels which will continue to be influenced by prevailing economic conditions and financial, business and other factors, certain of which are beyond the control of the Company.

CERTAIN INDEBTEDNESS

 Lines of Credit

  At March 31, 1994, ACSI had available an unsecured line of credit for general working capital purposes totaling $15.0 million. Interest is payable monthly at the bank's prime rate plus .5%. The bank's prime rate at March 31, 1994 was 6.75%. The line of credit is guaranteed by OSI and expires in August 1994. Borrowings on this line of credit may not be used for the payment of management fees or to fund ventures in other jurisdictions. At March 31, 1994, ACSI had all the funds under this line of credit available for use.

  On March 24, 1994, the Company secured a line of credit for A$8.4 million ($6.1 million) in compliance with NSWCCA's licensing requirements. This line of credit is secured by a $6.3 million certificate of deposit. Interest on this line of credit is payable at the bank's prime rate plus 2.0%. This line of credit expires in December 1994. At March 31, 1994, all funds were available under this line of credit.

 First Mortgage Bonds

  On May 18, 1993, the Company issued $275 million aggregate principal amount of 9 1/4% First Mortgage Bonds. The proceeds from the sale of the First Mortgage Bonds were $268,468,750, net of underwriting discounts and commissions. Proceeds from the sale of the First Mortgage Bonds were used to redeem all of the outstanding 11 3/8% Bonds at 105.7% of the principal amount plus accrued interest.

  The First Mortgage Bonds are unconditionally guarantied by OSI, ACSI and SBOC. Interest on the First Mortgage Bonds is payable semi-annually on May 1 and November 1 of each year commencing November 1, 1993. The First Mortgage Bonds are not redeemable prior to May 1, 2000. Thereafter, the First Mortgage Bonds will be redeemable, in whole or in part, at redemption prices specified in the Indenture for the First Mortgage Bonds (the "Bond Indenture"). The First Mortgage Bonds are senior secured obligations of the Company and rank senior in right of payment to all existing and future subordinated indebtedness of the Company, including the Notes, and pari passu with the Company's senior indebtedness. The First Mortgage Bonds are secured by a deed of trust representing a first lien on the Las Vegas Showboat (other than certain assets), by a pledge of all outstanding shares of capital stock of OSI, an intercompany note by ACSI in favor of the Company and a pledge of certain intellectual property rights of the Company. OSI's obligation under its guaranty is secured by a pledge of all outstanding shares of capital stock of ACSI. ACSI's obligation under its guaranty is secured by a leasehold mortgage representing a first lien on the Atlantic City Showboat (other than certain assets). SBOC's guaranty is secured by a pledge of certain assets related to the Las Vegas hotel casino.

  The Bond Indenture places significant restrictions on the Company and its subsidiaries, including restrictions on making loans and advances by the Company to subsidiaries in which the Company owns less than 50% of the equity of such subsidiary.

                                   MANAGEMENT

  The following table sets forth information concerning the Company's executive officers, directors and other key employees:

                NAME                  AGE                POSITION
J.K. Houssels........................  71 Chairman of the Board
J. Kell Houssels, III................  44 Director, President and Chief
                                          Executive Officer
William C. Richardson(2).............  67 Director
John D. Gaughan(1)...................  73 Director
Jeanne S. Stewart....................  71 Director
Frank A. Modica......................  66 Director and Executive Vice President
                                          and Chief Operating Officer
H. Gregory Nasky.....................  52 Director and Secretary
George A. Zettler(1)(2)..............  67 Director
Carolyn M. Sparks(1).................  52 Director
G. Clifford Taylor, Jr...............  49 Treasurer and Assistant Secretary
R. Craig Bird........................  48 Executive Vice President--Finance and
                                          Development
Leann K. Schneider...................  41 Vice President--Finance and Chief
                                          Financial Officer
Mark J. Miller.......................  37 Executive Vice President--Operations
Paul S. Harris ......................  58 Senior Vice President--Human Resources

- ---------------------
(1) Member of Audit Committee of the Board of Directors.
(2) Member of Compensation Committee of the Board of Directors.

  J.K. Houssels is the Chairman of the Board of the Company, SBOC, SDC, OSI, OSFC, SBL, LPSI, SBI, SBM and Showboat Australia. Mr. Houssels was the President and Chief Executive Officer of the Company until May 25, 1994. Mr. Houssels is Vice-Chairman of the Board of Directors of Union Plaza Hotel and Casino, Inc., Las Vegas, Nevada. Until July 25, 1991, he was Director of First Western Financial Corporation (savings and loan association), Las Vegas, Nevada.

  J. Kell Houssels, III is a Director and the President and Chief Executive Officer of the Company and SDC, a Director of ACSI, SBOC, OSI, OSFC, SBL, LPSI, SBI, SBM and Showboat Australia, and the Executive Vice President of OSI. From January 1, 1990 until May 25, 1994, Mr. Houssels was the Vice President of the Company. From May 1993 to June 1994, Mr. Houssels was the President and Chief Executive Officer of ACSI. From January 1990 to May 1993, Mr. Houssels was the President and Chief Operating Officer of ACSI. From June 1989 until January 1990, Mr. Houssels was the Senior Vice President and Chief Operating Officer of ACSI. From January 1989 until June 1989, he was the Senior Vice President and General Manager of ACSI.

  William C. Richardson is a Director of the Company and OSI. Mr. Richardson is an independent financial consultant, Los Angeles, California. Since January 1986, he has been an arbitrator and mediator for the American Arbitration Association and other self regulatory organizations. Until March 30, 1991, Mr. Richardson was President, Chief Executive Officer and the Vice Chairman of Western Capital Financial Group, Los Angeles, California.

  John D. Gaughan is a Director of the Company, ACSI, SBOC, SDC, OSI, OSFC, SBL, LPSI, SBI, SBM and Showboat Australia. Mr. Gaughan is Chairman of the Board and President of Exber, Inc., doing business as the El Cortez Hotel and the Western Hotel and Casino, Las Vegas, Nevada. Mr. Gaughan is also the Chairman of the Board of Union Plaza Hotel and Casino, Inc., Las Vegas, Nevada.

  Jeanne S. Stewart is a Director of the Company and OSI. Mrs. Stewart is a retired attorney, Las Vegas, Nevada.

  Frank A. Modica is the Chief Operating Officer, Executive Vice President and Director of the Company. He is also a Director, President and Chief Executive Officer of SBOC and OSI. He also serves as a Director and the President of OSFC, a Director and Vice Chairman of SBL, LPSI, SBI and SBM, a Director of SDC and Showboat Australia, and the Chairman of the Board of ACSI. Until December 31, 1989, Mr. Modica was the President and Chief Executive Officer of ACSI. Mr. Modica is a Director of First Security Bank (formerly Continental National Bank), Las Vegas, Nevada.

  H. Gregory Nasky is the Secretary and a Director of the Company and all subsidiaries. He also serves as Chief Executive officer and Managing Director of Showboat Australia and SHCL. Since March 1, 1994, Mr. Nasky has been of counsel to the law firm of Kummer Kaempfer Bonner & Renshaw, Las Vegas, Nevada, general counsel to the Company. Until February 28, 1994, Mr. Nasky was a member of the law firm of Vargas & Bartlett, Las Vegas and Reno, Nevada, former general counsel to the Company.

  George A. Zettler is a Director of the Company and OSI. Since February 1, 1994, Mr. Zettler has been the President of Zimex, Redondo Beach, California. Until February 1, 1994, he was the President of World Trade Services Group, Long Beach, California. Prior to January 1, 1991, he was the President of United Export Trading Company, Los Angeles, California.

  Carolyn M. Sparks is a Director of the Company and OSI. Mrs. Sparks is a co-owner of International Insurance Services, Las Vegas, Nevada. Until January 1991, Mrs. Sparks was the Vice-President, Secretary and Treasurer of International Insurance Services, Ltd. Until December 31, 1990, she was a claims administrator for International Insurance Services, Ltd. She is also a Director of Southwest Gas Corporation, a Director of PriMerit Bank--Federal Savings Bank and a Regent of the University and Community College System of Nevada.

  G. Clifford Taylor, Jr. has been the Executive Vice President and Chief Operating Officer of SBOC since December 1, 1988. He has served as the Assistant Secretary of the Company since May 1990. He has also served as the Treasurer of the Company and SBOC since February 1981. He served as the Treasurer of SDC from June 1983 to May 1993. He has been the Treasurer of OSI since December 1983, ACSI since June 1984 and OSFC since December 1986. He serves at the pleasure of the respective board of directors.

  R. Craig Bird has been the Executive Vice President--Finance and Development of the Company since June 1994 and the Executive Vice President and Chief Operating Officer of SDC since October 1993. Mr. Bird was the Vice President-- Financial Administration of the Company from February 1988 to June 1994. Mr. Bird was the Vice President--Financial Administration of ACSI from March 1990 to October 1993. He serves at the pleasure of the respective boards of directors.

  Leann K. Schneider has been the Vice President--Finance and Chief Financial Officer of the Company and the Vice President--Finance and Chief Financial Officer of SBOC since May 1990. Ms. Schneider has also served as the Chief Financial Officer and Treasurer of SDC since May 1993, the Treasurer of SBL and SBM since July 1993 and the Treasurer of SBI since September 1993. From December 1989 until May 1990, she served as the Vice President--Financial Relations and Chief Financial Officer of the Company. From December 1988 until December 1989, she served as the Vice President--Financial Relations and Acting Chief Financial Officer of the Company. She serves at the pleasure of the respective boards of directors.

  Mark J. Miller has served as the Executive Vice President--Operations of the Company since June 1994, the Vice President--Finance of OSI since April 1988, the Vice President--Finance and Chief Financial Officer of OSFC since April 1991 and, subject to regulatory approval, will serve as the President and Chief Executive Officer and cease to serve as the Executive Vice President and Chief Operating Officer of ACSI. Mr. Miller served as the Vice President--Finance and Chief Financial Officer of ACSI from December 1988 to October 1993. He serves at the pleasure of the respective boards of directors.

  Paul S. Harris has been the Senior Vice President--Human Resources for the Company since June 1994 and has been Vice President--Organization and Development of ACSI since July 1988.

  Subject to the approval of the New Jersey Casino Control Commission, the following has been appointed as an additional officer of the Company:

  Donald L. Tatzin, age 42, will become the Executive Vice President of the Company and has been the Executive Vice President of SDC since April 1993. Mr. Tatzin has been a consultant with Arthur D. Little, Inc., San Francisco, California since June 1976.

                                   REGULATION

  The operations of the Company are subject to extensive regulation by the States of Nevada, New Jersey, Louisiana and local governmental authorities in Nevada, New Jersey and Louisiana. Such regulations impose restrictions on the Company's operations in such states, including, among other things, restrictions on the manner of operation of the casinos, licensing of officers, directors and certain key employees, and the submission of extensive financial and operating reports. Although the Company believes that it is in substantial compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules and regulations will not be adopted in the future which could make compliance much more difficult or expensive, restrict the Company's ability to attract investors or lenders, or otherwise adversely affect the business or prospects of the Company.

  The Company may be required to disclose to the Gaming Authorities, upon request, the identities of the holders of the Notes. The Gaming Authorities may, in their discretion, (i) require holders of the Company's securities to file applications in states in which the Company does business; (ii) investigate such holders; and (iii) require such holders to be found suitable or qualified to own such securities. Pursuant to the regulations of the Gaming Authorities, the Company may be sanctioned, including the loss of its approvals, if, without prior approval of the Gaming Authorities, it (i) pays to the unsuitable or unqualified person any dividend, interest or other distribution; (ii) recognizes any right including, but not limited to, voting rights of such unsuitable or unqualified person conferred by the securities;
(iii) pays the unsuitable or unqualified person remuneration in any form; or
(iv) makes any payments to the unsuitable or unqualified person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction. The Indenture requires that if any Gaming Authority requires that a holder or beneficial owner of Notes must be licensed, qualified or found suitable under any applicable gaming law and the holder or beneficial owner fails to apply for a license, qualification or a finding of suitability within 30 days after being requested to do so by the Gaming Authority, or if such holder or such beneficial owner is not so licensed, qualified or found suitable, the Company shall have the right, at its option, (i) to require such holder or beneficial owner to dispose of such holder's or beneficial owner's Notes within 30 days of receipt of such notice of such finding by the applicable Gaming Authority or such earlier date as may be ordered by such Gaming Authority or (ii) to call for the redemption of the Notes of such holder or beneficial owner at the lesser of the principal amount thereof or the price at which such holder or beneficial owner acquired the Notes, together with, in either case, accrued interest to the date of redemption or such earlier date as may be required by such Gaming Authority, which may be less than 30 days following the notice of redemption, if so ordered by such Gaming Authority. See "Description of Notes--Optional Redemption."

  Pursuant to the regulations of the Nevada Gaming Commission (the "Nevada Commission") and the Nevada State Gaming Control Board ( the "Nevada Board"), the Company may not make a public offering of its securities, such as the Notes, without the prior approval of the Nevada Commission if the securities or proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. On November 18, 1993, the Nevada Commission granted the Company prior approval to make public offerings for a period of one year, subject to certain conditions (the "Shelf Approval"). The Shelf Approval is for a period of one year and expires on the date of the November 1994 Nevada Commission meeting. The Shelf Approval may be rescinded without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board. The Note Offering is made pursuant to the Shelf Approval.

  If the Company becomes involved in gaming operations in any other jurisdictions, such gaming operations will subject the Company and certain of its officers, directors, key employees, stockholders and other affiliates ("Regulated Persons") to strict legal and regulatory requirements, including mandatory licensing and approval requirements, suitability requirements, and ongoing regulatory oversight with respect to such gaming operations. Such legal and regulatory requirements and oversight will be administered and exercised by the relevant regulatory agency or agencies in each jurisdiction. The Company and the Regulated Persons will need to satisfy the licensing, approval and suitability requirements of each jurisdiction in which the Company seeks to become involved in gaming operations. To date, other than Nevada, New Jersey and

Louisiana, no such gaming licenses, approvals or fundings of suitability have been obtained or, other than in Sydney, Australia, Indiana or the St. Regis Mohawk Reservation, applied for by the Company.

  A more extensive discussion of the Nevada, New Jersey and Louisiana gaming statutes and regulations, and other statutes and regulations in jurisdictions to which the Company and its subsidiaries are subject, or may become subject, is contained in the Company's Annual Report on Form 10-K for the Year Ended December 31, 1993, which is incorporated herein by reference.

                              DESCRIPTION OF NOTES

GENERAL

  The Notes will be issued pursuant to the Indenture among the Company, the Guarantors and Marine Midland Bank, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and holders of the Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The definitions of certain terms used in the following summary are set forth below under "Certain Definitions."

  The Notes will be unsecured general obligations of the Company and will be subordinated in right of payment to all Senior Debt of the Company. See "-- Subordination." At March 31, 1994, the Company and its Restricted Subsidiaries had an aggregate of $279.6 million in principal amount of Senior Debt outstanding, including $275 million in principal amount of the First Mortgage Bonds. In addition, substantially all of the Company's and the Guarantors' assets have been pledged to secure the First Mortgage Bonds. The Company's obligations under the Notes and the Indenture will be unconditionally guaranteed on a senior subordinated basis by each of ACSI, OSI and SBOC.

  The Company is a holding company that operates its casino hotels and related facilities through its subsidiaries. Repayment of intercompany notes and payment of management fees, rent and dividends from its subsidiaries are the Company's principal sources of cash to pay operating expenses and principal of and interest on debt. The ability of the Company's New Jersey subsidiaries to make payments on intercompany notes and to pay management fees and dividends to the Company may, under certain circumstances, be subject to regulatory approval by the New Jersey Commission in the event that such payment would affect the "financial stability" of such subsidiary. Under New Jersey gaming law, a company's "financial stability" is evaluated pursuant to certain financial standards, including (i) cash availability to pay gaming wagers and gaming and nongaming expenditures, (ii) ability to make capital and maintenance expenditures in a timely manner and (iii) ability to provide for the servicing of debt.

PRINCIPAL, MATURITY AND INTEREST

  The Notes are limited in aggregate principal amount to $150 million and will
mature on      , 2009. Interest on the Notes will accrue at the rate of  % per
annum and will be payable semi-annually on      and     , commencing on     ,
1995, to holders of record on the immediately preceding      and     . Interest
on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Notes will be payable both as to principal and interest at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses set forth in the register of holders of Notes. Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

  The Notes are not redeemable at the Company's option prior to    , 2001,
except as may be required by a Gaming Authority as provided below. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon to the applicable redemption
date, if redeemed during the twelve-month period beginning on    of the years
indicated below:

        YEAR                                                          PERCENTAGE
        ----                                                          ----------
        2001.........................................................         %
        2002.........................................................         %
        2003.........................................................         %
        2004 and thereafter..........................................  100.000%

  Notwithstanding any other provision hereof, if any Gaming Authority requires that a holder or beneficial owner of Notes must be licensed, qualified or found suitable under any applicable gaming law and such holder or beneficial owner fails to apply for a license, qualification or a finding of suitability within 30 days after being requested to do so by the Gaming Authority (or such lesser period that may be required by such Gaming Authority), or if such holder or such beneficial owner is not so licensed, qualified or found suitable, the Company shall have the right, at its option, (i) to require such holder or beneficial owner to dispose of such holder's or beneficial owner's Notes within 30 days of receipt of such notice of such finding by the applicable Gaming Authority or such earlier date as may be ordered by such Gaming Authority or
(ii) to call for the redemption of the Notes of such holder or beneficial owner at the lesser of the principal amount thereof or the price at which such holder or beneficial owner acquired the Notes, together with, in either case, accrued interest to the earlier of the date of redemption or such earlier date as may be required by such Gaming Authority or the date of the finding of unsuitability by such Gaming Authority, which may be less than 30 days following the notice of redemption, if so ordered by such Gaming Authority. The Company shall notify the Trustee in writing of any such redemption as soon as practicable and the redemption price of each Note to be redeemed. The holder of Notes or beneficial owner applying for a license, qualification or a finding of suitability must pay all costs of the licensure or investigation for such qualification or finding of suitability. Under the Indenture, the Company is not required to pay or reimburse any holder of the Notes or beneficial owner who is required to apply for such license, qualification or finding of suitability for the costs of the licensure or investigation for such qualification or finding of suitability. Such expense will, therefore, be the obligation of such holder or beneficial owner. See "Certain Considerations-- Regulatory Matters" and "Regulation."

MANDATORY REDEMPTION

  The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

 CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each holder of Notes shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company shall mail a notice to each holder stating: (1) that the Change of Control Offer is being made pursuant to the covenant entitled "Change of Control" and that all Notes tendered will be accepted for payment; (2) the purchase price and the purchase date (the "Change of Control Payment Date"), which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed (unless a longer period is required by law); (3) that any Note not tendered will continue to accrue interest; (4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (5) that holders electing to have any

Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Notes completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date; (6) that holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of the Offer Period (as defined in the Indenture), a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of Notes delivered for purchase, and a statement that such holder is withdrawing his election to have such Notes purchased; and
(7) that holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

  On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment Notes or portions thereof tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the Notes or portions thereof tendered to the Company. The Paying Agent shall promptly mail to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Trustee shall promptly authenticate and mail to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof. Prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company shall either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  Except as described above with respect to a Change of Control, the Indenture does not contain any other provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

  The Working Capital Credit Agreement and the First Mortgage Bond Indenture currently restrict the Company's ability to purchase any Notes upon a Change of Control. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Working Capital Credit Agreement and the First Mortgage Bond Indenture. In such circumstances, the subordination provisions in the Indenture would restrict payments to the holders of Notes.

  The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate the Company's stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Change of Control purchase feature is a result of negotiations between the Company and the Underwriter. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. The Company will comply with all applicable laws, including without limitation Section 14(e) of the Exchange Act and the rules thereunder, in the event that it is required to offer to repurchase any Notes upon a Change of Control.

  The Company and the Trustee may not waive or modify any rights of the holders of the Notes upon a Change of Control without the consent of the holders of 66 2/3% of the principal amount of the then outstanding Notes.

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries to another person may be uncertain.

 Asset Sales

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, cause, make or suffer to exist any Asset Sale unless (i) no Default exists or is continuing immediately prior to and after giving effect to such Asset Sale, (ii) the Company (or such Restricted Subsidiary, as the case may be) receives consideration at the time of each such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or equity securities sold or otherwise disposed of and (iii) at least 90% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided, however, that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets and (y) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are immediately converted by the Company or such Restricted Subsidiary into cash, shall be deemed to be cash (to the extent of the cash received) for purposes of this provision.

  Within 360 days after any Asset Sale, the Company (or the Subsidiary, as the case may be) may apply the Net Proceeds from such Asset Sale, at its option, either (a) to permanently reduce Senior Debt of the Company or (b) to reinvest or cause to be reinvested the Net Proceeds from such Asset Sale in another asset or business in a Gaming Related Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Debt of the Company, including under the Working Capital Credit Agreement, or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from any Asset Sale that are not applied as provided in the first sentence of this paragraph constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10 million, the Company will make an offer (an "Asset Sale Offer") to (i) all holders of Notes to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds or (ii) at the Company's option, make an Asset Sale Offer to redeem outstanding Notes and Pari Passu Indebtedness, on a pro rata basis in relation to the outstanding aggregate principal amount of such Indebtedness and the aggregate principal amount of the Notes then outstanding, in each case at an offer price in cash in an amount equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer to purchase is less than the Excess Proceeds, the Company may use such deficiency for general corporate purposes. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset at zero.

 Escrow Account

  The Indenture will provide that the Company must place $100 million of net proceeds from the Note Offering into an escrow account. The escrow agent for the escrow account will be permitted to apply the amount in the escrow account only to fund the Company's investment in SHCL. In the event that Australian Gaming Approval or Management Contract Approval has not occurred on or prior to the first anniversary date of the Note Offering, the Company will be obligated to apply the amount in the escrow account to an offer to all holders of Notes to purchase the maximum principal amount of Notes that may be purchased with such amount a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest to the date of purchase in accordance with the procedures set forth in the Indenture. If the aggregate principal amount of Notes surrendered by holders thereof exceeds the amount in the escrow account, the Trustee will select the Notes to be purchased on a pro rata basis. If the amount in the escrow account exceeds the amount necessary to purchase all Notes surrendered in such offer, the Company will be obligated to apply such excess amount to an offer to purchase First Mortgage Bonds. Any funds remaining in the escrow account after the Company has fully funded its investment in SHCL or after the required offers to purchase shall be released to the Company and may be used for general corporate purposes.

SELECTION AND NOTICE

  If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no Notes of $1,000 or less shall be redeemed in part. Notice of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

SUBORDINATION

  The payment of principal of and interest on the Notes will be subordinated in right of payment, as set forth in the Indenture, to the prior payment in full of all Obligations with respect to Senior Debt of the Company, including without limitation, the First Mortgage Bonds, whether outstanding on the date of the Indenture or thereafter incurred.

  Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt of the Company will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt of the Company are paid in full, any distribution to which the holders of Notes would be entitled shall be made to the holders of Senior Debt (except that holders of Notes may receive securities that are subordinated at least to the same extent as the Notes to Senior Debt and any securities issued in exchange for Senior Debt).

  The Company also may not make any payment upon or in respect of the Notes (except in such subordinated securities) if (a) a default in the payment of the principal of or interest on Designated Senior Debt of the Company occurs and is continuing beyond any applicable grace period or (b) any other default occurs and is continuing with respect to Designated Senior Debt of the Company that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Payments on the Notes may and shall be resumed (i) in the case of a payment default, upon the date on which such default is cured or waived and
(ii) in case of a nonpayment default, the earlier of the date on which nonpayment default is cured or waived or 179 days after the date on which the applicable Payment

Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced within 360 days after the receipt by the Trustee of any prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

  The Indenture will further require that the Company promptly notify holders of Designated Senior Debt if payment of the Notes is accelerated because of an Event of Default.

  As a result of the subordination provision described above, in the event of a liquidation or insolvency, holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. At March 31, 1994, the principal amount of Senior Debt of the Company outstanding was approximately $279.6 million. The Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Subsidiaries can incur. See "--Certain Covenants."

CERTAIN COVENANTS

 RESTRICTED PAYMENTS

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or such Restricted Subsidiary or dividends or distributions by a Restricted Subsidiary of the Company provided, that to the extent that a portion of such dividend or distribution is paid to a holder other than the Company or a Restricted Subsidiary, such portion of such dividend or distribution is not greater than such holder's pro rata aggregate common equity interest in such Restricted Subsidiary; (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any Subsidiary or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company); (iii) voluntarily purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is pari passu with or subordinated to the Notes; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

    (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

    (b) With respect to a Restricted Payment other than a Regular Quarterly Dividend or a Restricted Investment in a Subsidiary engaged in a Gaming Related Business, the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant entitled "Incurrence of Indebtedness"; and

    (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (including Restricted Payments permitted by clauses (i) and (ii) of the next succeeding paragraph but excluding any Restricted Payments permitted by clauses (iii)-(ix) of the next succeeding paragraph), is less than the sum of (x) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from April 1, 1993 to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, 100% of such deficit), plus (y) 100% of the aggregate net cash proceeds received by the Company from the issuance or sale of Equity Interests of the Company (other than Equity Interests sold to a Restricted Subsidiary of the Company and other than Disqualified Stock) from and including the date of the First Mortgage Bond Indenture (including any such Equity Interests issued concurrently with the issuance of the Notes), plus
  (z) Excess Non-Recourse Subsidiary Cash Proceeds received after the date of the First Mortgage Bond Indenture.

  The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); (iii) Investments by the Company or any Restricted Subsidiary in an amount not to exceed $75 million in the aggregate (measured as of the date such Investments were made) in any Non-Recourse Subsidiaries engaged in a Gaming Related Business; provided that any loan to, or Investment Guarantee in favor of, a Non-Recourse Subsidiary that is not a Restricted Subsidiary shall mature prior to the earlier of (x) the termination of the management contract pursuant to which the Company or any of its Restricted Subsidiaries manages such Non-Recourse Subsidiary and (y) the Company or any of its Restricted Subsidiaries otherwise ceasing to have control over the direction of the day-to-day operations of such Non-Recourse Subsidiary; (iv) Investments by the Company or any Restricted Subsidiary in any Non-Recourse Subsidiary engaged in a Gaming Related Business in an amount (measured as of the date such Investments were made) not to exceed in the aggregate 100% of all cash received by the Company or any Restricted Subsidiary from any Non-Recourse Subsidiary (other than cash which is or may be required to be repaid or returned to such Non-Recourse Subsidiary) up to $75.0 million in the aggregate and thereafter 50% of all cash received by the Company or any Restricted Subsidiary from any Non-Recourse Subsidiary (other than cash which is or may be required to be repaid or returned to such Non-Recourse Subsidiary); provided that the aggregate amount of Investments pursuant to this clause (iv) does not exceed $125.0 million in the aggregate; (v) the purchase, redemption, defeasance, or other acquisition or retirement for value of any Pari Passu Indebtedness with the substantially concurrent purchase, redemption, defeasance, or other acquisition or retirement for value of the Notes (on a pro rata basis in relation to the outstanding aggregate principal amount of such Indebtedness and the aggregate principal amount of the outstanding Notes or which was on a basis offered pro rata to the holders of the Notes); (vi) any voluntary purchase, redemption, defeasance or other acquisition or retirement for value of any Pari Passu Indebtedness with the proceeds of the substantially concurrent issuance of Refinancing Indebtedness relating to such Pari Passu Indebtedness in accordance with the "Incurrence of Indebtedness" covenant; (vii) dividends or distributions from a Non-Recourse Subsidiary or dividends or distributions from a Controlled Entity;
(viii) any purchase, redemption, defeasance or other acquisition or retirement for value of any Pari Passu Indebtedness (other than pursuant to clause (v) or (vi) above) up to $30.0 million in aggregate principal amount; and (ix) Investments by the Company or any Guarantor in Controlled Entities, so long as such Persons remain Controlled Entities, provided that (A) any Investment in SHCL exceeding $110.0 million shall be a Restricted Payment pursuant to the preceding paragraph, (B) neither the Company nor any Guarantor shall invest any portion of the Las Vegas Showboat or the Atlantic City Showboat in, or contribute any such assets to, a Controlled Entity and (C) the Issuer would have at the time of such Investment and after giving effect thereto as if such Investment had been made at the beginning of the applicable four-quarter period, a Fixed Charge Coverage Ratio of at least 1.5 to 1 if such Investment is made prior to December 31, 1996 and at least 1.75 to 1 if such Investment is made thereafter; provided that, with respect to clauses (iii)-(ix) above, immediately after giving effect to the transaction contemplated therein, no Default or Event of Default would occur as a consequence thereof.

  Any Investment in a Restricted Subsidiary that becomes a Non-Recourse Subsidiary or any Investment in a wholly owned Subsidiary that becomes a non-wholly owned Restricted Subsidiary that is not a Guarantor shall become a Restricted Payment made on such date in the amount of the greater of (x) the book value of the Investment in such Subsidiary on such date and (y) the fair market value of the Investment in such Subsidiary on such date as determined
(A) in good faith by the Board of Directors of the Company if such fair market value is determined to be less than $10.0 million and (B) by an investment banking firm of national standing with high yield underwriting expertise if such fair market value is determined to be in excess of $10.0 million.

  Any Guarantee that is an Investment in a Non-Recourse Subsidiary shall cease to be deemed an Investment (and shall be deemed to have not been made) to the extent that the Guarantee is released without payment on the obligations guaranteed by the Company or any Restricted Subsidiary.

  If any Controlled Entity ceases to be a Controlled Entity, then all Investments owned by the Company or any Restricted Subsidiary in such Controlled Entity shall be deemed to be a Restricted Investment made on such date, unless such former Controlled Entity purchases or redeems all such Investments for a price at least equal to the greater of the book value of such Investments on the date such entity ceases to be a Controlled Entity or the original amount of such Investments.

 INCURRENCE OF INDEBTEDNESS

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to or become responsible for (collectively, "incur") any Indebtedness and the Company will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company or any Restricted Subsidiary may incur Indebtedness if (i) the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred is greater than 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom) as if the additional Indebtedness had been incurred at the beginning of such four-quarter period, and (ii) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

  The foregoing limitations will not apply to (a) the incurrence by the Company or any Restricted Subsidiary of up to $25.0 million in aggregate principal amount of Indebtedness outstanding at any one time, the proceeds of which are used to acquire or lease tangible assets, (b) the incurrence by the Company or any Restricted Subsidiary of Indebtedness pursuant to the Working Capital Credit Agreement for working capital purposes in an aggregate principal amount not to exceed $25.0 million outstanding at any one time; provided that there shall be no such Indebtedness outstanding for a period of 14 consecutive days in each calendar year (other than in respect of standby letters of credit), (c) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness, (d) the incurrence by the Company of Indebtedness represented by the Notes and the incurrence by the Guarantors of the Subsidiary Guarantees,
(e) Indebtedness incurred in connection with Hedging Obligations with respect to Indebtedness otherwise permitted under this paragraph, (f) the incurrence by the Company of Indebtedness issued in exchange for, or the proceeds of which are used to extend, refinance, renew, replace, or refund Indebtedness referred to in the first paragraph of this covenant or clauses (a) through (e) above and
(h) below (the "Refinancing Indebtedness"); provided, however, that (1) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount of Indebtedness so extended, refinanced, renewed, replaced, substituted or refunded (plus the amount of reasonable expenses incurred in connection therewith); (2) the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced or refunded; (3) the Refinancing Indebtedness shall be subordinated in right of payment to the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced or refunded; and (4) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, (g) Indebtedness between the Company and any Restricted Subsidiary; and (h) the incurrence by the Company or any Restricted Subsidiary of Indebtedness that is not otherwise permitted under this covenant not to exceed an aggregate principal amount of $10.0 million outstanding at any one time under this clause (h).

  The Indenture will provide that the Company will not permit any of its Non-Recourse Subsidiaries to incur any Indebtedness or issue any shares of Disqualified Stock, other than Non-Recourse Indebtedness; provided, however, that if any such Non-Recourse Subsidiary ceases to remain a Non-Recourse Subsidiary, such event shall be deemed to constitute the incurrence of the Indebtedness in such Subsidiary by a Restricted Subsidiary.

 LIENS

  The Indenture will provide that neither the Company nor any of its Restricted Subsidiaries may directly or indirectly create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except: (i) Liens securing Obligations under Senior Debt permitted to be incurred under the Indenture or (ii) Permitted Liens.

 DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary, other than a Guarantor, to (a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (i) on its Capital Stock or (ii) with respect to any other interest or participation in, or measured by, its profits; (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries; (c) make loans or advances to the Company or any of its Restricted Subsidiaries; or
(d) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reasons of (i) Existing Indebtedness as in effect on the Issue Date, (ii) the Working Capital Credit Agreement as in effect as of the Issue Date, (iii) the Indenture and the Notes, (iv) applicable law, (v) any instrument governing Indebtedness or Capital Stock of a person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with such acquisition), which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person, or the property or assets of the person, so acquired, provided that the Consolidated Cash Flow of such person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture, (vi) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (vii) with respect to clause (c) above, purchase money obligations for property acquired in the ordinary course of business, or (viii) permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Refinancing Indebtedness are substantially not more restrictive taken as a whole than those contained in the agreements governing the Indebtedness being refinanced.

 MERGER, CONSOLIDATION, OR SALE OF ASSETS

  The Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, person or entity unless (i) the Company is the surviving corporation or the entity or the person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of the Company pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Notes and the Indenture;
(iii) immediately after such transaction no Default or Event of Default exists;
(iv) the Company or any entity or person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (A) will have Consolidated Net Worth (immediately after the transaction but prior to any purchase accounting adjustments resulting from the transaction) equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant entitled "Incurrence of Indebtedness"; (v) such transactions would not require any holder of Notes to obtain a gaming license or be qualified under the laws of any applicable gaming jurisdiction, provided that such holder would not have been required to obtain a gaming license or be qualified under the laws of any applicable gaming jurisdiction in the absence of such transactions; and (vi) such transactions would not result in the loss of any qualification or any material license of the Company or its Subsidiaries necessary for any Gaming Related Business then operated by the Company or its Subsidiary.

 ADDITIONAL SUBSIDIARY GUARANTEES

  The Indenture will provide that if the Company or any of its Restricted Subsidiaries shall transfer or cause to be transferred, in one or a series of related transactions, any assets, businesses, divisions, real property or equipment having a book value in excess of $5.0 million to any Restricted Subsidiary that is not a Guarantor (other than any such transfer that is a Restricted Payment permitted by the Indenture), then such transferee or acquired Subsidiary shall execute a Subsidiary Guarantee and deliver an opinion of counsel, in accordance with the terms of the Indenture. The Subsidiary Guarantee shall be released if the Company or its Restricted Subsidiaries cease to own any Equity Interests in such Restricted Subsidiary or if such Restricted Subsidiary becomes a Non-Recourse Subsidiary in accordance with the terms of the Indenture.

 NO SENIOR SUBORDINATED DEBT

  The Indenture will provide that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company and senior in any respect in right of payment to the Notes and (ii) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor's Subsidiary Guarantee.

 TRANSACTIONS WITH AFFILIATES

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or maintain any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated person, (b) with respect to any Affiliate Transaction with a Non-Recourse Subsidiary, which, either individually or when combined with all other Affiliate Transactions with Non-Recourse Subsidiaries during the past year, involves aggregate payments in excess of $1.0 million, a majority of the Board of Directors approves each such transaction, (c) with respect to any Affiliate Transaction (other than with any Non-Recourse Subsidiary) involving aggregate payments in excess of $1.0 million, or with respect to any Affiliate Transaction with all Non-Recourse Subsidiaries, which, either individually or when combined with all other Affiliate Transactions with Non-Recourse Subsidiaries during the past year, involves aggregate payments in excess of $3.0 million, the Company delivers to the Trustee a resolution of the Board of Directors set forth in an Officers' Certificate certifying that any such Affiliate Transaction complies with clause
(a) above and such Affiliate Transaction is approved by a majority of the Board of Directors, and (d) with respect to any Affiliate Transaction involving aggregate payments in excess of $10.0 million, the Company delivers to the Trustee an opinion as to the fairness to the Company or such Restricted Subsidiary from a financial point of view issued by an investment banking firm of national standing with expertise in high yield debt offerings or in the case of a transaction involving the sale or transfer of assets subject to valuation, such as real estate, an appraisal by a nationally recognized appraisal firm; provided, however, that the following shall not be deemed Affiliate
Transactions: (i) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary,
(ii) transactions between or among the Company and/or its Restricted Subsidiaries, (iii) payments made pursuant to the Tax Sharing Agreement, (iv) Restricted Payments, dividends, distributions or Investments permitted by the provisions of the Indenture described above under the covenant "Restricted Payments," (v) payments to an Affiliate of ACSI in respect of the leasing of the Land from such Affiliate; provided that the terms of clause (a) above are complied with; (vi) payments by the Company pursuant to the indemnification agreement with its directors and officers in such director's or officer's capacity as a director or officer of the Company or a Restricted Subsidiary;
(vii) the engagement of Kummer Kaempfer Bonner & Renshaw (or any successor firm) for legal services in connection with the business of the Company or its Subsidiaries; provided that the payment for such services does not exceed $1.0 million in any fiscal year; (viii) loans to employees of the Company or any Restricted Subsidiary, other than relocation loans, in an amount not to exceed $500,000 in aggregate principal amount outstanding at any one time; (ix) loans to employees of the Company or any Restricted Subsidiary in connection with the relocation of such employee in an amount not to exceed $2.0 million in aggregate principal amount outstanding at any one time; (x) transactions pursuant to any management agreement or trademark license agreement between the Company and any of its Restricted Subsidiaries; (xi) the engagement of International Insurance Services, Ltd. for insurance adjustment services in the ordinary course of business of the Company or its Subsidiaries, provided that the payments for such services do not exceed $1.0 million in any fiscal year; and (xii) the lease of a gift shop in the Atlantic City Showboat to Ocean 11, a sole proprietorship, provided that the payments for such lease do not exceed $1.0 million in any fiscal year.

 BUSINESS ACTIVITIES

  The Indenture will provide that the Company will not, and will not permit any Subsidiary to, engage in any business other than (i) those necessary for, incident to, connected with or arising out of the gaming business (including developing and operating hotel casinos, sports or entertainment facilities, transportation services or other related activities or enterprises and any additions or improvements thereto) and (ii) such other businesses as the Company or its Restricted Subsidiaries are engaged in on the Issue Date. The Company or its Subsidiaries may not enter into any gaming jurisdictions in which the Company or its Subsidiary is not presently licensed if all of the holders of Notes will be required to be licensed, provided that this sentence shall not prohibit the Company or its Subsidiary from entering any jurisdiction that does not require the licensing or qualification of all of the holders of the Notes, but reserves the discretionary right to license or qualify any holder of Notes.

 REDESIGNATION OF NON-RECOURSE SUBSIDIARY

  Any Non-Recourse Subsidiary may be redesignated by the Company as a Restricted Subsidiary, provided that at the time of such designation after giving pro forma effect to such designation as if it occurred at the beginning of the applicable four-quarter period, the Company could incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the "Incurrence of Indebtedness" covenant and no Default or Event of Default then exists and is continuing.

 REPORTS

  Whether or not required by the rules and regulations of the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the Company will furnish to the holders of Notes all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's certified independent accountants.

 PAYMENTS FOR CONSENT

  Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or agreed to be paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SUBSIDIARY GUARANTEES

  The Company's obligations under the Notes will be jointly and severally guaranteed (the "Subsidiary Guarantees"), on a senior subordinated basis, by the Guarantors. The Subsidiary Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Guarantor, which in the aggregate for all Guarantors would be approximately $279.6 million of Senior Debt outstanding as of March 31, 1994, and the amounts for which the Guarantors will be liable under the guarantees issued from time to time with respect to Senior Debt. The obligations of each Guarantor under its Subsidiary Guarantee will be limited to a maximum amount which will result in the obligations of such Guarantor in respect of such amount to not be deemed to constitute a fraudulent conveyance.

  Each of the Guarantors may consolidate with, merge with or into, or transfer all or substantially all of its assets to any other person to the same extent that the Company may consolidate with, merge with or into, or transfer all or substantially all of its assets to any other person; provided, however, that if such other person is not the Company or another Guarantor, such Guarantor's obligations under its Subsidiary Guarantee must be expressly assumed by such other person.

  In addition, if any Guarantor is or becomes insolvent, the Subsidiary Guarantees could be challenged, including, but not limited to, under applicable provisions of federal bankruptcy law or comparable provisions of state fraudulent conveyance law, and the payment of amounts by Guarantors pursuant to the Subsidiary Guarantees could be voided and be required to be returned to such Guarantors, or to a fund for the benefit of the creditors of such Guarantor or to certain judgment creditor thereof.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture will provide that each of the following constitutes an Event of
Default: (i) default in payment when due at maturity of principal on the Notes by the Company or any Guarantor (whether or not prohibited by the subordination provisions of the Indenture); (ii) default for 30 days in the payment when due of interest on the Notes by the Company or any Guarantor (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company or any Guarantor for 30 days after notice to comply with the provisions described under the covenants "Change of Control," "Asset Sale," "Restricted Payments," "Liens," "Transactions with Affiliates," or "Incurrence of Indebtedness"; (iv) failure by the Company or any Guarantor for 60 days after notice to comply with certain other agreements in the Indenture or the Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Guarantor or any of their respective Restricted Subsidiaries, or the payment of which is guaranteed by the Company or any Guarantor or any of their respective Restricted Subsidiaries, whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay when due principal or interest on such Indebtedness within the grace period provided in such Indebtedness (which failure continues beyond any applicable grace period) (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;
(vi) failure by the Company or any Guarantor or any of their respective Restricted Subsidiaries to pay any final judgments aggregating in excess of $5.0 million which judgments are not stayed within 60 days after their entry;
(vii) except as permitted by the Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect or any Guarantor, or any person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee; and (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries that individually or as a group constitute a Significant Subsidiary.

  If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

  The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

  No director, officer, employee, incorporator or shareholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or the Related Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

DEFEASANCE AND DISCHARGE OF THE INDENTURE AND THE NOTES

  The Indenture will provide that the Company at any time may terminate all of its obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those with respect to the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. If the Company exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. Subject to the conditions described below, the Company at any time may terminate its obligations under the covenants described under "Certain Covenants," "Change of Control," and "Asset Sale," and the operation of the provisions described in clauses (v) and (vi) under "Event of Default" ("covenant defeasance"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

  In order to exercise either defeasance option, (i) the Company must irrevocably deposit in trust (the "defeasance trust") with the Trustee, money, U.S. Governmental Obligations, or a combination thereof sufficient to pay the principal of, premium, if any, and interest on the Notes to redemption or maturity, as the case may be, (ii) the Company delivers to the Trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due and without reinvestment on the deposited U.S. Government Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal and interest when due on all the Notes to maturity or redemption, as the case may be; (iii) the Company shall have delivered to the Trustee an opinion of counsel to the effect that all preference periods applicable to the defeasance trust have expired under any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (iv) such legal defeasance or covenant defeasance shall not result in a breach or violation of or constitute a default under the Indenture, or any other material agreement or instrument to which the Company is a party or by which the Company is bound; (v) the Company delivers to the Trustee an opinion of counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940, as amended; (vi) the Company shall have delivered an opinion of counsel to the effect that the holders of Notes shall have a perfected security interest under applicable law in the U.S. Government Obligations so deposited; (vii) in the case of legal defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;
(viii) in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the Notes will not recognize income, gain or losses for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such tenant defeasance had not occurred; and (ix) the Company shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to either the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

  The registered holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

  Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder of Notes) (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or interest on the Notes or make any change in the foregoing amendment and waiver provisions or (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "Repurchase at the Option of Holders").

  Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's or any Guarantor's obligations to holders of the Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to Showboat, Inc., 2800 Fremont Street, Las Vegas, Nevada 89104, Attention: H. Gregory Nasky, Secretary.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Affiliate" of any specified person means any other individual, corporation, partnership, trust, incorporated or unincorporated associated, joint venture, joint stock company, government or other entity of any kind directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise; provided, however, that beneficial ownership of 10% or more of the voting securities of a person shall be deemed to be control.

  "Asset Sale" means (i) the sale, lease, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a sale and leaseback) of the Company or any Restricted Subsidiary (each referred to in this definition as a "disposition") or (ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (whether in a single transaction or a series of related transactions) in each case, other than (a) a disposition of inventory in the ordinary course of business, (b) the disposition of all or substantially all of the assets of the Company in a manner permitted pursuant to the provisions described above under "Merger, Consolidation or Sale of Assets" and "Change of Control," (c) any disposition that is a Restricted Payment or that is a dividend or distribution permitted under the covenant described above under "Restricted Payments" or any Investment that is not prohibited thereunder or any disposition of cash or Cash Equivalents, and (d) any single disposition, or related series of dispositions, of assets with an aggregate fair market value of less than $3.0 million.

  "Atlantic City Showboat" means (i) all of ACSI's interest in its hotel casino and related properties located at 801 Boardwalk, Atlantic City, New Jersey and any Project Expansion relating thereto and (ii) any contiguous property acquired by the Company or any of its Subsidiaries and any Project Expansion relating thereto.

  "Australian Gaming Approval" means the official selection of SHCL (or a subsidiary of SHCL) as the sole licensee or operator of a casino gaming operation in Sydney, Australia.

  "Capital Stock" means any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, including, without limitation, partnership interests.

  "Change of Control" means the occurrence of any of the following events: (i) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole; (ii) the liquidation or dissolution of the Company; (iii) the Company becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy vote, written notice or otherwise) the acquisition by any "person" or related group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision to either of the foregoing, including any "group" acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Company's Existing Management, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 30% or more of the total voting power entitled to vote in the election of the Board of Directors of the Company or such other person surviving the transaction; or
(iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Company's Board of Directors then in office.

  "Consolidated Cash Flow" means, with respect to any person for any period, the Consolidated Net Income of such person and its Restricted Subsidiaries for such period plus (a) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing Consolidated Net Income), plus (b) provision for taxes based on income or profits to the extent such provision for taxes was included in computing Consolidated Net Income, plus (c) consolidated interest expense of such person for such period, whether paid or accrued (including amortization of original issue discount, non-cash interest payments, amortization of deferred financing charges and the interest component of capital lease obligations), to the extent such expense was deducted in computing Consolidated Net Income, plus
(d) depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash charges (excluding any such non-cash charge that requires an accrual of or reserve for cash charges for any future period and excluding any such non-cash charge that is included in consolidated interest expense or consolidated tax expense) of such person for such period to the extent such depreciation, amortization and other non-cash charges were deducted in computing Consolidated Net Income, in each case, on a consolidated basis for such person and its Restricted Subsidiaries and determined in accordance with GAAP.

  "Consolidated Net Income" means, with respect to any person for any period, the aggregate of the Net Income of such person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, provided, that (i) the Net Income of any person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid to the referent person or a wholly owned Subsidiary, (ii) the Net Income of any person that is a Subsidiary (other than a Subsidiary of which at least 80% of the Capital Stock having ordinary voting power for the election of directors or other governing body of such Subsidiary is owned by the referent person directly or indirectly through one or more Subsidiaries) shall be included only to the extent of the amount of dividends or distributions paid to the referent person, (iii) the Net Income of any person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (iv) the cumulative effect of a change in accounting principles shall be excluded.

  "Consolidated Net Worth" means, with respect to any person, the sum of (i) the consolidated equity of the common stockholders of such person and its consolidated Subsidiaries plus (ii) the respective amounts reported on such person's most recent balance sheet with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such person or a consolidated Subsidiary of such person, (y) all investments in unconsolidated Subsidiaries and in persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges, all of the foregoing determined in accordance with GAAP.

  "Controlled Entity" means: any of (a) SHCL, (b) any Non-Recourse Subsidiary of the Company, including Showboat Star Partnership and Showboat Marina Partnership, provided that the Company or a Subsidiary of the Company owns at least 50% of the outstanding Capital Stock of such Non-Recourse Subsidiary, and which is designated by the Company as a Controlled Entity or (c) any Qualified Native American Gaming Project, including the Qualified Native American Gaming Project to be managed by Showboat Mohawk Investment Limited Partnership, provided that in each case: (i) each Subsidiary of the Company that owns, directly or indirectly (through one or more Subsidiaries), any Capital Stock of such Controlled Entity shall become a Guarantor of the Notes by executing a Subsidiary Guarantee; and (ii) such Controlled Entity is a Managed Entity or a Subsidiary of such Controlled Entity which is engaged in gaming activities is a Managed Entity.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Designated Senior Debt" means, with respect to any person, (i) the First Mortgage Bonds and (ii) any other Senior Debt of such person permitted under the Indenture the principal amount of which is $50 million or more or which is pari passu in right of payment to the First Mortgage Bonds and is secured by substantially the same collateral.

  "Disqualified Stock" means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to , 2009.

  "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

  "Excess Non-Recourse Subsidiary Cash Proceeds" means 50% of all cash received by the Company or any Restricted Subsidiary from any Non-Recourse Subsidiary (other than cash that is or may be required to be returned or repaid to such Non-Recourse Subsidiary) in excess of $125 million in the aggregate.

  "Existing Hotel Casinos" means the Las Vegas Showboat and the Atlantic City Showboat.

  "Existing Indebtedness" means Indebtedness of the Company or its Restricted Subsidiaries (other than under the Working Capital Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid, including without limitation, the First Mortgage Bonds.

  "Existing Management" means J. K. Houssels, members of his family and his estate.

  "First Mortgage Bond Indenture" means the Indenture, dated as of May 18, 1993, among the Company, the Guarantors and IBJ Schroeder Bank & Trust Company, as amended, pursuant to which the First Mortgage Bonds were issued.

  "Fixed Charges" means, with respect to any person for any period, the sum of
(a) consolidated interest expense of such person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, non-cash interest payments and the interest component of capital leases but excluding amortization of deferred financing fees and excluding capitalized interest) and (b) the product of (i) all cash dividend payments (and non-cash dividend payments in the case of a person that is a Subsidiary) on any series of preferred stock of such person, times (ii) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such person, expressed as a decimal, in each case, on a consolidated basis for such person and its Restricted Subsidiaries and in accordance with GAAP.

  "Fixed Charge Coverage Ratio" means with respect to any person for any period, the ratio of the Consolidated Cash Flow of such person for such period to the Fixed Charges of such person for such period; provided that (a) in the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable period, (b) in making such computation, the Fixed Charges of such person attributable to interest on any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period, (c) in making such computation, the Fixed Charges of such person attributable to interest on any Indebtedness under a revolving credit facility shall be computed on a pro forma basis based upon the average daily balance of such Indebtedness outstanding during the applicable period, (d) in the event that the Company or any of its Restricted Subsidiaries consummates a Material Acquisition or an Asset Sale subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such material acquisition or Asset Sale (including the incurrence of any Indebtedness in connection therewith), as if the same had occurred at the beginning of the applicable period and in the event that the Company or any of its Restricted Subsidiaries purchases any assets or property (including the real property on which the Atlantic City Showboat is situated) which was previously leased by the Company or any of its Restricted Subsidiaries subsequent to the commencement of the period for which the calculation of the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such purchase as if the same had occurred at the beginning of the applicable period.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession, which are in effect from time to time.

  "Gaming Authority" means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States federal or foreign government, any state, province or any city or other political subdivision or otherwise and whether now or hereafter in existence, or any officer or official thereof, including, without limitation, the Nevada Commission, the Nevada Board, the City Council of the City of Las Vegas, and the New Jersey Commission with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Company or any of its Subsidiaries.

  "Gaming Related Business" means the gaming business and other businesses necessary for, incident to, connected with or arising out of the gaming business (including developing and operating lodging facilities, sports or entertainment facilities, transportation services or other related activities or enterprises and any additions or improvements thereto).

  "Guarantors" means each of (i) SBOC, OSI and ACSI and (ii) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns until any of them shall be released from their obligations as a Guarantor pursuant to the terms of the Indenture.

  "Hedging Obligations" means, with respect to any person, the obligations of such person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such person against fluctuations in interest rates.

  "Indebtedness" of any person means, without duplication, (i) the principal of and premium (if any) in respect of (A) indebtedness of such person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such person is responsible or liable; (ii) all capitalized lease obligations of such person; (iii) all obligations of such person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such person and all obligations of such person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (iv) all obligations of such person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (i), (ii) and (iii) above) entered into in the ordinary course of business of such person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such person of a demand for reimbursement following payment on the letter of credit); (v) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (but excluding any accrued distributions or dividends); (vi) all obligations existing at the time under Hedging Obligations, foreign currency hedges and similar agreements; (vii) all obligations of the type referred to in clauses
(i) through (vi) of other persons and all dividends and distributions of other persons for the payment of which, in either case, such person is responsible or liable as obligor, guarantor or otherwise; and (viii) all obligations of the type referred to in clauses (i) through (vi) of other persons secured by any Lien on any property or asset of such person (whether or not such obligation is assumed by such person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured.

  "Investment Grade Securities" means (i) Marketable Securities, (ii) any other debt securities or debt instruments with a rating of "BBB-" (the lowest investment grade rating by S&P) or higher by S&P, "Baa-3" (the lowest investment grade rating by Moody's) or higher by Moody's or the equivalent of such rating by any other nationally recognized securities rating agency, and
(iii) any fund investing exclusively in investments of the types described in clauses (i) and (ii) above.

  "Investment Guarantee" means, with respect to any person, any direct or indirect liability, contingent or otherwise, of such person with respect to any Indebtedness of another person, including, without limitation, any Indebtedness directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such person, or in respect of which such person is otherwise directly or indirectly liable, or any other obligation under which any contract which, in economic effect, is substantially equivalent to a guarantee, including, without limitation, any Indebtedness of a partnership in which such person is a general partner or of a joint venture in which such person is a joint venturer, and any Indebtedness in effect guaranteed by such person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such Indebtedness or any security therefor, or to provide funds for the payment or discharge of such Indebtedness (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such Indebtedness, or to make payment for any products, materials or supplies or for any transportation or services regardless of the non-delivery or nonfurnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such Indebtedness will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such Indebtedness will be protected against loss in respect thereof.

  "Investments" means, with respect to any person, all investments by such person in other persons (including Affiliates) in the forms of loans, Investment Guarantees, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

  "Issue Date" means     , 1994, the date on which the Notes are first
authenticated and issued.

  "Las Vegas Showboat" means (i) the Company's hotel casino and related properties at 2800 Fremont Street, Las Vegas, Nevada and any Project Expansion relating thereto and (ii) any contiguous property acquired by the Company or any of its Subsidiaries and any Project Expansion relating thereto.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "Managed Entity" mean either (i) any Person that is not under Third-Party Management, so long as such Person is not under Third-Party Management or (ii) a Person that the Company or any Subsidiary has a contract to manage the day-to-day gaming operations and affairs, so long as such contract remains in effect.

  "Management Contract Approval" means, with respect to the Sydney Harbour Casino, a binding agreement with SHCL that provides that the Company or a Person at least 80% of whose equity interest are owned by the Company or a wholly-owned Subsidiary (other than a Non-Recourse Subsidiary) will manage the gaming operations of the Sydney Harbour Casino for a period of not less than 12 years.

  "Marketable Securities" means (1) U.S. Government Obligations; (2) any certificate of deposit, maturing not more than 270 days after the date of acquisition, issued by, or time deposit of, a commercial banking institution that has combined capital and surplus of not less than $100,000,000 or its equivalent in foreign currency, whose debt is rated at the time as of which any investment is made, of "A" (or higher) according to S&P or Moody's, or if none of S&P or Moody's shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency; (3) commercial paper, maturing not more than 270 days after the date of acquisition, issued by a corporation (other than an Affiliate or Subsidiary of the Company) with a rating, at the time as of which any investment therein is made, of "A-1" (indicating that the degree of timely payment is strong) (or higher) according to S&P or "P-1" (having a superior capacity for punctual repayment of short-term promissory obligations) (or higher) according to Moody's, or if neither of S&P and Moody's shall then exist, the equivalent of such rating by any other nationally recognized securities ratings agency; (4) any bankers acceptances or any money market deposit accounts, in each case, issued or offered by any commercial bank having capital and surplus in excess of $100,000,000 or its equivalent in foreign currency, whose debt is rated at the time as of which any investment there is made of "A" (an upper medium grade bond obligation) (or higher) according to S&P or Moody's, or if none of S&P or Moody's shall then exist, the equivalent of such rating by any other nationally recognized securities rating agency and (5) any fund investing exclusively in investments of the types described in clauses (1) through (4) above, and if such fund has at least $500,000,000 under management, including investments in repurchase obligations of the foregoing investments.

  "Material Acquisition" means any acquisition of a business, including the acquisition of operating commercial real estate, that has a fair market value in excess of $3.0 million and which the Company intends to continue to operate.

  "Net Income" means, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) and (ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including insurance proceeds), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets which are the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets.

  "Non-Recourse Debt" means Indebtedness or that portion of Indebtedness (a) as to which none of the Company, the Guarantors and any of their respective Restricted Subsidiaries: (i) provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness); (ii) is directly or indirectly liable; and (iii) constitutes the lender; and (b) no default with respect to which (including any rights which the holders thereof may have to take enforcement action against a Non-Recourse Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company, the Guarantors or any of their respective Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

  "Non-Recourse Subsidiary" means any Non-Recourse Subsidiary under the First Mortgage Bonds on the Issue Date and (i) a Subsidiary or (ii) any entity in which the Company or any of its Subsidiaries has an equity investment and pursuant to a contract or otherwise has the right to direct the day-to-day operation of such entity that, in the case of (i) or (ii), (a) at the time of its designation as a Non-Recourse Subsidiary has not acquired any assets (other than as specifically permitted by the "Restricted Payments" covenant), at any previous time, directly or indirectly from the Company, any of the Guarantors, or any of their respective Subsidiaries, (b) does not own, operate or manage any portion of any Existing Hotel Casino on the Issue Date, and (c) has no Indebtedness other than Non-Recourse Debt provided that at the time of such designation, after giving pro forma effect to such designation as if it occurred at the beginning of the applicable four-quarter period, the Company's Fixed Charge Coverage Ratio is not less than 70% of the Company's Fixed Charge Coverage Ratio immediately prior to such designation.

  "Obligations" means any principal, premium, interest (including post-petition interest), penalties, fees, indemnifications, reimbursements, damages and other monetary liabilities payable under the documentation governing any Indebtedness.

  "Pari Passu Indebtedness" means senior subordinated Indebtedness of the Company or its Restricted Subsidiaries permitted by the covenant entitled "Incurrence of Indebtedness," other than the Notes which is pari passu in right of payment with the Notes or the Subsidiary Guarantees.

  "Permitted Investments" means (a) any Investments in the Company, in a wholly owned Restricted Subsidiary of the Company or in a Guarantor; (b) any Investments in Marketable Securities; and (c) Investments by the Company or any Subsidiary of the Company in a person, if as a result of such Investment (i) such person becomes a wholly owned Restricted Subsidiary of the Company or a Guarantor or (ii) such person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a wholly owned Subsidiary of the Company (other than a Non-Recourse Subsidiary).

  "Permitted Liens" means (a) Liens in favor of the Company; (b) Liens on property of a person existing at the time such person is merged into or consolidated with the Company or any Subsidiary of the Company; provided, that such Liens were in existence prior to the contemplation of such merger or consolidation and less than one year prior to such person becoming merged into or consolidated with the Company or any of its Subsidiaries; (c) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company; provided, that such Liens were in existence prior to the contemplation of such acquisition and less than one year prior to such acquisition; (d) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (e) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (f) ground leases in respect of the real property on which facilities owned or leased by the Company or any of its Subsidiaries are located; (g) Liens arising from UCC financing statements regarding property leased by the Company or any of its Subsidiaries; (h) easements, rights-of-way, navigational servitudes, restrictions, minor defects or irregularities in title and other similar charges or encumbrances which do not interfere in any material respect with the ordinary conduct of business of the Company and its Subsidiaries; (i) Liens securing purchase money obligations incurred or assumed in connection with the purchase of real or personal property to be used in the business of the Company or any of its Restricted Subsidiaries within 180 days of such incurrence or assumption and (j) Liens on the real property underlying the Atlantic City Showboat securing the Resorts Bonds provided that the obligations under the Resorts Bonds can be assumed under the "Incurrence of Indebtedness" covenant at the time the real property is acquired by the Company or any of its Subsidiaries.

  "Project Expansion" means any addition, improvement, extension or capital repair to the Las Vegas Showboat or the Atlantic City Showboat or any contiguous or adjacent property, including the purchases of real estate or improvements thereon; but excluding separable furniture.

  "Qualified Native American Gaming Project" means any Gaming Related Business in the United States owned by a tribe or band of Native Americans in which the Issuer or a Subsidiary holds a management contract to manage or operate the day-to-day casino or gaming operations.

  "Regular Quarterly Dividend" means the quarterly dividend determined by the Board of Directors of the Company in its reasonable judgment to be its regular and normal quarterly dividend and paid by the Company in accordance with the Company's prior business practices in an amount per share not to exceed $0.10 per fiscal year (or the equivalent thereof after giving effect to any stock splits, stock dividends or recapitalizations of the Common Stock after June 17,
1994).

  "Resorts Bonds" means the First Mortgage Non-Recourse Pass-Through Notes due June 30, 2000 of Resorts.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" means any Subsidiary of the Company that is not a Non-Recourse Subsidiary.

  "SHCL" means Sydney Harbour Casino Holdings Limited, a New South Wales corporation.

  "Senior Debt" means (a) with respect to the Company, (i) the Obligations of the Company with respect to the Working Capital Credit Agreement and First Mortgage Bonds and (ii) any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is pari passu with or subordinated in right of payment to the Notes, and (b) with respect to any Guarantor, (i) the Obligations of such Guarantor with respect to the Working Capital Credit Agreement and First Mortgage Bonds, (ii) any Guarantee by such Guarantor of any Senior Debt of the Company and (iii) any other Indebtedness permitted to be incurred by such Guarantor under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is pari passu with or subordinated in right of payment to the Subsidiary Guarantee of such Guarantor. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include (v) any obligation of the Company or any Guarantor to, in respect of or imposed by any environmental, landfill, waste management or other regulatory or governmental agency, statute, law or court order, (w) any liability for federal, state, local or other taxes owed or owing by the Company or any Guarantor, (x) any Indebtedness of the Company or any Guarantor to any of the Company's Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture on or after the date of the Indenture.

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

  "Subsidiary" means (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any person or one or more of the other Subsidiaries of that person or a combination thereof and (ii) any Non-Recourse Subsidiary.

  "Sydney Harbour Casino" means all of SHCL's interest in its proposed casino and related properties located in Sydney, Australia.

  "Tax Sharing Agreement" means the Tax Sharing Agreement, substantially in the form attached as an exhibit to the Indenture, as amended, supplemented or modified from time to time as permitted by the Indenture.

  "Third-Party Management" with respect to any Person means that the day-to-day affairs or business operations of such Person are managed by a third party that is not the Company or any of its Subsidiaries (other than a Non-Recourse Subsidiary).

  "U.S. Government Obligations" means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depository receipt.

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness; provided, however, that with respect to any revolving Indebtedness, the foregoing calculation of Weighted Average Life to Maturity shall be determined based upon the total available commitments and the required reductions of commitments in lieu of the outstanding principal amount and the required payments of principal, respectively.

  "Working Capital Credit Agreement" means that certain Credit Agreement, dated as of September 30, 1992, by and among ACSI and National Westminster Bank, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

                                  UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement (the "Underwriting Agreement") among the Company, the Guarantors and Donaldson, Lufkin & Jenrette Securities Corporation (the "Underwriter"), the Company has agreed to issue and sell to the Underwriter, and the Underwriter has agreed to purchase from the Company, $150 million aggregate principal amount of the Notes.

  The Underwriting Agreement provides that the obligation of the Underwriter to purchase the Notes is subject to the approval of certain legal matters by counsel and to certain other conditions. If any of the Notes are purchased by the Underwriter pursuant to the Underwriting Agreement, all such Notes must be so purchased.

  The Underwriter has advised the Company that it proposes to offer the Notes to the public initially at the price to the public set forth on the cover page of this Prospectus and to certain dealers at such offering price less a concession not to exceed % of the principal amount of the Notes. The Underwriter may allow and such dealers may reallow discounts not in excess of
 % of such principal amount to certain other dealers. After the initial public offering, the public offering price and such concessions may be changed.

  There is currently no public market for the Notes and the Company does not intend to list the Notes on any national securities exchange. The Underwriter has indicated that it intends to make a market in the Notes, subject to applicable laws and regulations. However, the Underwriter is not obligated to do so and any such market-making may be discontinued at any time at the Underwriter's sole discretion. No assurance can be given as to the development of liquidity of, or any trading market for, the Notes. See "Certain Considerations--Market for the Notes."

  The Company and the Guarantors have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriter may be required to make in respect thereof.

  The Underwriter acted as financial advisor to the Company in connection with a consent solicitation relating to the First Mortgage Bonds, for which it received customary fees. An affiliate of the Underwriter has provided a standby bridge loan commitment to the Company relating to the Company's investment in SHCL, for which it received customary fees.

                                 LEGAL MATTERS

  Certain legal matters with regard to the validity of the Notes will be passed upon for the Company by Kummer Kaempfer Bonner & Renshaw, Las Vegas, Nevada. H. Gregory Nasky, of counsel to the law firm of Kummer Kaempfer Bonner & Renshaw, is a Director and the Secretary of the Company. Latham & Watkins, New York, New York, is acting as counsel for the Underwriter in connection with certain legal matters relating to the Notes. From time to time Latham & Watkins has represented certain subsidiaries of the Company on matters not related to the Note Offering.

                                    EXPERTS

  The consolidated financial statements and schedules of Showboat, Inc. and its subsidiaries as of December 31, 1993 and 1992, and for each of the years in the three-year period ended December 31, 1993, included and incorporated by reference herein and elsewhere in the Registration Statement, have been included and incorporated by reference herein and elsewhere in the Registration Statement in reliance upon the reports of KPMG Peat Marwick, independent certified public accountants, included and incorporated by reference herein and elsewhere in the Registration Statement, and upon the authority of said firm as experts in accounting and auditing.

                        SHOWBOAT, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Independent Auditors' Report.............................................  F-2
Consolidated Balance Sheets at December 31, 1993 and 1992 and March 31,
 1994 (unaudited)........................................................  F-3
Consolidated Statements of Income for the Years Ended December 31, 1993,
 1992 and 1991 and Three Months Ended March 31, 1994 and 1993 (unau-
 dited)..................................................................  F-4
Consolidated Statements of Stockholders' Equity for the Years Ended De-
 cember 31, 1993, 1992 and 1991 and the Three Months Ended March 31, 1994
 (unaudited).............................................................  F-5
Consolidated Statements of Cash Flows for the Years Ended December 31,
 1993, 1992 and 1991 and the Three Months Ended March 31, 1994 (unau-
 dited)..................................................................  F-6
Notes to Consolidated Financial Statements...............................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Shareholders and Board of Directors Showboat, Inc.

We have audited the accompanying consolidated balance sheets of Showboat, Inc. and subsidiaries as of December 31, 1993 and 1992, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1993. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Showboat, Inc. and subsidiaries as of December 31, 1993 and 1992, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1993, in conformity with generally accepted accounting principles.

As discussed in Notes 1 and 8 to the consolidated financial statements, the Company changed its method of accounting for income taxes in 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                          KPMG Peat Marwick

Las Vegas, Nevada February 18, 1994, except for Note 1 paragraph 3 and Note 12 paragraph 2 which are as of March 1, 1994

                        SHOWBOAT, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                   DECEMBER 31,
                                                 ------------------   MARCH 31,
                                                   1993      1992       1994
                                                 --------  --------  -----------
                                                                     (UNAUDITED)
                                                        (IN THOUSANDS)
                     ASSETS
                     ------
Current assets:
 Cash and cash equivalents.....................  $122,787  $ 99,601   $107,458
 Receivables, net..............................     5,913     5,092      6,086
 Income taxes receivable.......................       --        --         435
 Inventories...................................     2,359     2,411      2,213
 Prepaid expenses..............................     4,044     3,969      4,114
 Current deferred income taxes.................     4,865     3,483      5,847
                                                 --------  --------   --------
   Total current assets........................   139,968   114,556    126,153
                                                 --------  --------   --------
Property and equipment:
 Land..........................................     9,425     3,609      9,425
 Land improvements.............................       541       841        541
 Buildings.....................................   261,009   246,090    261,398
 Furniture and equipment.......................   145,178   122,573    146,079
 Construction in progress......................    27,194     7,253     45,274
                                                 --------  --------   --------
                                                  443,347   380,366    462,717
 Less accumulated depreciation and
  amortization.................................   145,527   129,183    150,795
                                                 --------  --------   --------
                                                  297,820   251,183    311,922
                                                 --------  --------   --------
Other assets, at cost:
 Deposits and other assets.....................     7,892    16,074      8,167
 Investment in unconsolidated affiliate........    17,750       --      29,090
 Debt issuance costs, net of accumulated
  amortization of $323,000 at December 31,
  1993, $3,131,000 at December 31, 1992 and
  $450,000 at March 31, 1994...................     7,270     3,087      7,143
                                                 --------  --------   --------
                                                   32,912    19,161     44,400
                                                 --------  --------   --------
                                                 $470,700  $384,900   $482,475
                                                 ========  ========   ========
     LIABILITIES AND SHAREHOLDERS' EQUITY
     ------------------------------------
Current liabilities:
 Current maturities of long-term debt..........  $  3,574  $ 54,055   $  2,549
 Accounts payable..............................    14,173    10,096     16,497
 Income taxes payable..........................     1,752     1,453        --
 Dividends payable.............................       375       284        375
 Accrued liabilities...........................    23,664    25,167     30,787
                                                 --------  --------   --------
   Total current liabilities...................    43,538    91,055     50,208
                                                 --------  --------   --------
Long-term debt.................................   277,043   155,061    277,021
                                                 --------  --------   --------
Deferred income taxes..........................    14,961    12,766     16,685
                                                 --------  --------   --------
Commitments and contingencies (Note 12)
Shareholders' equity (Note 14):
 Common stock, $1 par value; 20,000,000 shares
  authorized; issued 15,794,578 shares at
  December 31, 1993, 1992 and March 31, 1994...    15,795    15,795     15,795
 Additional paid-in capital....................    71,162    69,374     71,437
 Retained earnings.............................    54,628    48,778     57,693
                                                 --------  --------   --------
                                                  141,585   133,947    144,925
Less: Cost of common stock in treasury, 814,483
 shares and 991,043 shares at December 31, 1993
 and 1992, respectively; and 809,383 shares at
 March 31, 1994................................    (6,370)   (7,761)    (6,328)
   Unearned compensation for restricted stock..       (57)     (168)       (36)
                                                 --------  --------   --------
   Total shareholders' equity..................   135,158   126,018    138,561
                                                 --------  --------   --------
                                                 $470,700  $384,900   $482,475
                                                 ========  ========   ========

          See accompanying notes to consolidated financial statements.

                        SHOWBOAT, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                             FOR THE YEARS ENDED        FOR THE THREE MONTHS ENDED
                                 DECEMBER 31,                    MARCH 31,
                          ----------------------------  ------------------------------
                            1993      1992      1991        1994             1993
                          --------  --------  --------  -------------    -------------
                                                         (UNAUDITED)      (UNAUDITED)
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
 Casino.................  $329,522  $313,247  $288,442    $      76,897    $      75,272
 Food and beverage......    48,669    44,511    46,802           11,202           10,972
 Rooms..................    19,355    17,280    15,612            4,225            3,834
 Sports and special
  events................     4,251     4,443     4,506            1,106            1,159
 Management Fees........       --        --        --               948              --
 Other..................     5,982     4,932     4,791            1,398            1,345
                          --------  --------  --------    -------------    -------------
                           407,779   384,413   360,153           95,776           92,582
 Less complimentaries...    32,052    29,177    28,593            6,997            7,086
                          --------  --------  --------    -------------    -------------
 Net revenues...........   375,727   355,236   331,560           88,779           85,496
                          --------  --------  --------    -------------    -------------
Costs and expenses:
 Casino.................   129,898   125,773   115,468           31,005           31,906
 Food and beverage......    55,608    51,173    51,388           13,567           12,689
 Rooms..................    13,083    12,169    11,282            3,253            3,049
 Sports and special
  events................     3,198     3,141     3,140              878              869
 General and
  administrative........    92,739    84,058    78,022           23,333           21,898
 Selling, advertising
  and promotion.........    11,629    10,402    11,067            2,534            2,260
 Depreciation and
  amortization..........    23,303    22,012    25,692            6,361            5,140
                          --------  --------  --------    -------------    -------------
                           329,458   308,728   296,059           80,931           77,811
                          --------  --------  --------    -------------    -------------
Income from operations
 of consolidated
 subsidiaries...........    46,269    46,508    35,501            7,848            7,685
Equity in income (loss)
 of unconsolidated
 affiliate..............      (850)      --        --             3,240              --
                          --------  --------  --------    -------------    -------------
Income from operations..    45,419    46,508    35,501           11,088            7,685
                          --------  --------  --------    -------------    -------------
Other (income) expense:
 Interest income........    (3,215)   (1,441)   (2,098)            (803)            (401)
 Interest expense, net
  of amounts
  capitalized...........    24,696    25,335    27,497            6,202            4,900
                          --------  --------  --------    -------------    -------------
                            21,481    23,894    25,399            5,399            4,499
                          --------  --------  --------    -------------    -------------
Income before income tax
 expense, extraordinary
 items and cumulative
 effect adjustment......    23,938    22,614    10,102            5,689            3,186
Income tax expense......    10,474     6,757     4,088            2,249            1,265
                          --------  --------  --------    -------------    -------------
Income before
 extraordinary items and
 cumulative effect
 adjustment.............    13,464    15,857     6,014            3,440            1,921
Extraordinary items, net
 of income tax..........    (6,679)   (3,408)      180              --               --
Cumulative effect of
 change in method of
 accounting for income
 taxes..................       556       --        --               --               556
                          --------  --------  --------    -------------    -------------
Net income..............  $  7,341  $ 12,449  $  6,194    $       3,440    $       2,477
                          ========  ========  ========    =============    =============
Income per common and
 equivalent share:
 Income before
  extraordinary items
  and cumulative effect
  adjustment............  $    .89  $   1.37  $    .53    $         .23    $         .13
 Extraordinary items,
  net of income tax.....      (.44)     (.29)      .02              --               --
 Cumulative effect of
  change in method of
  accounting for income
  taxes.................       .04       --        --               --               .03
                          --------  --------  --------    -------------    -------------
 Net income.............  $    .49  $   1.08  $    .55    $         .23    $         .16
                          ========  ========  ========    =============    =============

          See accompanying notes to consolidated financial statements.

                        SHOWBOAT, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                  ADDITIONAL             LESS        LESS
                          COMMON   PAID-IN   RETAINED  TREASURY    UNEARNED
                           STOCK   CAPITAL   EARNINGS   STOCK    COMPENSATION  TOTAL
                          ------- ---------- --------  --------  ------------ --------
                                                (IN THOUSANDS)
Balance, December 31,
 1990...................  $12,345  $22,416   $32,405   $(7,765)     $(553)    $ 58,848
Net income..............      --       --      6,194       --         --         6,194
Cash dividends ($.10 per
 share).................      --       --     (1,135)      --         --        (1,135)
Share transactions under
 stock plans............      --        27       --        (19)        15           23
Amortization of unearned
 compensation...........      --       --        --        --         203          203
                          -------  -------   -------   -------      -----     --------
Balance, December 31,
 1991...................   12,345   22,443    37,464    (7,784)      (335)      64,133
Net income..............      --       --     12,449       --         --        12,449
Cash dividends ($.10 per
 share).................      --       --     (1,135)      --         --        (1,135)
Issuance of 3,450,000
 shares of common stock.    3,450   46,916       --        --         --        50,366
Share transactions under
 stock plans............      --        15       --         23         11           49
Amortization of unearned
 compensation...........      --       --        --        --         156          156
                          -------  -------   -------   -------      -----     --------
Balance, December 31,
 1992...................   15,795   69,374    48,778    (7,761)      (168)     126,018
Net income..............      --       --      7,341       --         --         7,341
Cash dividends ($.10 per
 share).................      --       --     (1,491)      --         --        (1,491)
Share transactions under
 stock plans............      --     1,788       --      1,391        --         3,179
Amortization of unearned
 compensation...........      --       --        --        --         111          111
                          -------  -------   -------   -------      -----     --------
Balance, December 31,
 1993...................  $15,795  $71,162   $54,628   $(6,370)     $ (57)    $135,158
                          =======  =======   =======   =======      =====     ========
(Balances from January
 1, 1994 to
 March 31, 1994 are
 unaudited).............
Net income..............      --       --      3,440       --         --         3,440
Cash dividends ($.025
 per share).............      --       --       (375)      --         --          (375)
Share transactions under
 stock plans............      --       275       --         42          9          326
Amortization of unearned
 compensation...........      --       --        --        --          12           12
                          -------  -------   -------   -------      -----     --------
Balance, March 31, 1994.  $15,795  $71,437   $57,693   $(6,328)     $ (36)    $138,561
                          =======  =======   =======   =======      =====     ========


          See accompanying notes to consolidated financial statements.

                        SHOWBOAT, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE THREE
                               FOR THE YEARS ENDED            MONTHS ENDED
                                   DECEMBER 31,                 MARCH 31,
                             --------------------------  -----------------------
                               1993     1992     1991       1994        1993
                             --------  -------  -------  ----------- -----------
                                                         (UNAUDITED) (UNAUDITED)
                                              (IN THOUSANDS)
Cash flows from operating
 activities:
 Net income................  $  7,341  $12,449  $ 6,194   $  3,440     $ 2,477
 Adjustments to reconcile
  net income to net cash
  provided by operating
  activities:
 Allowance for doubtful
  accounts.................     1,849    1,644    2,924         58         513
 Depreciation and
  amortization.............    23,303   22,012   25,692      6,361       5,140
 Amortization of original
  issue discount and debt
  issuance costs...........       744    1,011      811        127         134
 Provision for deferred
  income taxes.............       813      238    1,230        742         141
 Amortization of unearned
  compensation.............       111      156      203         12          30
 Provision for loss on
  Casino Reinvestment
  Development Authority
  obligation...............     1,122    1,068    1,057        255         249
 Equity in (income) loss of
  unconsolidated affiliate.       850      --       --      (3,240)        --
 Extraordinary (gain) loss
  on extinguishment of
  debt.....................    11,166    5,164     (273)       --          --
 Loss on disposition of
  property and equipment...       517      264      350        --          --
 (Increase) decrease in
  receivables, net.........    (2,670)  (1,537)    (899)      (231)         43
 (Increase) decrease in
  inventories and prepaid
  expenses.................       (23)    (265)     599         76        (339)
 (Increase) decrease in
  deposits and other
  assets...................      (554)     284     (448)       235          52
 Increase (decrease) in
  accounts payable.........        85      395     (826)     1,556       1,236
 Increase (decrease) in
  income taxes payable.....       968      429        2     (1,996)     (1,531)
 Increase (decrease) in
  accrued liabilities......    (1,503)     400    1,007      7,123      (5,038)
 Other.....................                                    (66)        346
                             --------  -------  -------   --------     -------
  Net cash provided by
   operating activities....    44,119   43,712   37,623     14,452       3,453
                             --------  -------  -------   --------     -------
Cash flows from investing
 activities:
 Acquisition of property
  and equipment............   (59,686) (21,050) (13,381)   (19,693)    (17,286)
 Proceeds from sale of
  property and equipment...        78      105      311         47          29
 Investment in
  unconsolidated affiliate.   (18,600)     --       --      (9,000)        --
 (Increase) decrease in
  deposits and other
  assets...................     4,046      910   (1,097)       --          (67)
 Deposit for Casino
  Reinvestment Development
  Authority obligation.....    (3,289)  (3,161)  (2,892)      (792)       (717)
 Distribution of earnings
  of unconsolidated
  affiliate................       --       --       --         900         --
                             --------  -------  -------   --------     -------
  Net cash used in
   investing activities....   (77,451) (23,196) (17,059)   (28,538)    (18,041)
                             --------  -------  -------   --------     -------
Cash flows from financing
 activities:
 Principal payments of
  long-term debt and
  capital lease
  obligations..............    (3,914)  (8,879)  (7,635)    (1,047)    (51,080)
 Proceeds from issuance of
  long-term debt...........   275,000      --     1,098        --          --
 Proceeds from note
  payable..................       --       --       --         --        1,100
 Early extinguishment of
  debt.....................  (208,085)     --   (11,696)       --          --
 Debt issuance costs.......    (7,593)     --       (74)       --          --
 Payment of dividends......    (1,400)  (1,141)  (1,140)      (375)       (284)
 Issuance of common stock..     2,510   50,366      --         179          18
 Other.....................       --        49       23        --          --
                             --------  -------  -------   --------     -------
  Net cash provided by
   (used in) financing
   activities..............    56,518   40,395  (19,424)    (1,243)    (50,246)
                             --------  -------  -------   --------     -------
Net increase (decrease) in
 cash and cash equivalents.    23,186   60,911    1,140    (15,329)    (64,834)
Cash and cash equivalents
 at beginning of period....    99,601   38,690   37,550    122,787      99,601
                             --------  -------  -------   --------     -------
Cash and cash equivalents
 at end of period..........  $122,787  $99,601  $38,690   $107,458     $34,767
                             ========  =======  =======   ========     =======
Supplemental disclosures of
 cash flow information:
 Cash paid during the
  period for:
 Interest, net of amount
  capitalized..............  $ 25,741  $24,562  $26,937   $    164     $10,275
 Income taxes..............     3,650    4,400    2,948      3,503       2,100
Supplemental schedule of
 non-cash investing and
 financing activities:
 Capital lease obligations
  incurred in connection
  with acquisition of
  equipment................       --       152      131        --          --
 Increase (decrease) in
  property and equipment
  acquisitions included in
  construction contracts
  and retentions payable
  and long-term debt.......     3,914    1,890     (309)       795         483
 Share transactions under
  long-term incentive plan.       --        27       35        --          --
 Transfer deposits for
  Casino Reinvestment
  Development Authority
  obligation to
  construction in progress.     6,667      --       --         --          --

          See accompanying notes to consolidated financial statements.

                        SHOWBOAT, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS AND PRINCIPLES OF CONSOLIDATION

  Showboat, Inc. and subsidiaries, collectively the Company, conduct casino gaming operations in Las Vegas, Nevada, Atlantic City, New Jersey and New Orleans, Louisiana. In addition, the Company operates support services including hotel, restaurant, bar, bowling and convention facilities.

  The Consolidated Financial Statements for the three months ended March 31, 1993 and 1994 and related amounts in the Notes to the consolidated financial statements are unaudited, but in the opinion of management reflect all normal and recurring adjustments necessary for a fair representation of the results of those periods.

  The consolidated financial statements include the accounts of Showboat, Inc.
(SBO) and its wholly-owned subsidiaries which are Showboat Development Company
(SDC), Showboat Operating Company (SBOC) and Ocean Showboat, Inc. (OSI). They also include SDC's wholly-owned subsidiaries, Lake Pontchartrain Showboat, Inc.
(LPSI) and Showboat Louisiana, Inc. (SBL), and OSI's wholly-owned subsidiaries Atlantic City Showboat, Inc. (ACSI) and Ocean Showboat Finance Corporation
(OSFC). Showboat, Inc. and its subsidiaries own and operate hotel casinos in Las Vegas, Nevada (Las Vegas Showboat) and Atlantic City, New Jersey (Atlantic City Showboat) and own an equity interest in and manage a riverboat casino on Lake Pontchartrain in New Orleans, Louisiana (Showboat Star Casino). All material intercompany balances and transactions have been eliminated in consolidation.

  On March 1, 1994, the Company purchased an additional 20% equity interest from its partner for $9 million, increasing its interest in Showboat Star Partnership to 50%. The Company's equity in the income or loss of Showboat Star Partnership is included in the Consolidated Statements of Income. LPSI receives a management fee from Showboat Star Partnership of 5.0% of casino revenues net of gaming taxes of 18.5% and boarding fees of $5.00 per person. Management fees are included in other revenues in the Consolidated Statements of Income.

CASINO REVENUE AND COMPLIMENTARIES

  In accordance with common industry practice, casino revenues are the net of gaming wins less losses.

  Complimentaries primarily consist of rooms, food and beverage furnished gratuitously to customers. The sales values of such services are included in the respective revenue classifications and are then deducted as complimentaries. Complimentary rates are periodically reviewed and adjusted by management.

CASH EQUIVALENTS

  For purposes of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

INVENTORIES

  Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out method.

FAIR VALUE OF CERTAIN FINANCIAL INSTRUMENTS

  The carrying amount of cash equivalents, accounts receivable and all current liabilities approximates fair value because of the short maturity of these instruments. See Notes 4 and 11 for additional fair value disclosures.

                        SHOWBOAT, INC. AND SUBSIDIARIES

PROPERTY AND EQUIPMENT

  Property and equipment are stated at cost. Depreciation, including amortization of capitalized leases, is computed using the straight-line method. The cost of maintenance and repairs is charged to expense as incurred; significant renewals and betterments are capitalized.

  Estimated useful lives for property and equipment are 5 to 15 years for land improvements, 10 to 40 years for buildings and 2 to 10 years for furniture and equipment.

INTEREST COSTS

  Interest is capitalized in connection with the construction of major facilities. The capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset's estimated useful life. For the year ended December 31, 1993, $1,085,000 of interest cost was capitalized. No interest was capitalized in the years ended December 31, 1992 and 1991. For the three-month periods ended March 31, 1994 and 1993, interest costs of $449,000 and $189,000, respectively, were capitalized (unaudited).

INCOME TAXES

  In February 1992, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (FAS 109). Under the asset and liability method of FAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under FAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

  Effective January 1, 1993, the Company adopted FAS 109 and has reported the cumulative effect of that change in accounting method in the 1993 Consolidated Statement of Income.

  The Company previously used the asset and liability method under Statement of Financial Accounting Standards No. 96 (FAS 96). Under the asset and liability method of FAS 96, deferred tax assets and liabilities were recognized for all the events that had been recognized in the financial statements. Under FAS 96, the future tax consequences of recovering assets or settling liabilities at their financial statement carrying amounts were considered in calculating deferred income taxes. Generally, FAS 96 prohibited consideration of any other future events in calculating deferred income taxes.

  The Company and its subsidiaries file a consolidated federal income tax return. For tax reporting purposes, the Company has elected to continue its fiscal year ending June 30.

POSTEMPLOYMENT AND POSTRETIREMENT BENEFITS

  The Company does not currently provide any significant postemployment or postretirement benefits.

AMORTIZATION OF ORIGINAL ISSUE DISCOUNT AND DEBT ISSUANCE COSTS


  Original issue discount is amortized over the life of the related indebtedness using the effective interest method.

  Costs associated with the issuance of debt have been deferred and are being amortized over the life of the related indebtedness using a weighted average method based on retirement schedules specified in the debt indentures.

                        SHOWBOAT, INC. AND SUBSIDIARIES

INCOME PER COMMON AND EQUIVALENT SHARE

  Income per common and equivalent share is based on the weighted average number of shares outstanding. Such averages were 15,099,147, 11,584,275 and 11,410,208 for the years ended December 31, 1993, 1992 and 1991, respectively and 15,180,008 and 15,141,493 for the three-months ended March 31, 1994 and 1993, respectively (unaudited). Fully-diluted and primary income per common and equivalent share are the same.

PREOPENING AND DEVELOPMENT COSTS

  The Company is currently investigating expansion opportunities in new gaming jurisdictions. Costs associated with these investigations are expensed as incurred until such time as a particular opportunity is determined to be viable, generally when the Company is selected as the operator of a new gaming facility or a gaming license has been granted.

  Costs incurred during the construction and preopening phase are capitalized. Types of costs capitalized include professional fees, salaries and wages, temporary office expenses, marketing expenses and training costs. When the new operation opens for business, preopening costs will be amortized over a period not to exceed 12 months using the straight-line method.

  Costs associated with the preopening of the Showboat Star Casino on Lake Pontchartrain in New Orleans, Louisiana were written-off upon commencement of operations on November 8, 1993 and totaled $4,246,000. The Company's share of those costs of $1,274,000 are included in equity in loss of unconsolidated affiliate in the December 31, 1993 Consolidated Statement of Income.

RECLASSIFICATIONS

  Certain prior period balances have been reclassified to conform to the current year's presentation.

2. RECEIVABLES

  Receivables consist of the following:

                                                      DECEMBER 31,    MARCH 31,
                                                     ---------------    1994
                                                      1993    1992   (UNAUDITED)
                                                     ------- ------- -----------
                                                     (IN THOUSANDS)
Casino.............................................. $ 6,816 $ 6,964   $6,621
Hotel...............................................   1,020     715      772
Employees...........................................      88      86       80
Other...............................................     935     406    1,248
                                                     ------- -------   ------
                                                       8,859   8,171    8,721
Less allowance for doubtful accounts................   2,946   3,079    2,635
                                                     ------- -------   ------
Receivables, net.................................... $ 5,913 $ 5,092   $6,086
                                                     ======= =======   ======

                        SHOWBOAT, INC. AND SUBSIDIARIES

3. ACCRUED LIABILITIES

  Accrued liabilities consist of the following:

                                                      DECEMBER 31,    MARCH 31,
                                                     ---------------    1994
                                                      1993    1992   (UNAUDITED)
                                                     ------- ------- -----------
                                                           (IN THOUSANDS)
Interest............................................ $ 4,240 $ 6,029   $10,599
Salaries and wages..................................   8,289   7,540     7,918
Taxes, other than taxes on income...................   1,988   1,641     3,264
Medical and liability claims........................   2,983   3,036     3,045
Advertising and promotion...........................   2,397   3,068     2,375
Outstanding chips and tokens........................   1,204   1,308     1,066
Other...............................................   2,563   2,545     2,520
                                                     ------- -------   -------
Total accrued liabilities........................... $23,664 $25,167   $30,787
                                                     ======= =======   =======

4. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                    DECEMBER 31,     MARCH 31,
                                                  -----------------    1994
                                                    1993     1992   (UNAUDITED)
                                                  -------- -------- -----------
                                                         (IN THOUSANDS)
9 1/4% First Mortgage Bonds due 2008 (a)......... $275,000 $    --   $275,000
11 3/8% Mortgage-Backed Bonds Due 2002 (b).......      --   149,444       --
13% Subordinated Sinking Fund Debentures Due Oc-
 tober 1, 2004 (c)...............................      --    32,949       --
Construction and term loan, repaid in 1993.......      --    17,192       --
Capitalized lease obligations (Note 5)...........    5,617    9,531     4,570
                                                  -------- --------  --------
                                                   280,617  209,116   279,570
Less current maturities..........................    3,574   54,055     2,549
                                                  -------- --------  --------
                                                  $277,043 $155,061  $277,021
                                                  ======== ========  ========

  (a) On May 18, 1993, the Company issued $275,000,000 of 9 1/4% First Mortgage Bonds due 2008 (First Mortgage Bonds). The proceeds from the sale of the First Mortgage Bonds were $268,469,000, net of underwriting discounts and commissions. Proceeds from the sale of the First Mortgage Bonds were used to redeem all of the outstanding 11 3/8% Mortgage-Backed Bonds Due 2002 at 105.7% of the principal amount plus accrued interest. The remaining proceeds were reserved by the Company to benefit existing facilities and to expand into new facilities or gaming jurisdictions.

  The First Mortgage Bonds are unconditionally guaranteed by OSI, ACSI and SBOC. Interest on the First Mortgage Bonds is payable semi-annually on May 1 and November 1 of each year commencing November 1, 1993. The First Mortgage Bonds are not redeemable prior to May 1, 2000. Thereafter, the First Mortgage Bonds will be redeemable, in whole or in part, at redemption prices specified in the Indenture for the First Mortgage Bonds (Indenture). The First Mortgage Bonds are senior secured obligations of the Company and rank senior in right of payment to all existing and future subordinated indebtedness of the Company and pari passu with the Company's senior indebtedness. The First Mortgage Bonds are secured by a deed of trust representing a first lien on the Las Vegas Showboat (other than certain assets), by a pledge of all outstanding shares of capital stock of OSI, an intercompany note by ACSI in favor of SBO and a pledge of certain intellectual property rights of the Company. OSI's obligation under its guaranty is secured by a pledge of all outstanding shares of capital stock of ACSI. ACSI's obligation under its guaranty is secured by

                        SHOWBOAT, INC. AND SUBSIDIARIES
a leasehold mortgage representing a first lien on the Atlantic City Showboat (other than certain assets). SBOC's guaranty is secured by a pledge of certain assets related to the Las Vegas Showboat.

  The Indenture places significant restrictions on SBO and its subsidiaries, including restrictions on making loans and advances by SBO to subsidiaries which are Non-Recourse Subsidiaries or subsidiaries in which SBO owns less than 50% of the equity. All capitalized terms not otherwise defined in this paragraph have the meanings assigned to the Indenture. The Indenture also places significant restrictions on the incurrence of additional Indebtedness by SBO and its subsidiaries, the creation of additional Liens on the Collateral securing the First Mortgage Bonds, transactions with Affiliates and the investment of SBO and its subsidiaries in certain Investments. In addition, the terms of the Indenture prohibit SBO and its subsidiaries from making a Restricted Payment unless, at the time of such Restricted Payment: (i) no Default or Event of Default has occurred or would occur as a consequence of such restricted payment; (ii) SBO, at the time of Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, would have been permitted to incur at least $1.00 of additional Indebtedness; and (iii) such Restricted Payment, together with the aggregate of all other Restricted Payments by SBO and its subsidiaries is less than the sum of (x) 50% of the Consolidated Net Income of SBO for the period (taken as one accounting period) from April 1, 1993 to the end of SBO's most recently ended fiscal quarter for which internal financial statements are available, plus (y) 100% of the aggregate net cash proceeds received by SBO from the issuance or sale of Equity Interests of SBO since the Issue Date, plus (z) Excess Non-Recourse Subsidiary Cash Proceeds received after the Issue Date. The Term Restricted Payment does not include, among other things, the payment of any dividend if, at the time of declaration of such dividend, the dividend would have complied with the provisions of the Indenture; the redemption, repurchase, retirement, or other acquisition of any Equity Interest of SBO out of proceeds of, the substantially concurrent sale of other Equity Interests of SBO; Investments by SBO in an amount not to exceed $75,000,000 in the aggregate in any Non-Recourse Subsidiary engaged in a Gaming Related Business; Investments by SBO in any Non-Recourse Subsidiary engaged in a Gaming Related Business in an amount not to exceed in the aggregate 100% of all cash received by SBO from any Non-Recourse Subsidiary up to $75,000,000 in the aggregate and thereafter, 50% of all cash received by SBO from any Non-Recourse Subsidiary other than cash required to be repaid or returned to such Non-Recourse Subsidiary provided that the aggregate amount of Investments pursuant thereto does not exceed $125,000,000 in the aggregate; and the purchase, redemption, defeasance of any pari passu Indebtedness with a substantially concurrent purchase, redemption, defeasance, or retirement of the First Mortgage Bonds (on a pro rata basis).

  (b) In March 1987, the Company issued $180,000,000 of 11 3/8% Mortgage-Backed Bonds Due 2002 (11 3/8% Bonds). Interest was payable semi-annually on March 15 and September 15 of each year. During the years ended December 31, 1991 and 1990, the Company repurchased $12,096,000 and $18,460,000 face value, respectively, of the 11 3/8% Bonds (Note 10). In accordance with the provisions of the Indenture for the First Mortgage Bonds, the 11 3/8% Bonds were redeemed on June 18, 1993 at 105.7% of par plus accrued interest.

  (c) During fiscal year 1985, the Company issued $57,500,000 of 13% (effective rate of 15.75%) Subordinated Sinking Fund Debentures Due October 1, 2004 (Debentures), with interest payable semi-annually. The Debentures were redeemable at any time at the option of the Company, in whole or in part, at par plus accrued interest or the Debentures may have been reacquired through purchases in the open market. The Debentures had a mandatory sinking fund requirement beginning October 1, 1991, designed to retire 80% of the issue prior to maturity. On October 1, 1992 and 1991, the Company applied $2,875,000 of previously repurchased Debentures toward the sinking fund requirement. On October 29, 1992, the Company made a redemption of $2,875,000 of Debentures. On January 29, 1993, the Company redeemed in full the Debentures at par plus accrued interest (Note 10).

                        SHOWBOAT, INC. AND SUBSIDIARIES

  At December 31, 1993 and March 31, 1994, the Company's Atlantic City subsidiary, ACSI, had available an unsecured line of credit for general working capital purposes totaling $15,000,000. Interest is payable monthly at the bank's prime rate plus .5%. The Bank's prime rate was 6.0% and 6.75% at December 31, 1993 and March 31, 1994, respectively. The line of credit is guaranteed by OSI and expires in August 1994. Borrowings on this line of credit may not be used for the payment of management fees or to fund ventures in other jurisdictions. At December 31, 1993 and March 31, 1994, ACSI had all the funds under this line of credit available for use.

  Maturities of the Company's long-term debt are as follows:

                                                                  (IN THOUSANDS)
Year Ending
 December 31,
  1994...........................................................    $  3,574
  1995...........................................................          20
  1996...........................................................       1,950
  1997...........................................................          25
  1998...........................................................          29
Thereafter.......................................................     275,019
                                                                     --------
                                                                     $280,617
                                                                     ========

  The fair value of the Company's First Mortgage Bonds was $283,250,000 at December 31, 1993 based on the quoted market price of the First Mortgage Bonds. The carrying amount of capital leases approximates fair value at December 31, 1993.

5. LEASES

  The Company leases certain furniture and equipment and a warehouse under long-term lease agreements. The leases covering furniture and equipment expire in 1994 and the warehouse lease expires in 2001. The Company has the option to purchase the warehouse from January 1, 1996 through March 31, 2001 at an option price of approximately $1,928,000.

  Property leased under capital leases by major classes are as follows:

                                                      DECEMBER 31,
                                                     ---------------
                                                                      MARCH 31,
                                                                        1994
                                                      1993    1992   (UNAUDITED)
                                                     ------- ------- -----------
                                                           (IN THOUSANDS)
Building--warehouse................................. $ 2,050 $ 2,050   $ 2,050
Furniture and equipment.............................  22,621  23,417    22,262
                                                     ------- -------   -------
                                                      24,671  25,467    24,312
Less accumulated amortization.......................  19,456  21,308    21,667
                                                     ------- -------   -------
                                                     $ 5,215 $ 4,159   $ 2,645
                                                     ======= =======   =======

                        SHOWBOAT, INC. AND SUBSIDIARIES

  ACSI is leasing 10 1/2 acres of Boardwalk property in Atlantic City, New Jersey for a term of 99 years commencing October 1983. Annual rent payments, which are payable monthly, commenced upon opening of the Atlantic City Showboat. The rent is adjusted annually based upon increases or decreases in the Consumer Price Index. In April 1993, the annual rent increased $243,000 to $8,118,000. ACSI is responsible for taxes, assessments, insurance and utilities.

  The following is a schedule of future minimum lease payments for capital leases and operating leases (with initial or remaining terms in excess of one year) as of December 31, 1993:

                                                               CAPITAL OPERATING
                                                               LEASES   LEASES
                                                               ------- ---------
                                                                (IN THOUSANDS)
Year ending December 31,
  1994........................................................ $4,014  $  9,537
  1995........................................................    286     9,773
  1996........................................................  1,961     9,629
  1997........................................................     33     9,783
  1998........................................................     33     9,916
Thereafter....................................................     20   797,971
                                                               ------  --------
Total minimum lease payments..................................  6,347  $846,609
                                                                       ========
Less amount representing interest (10.4% to 12.9%)............    730
                                                               ------
Present value of net minimum capital lease payments........... $5,617
                                                               ======

  Rent expense for all operating leases was $9,287,000, $8,659,000 and $8,046,000 for the years ended December 31, 1993, 1992 and 1991, respectively and $2,406,000 and $2,157,000 for the three-months ended March 31, 1994 and 1993.

6. STOCK PLANS

  On May 17, 1990, the shareholders of SBO approved a long-term incentive plan in which officers and key employees of the Company participate. Up to 600,000 shares of SBO common stock may be awarded to plan participants as either restricted shares or stock options. Restricted shares and options shall vest over a five-year period. The options are exercisable, subject to vesting, over ten years at option prices determined by SBO's Compensation Committee provided that the option price is not less than 100% of the fair market value of the Company's common stock determined on the date of grant of the options. As of December 31, 1993, 127,900 restricted shares have been issued from treasury.

  On May 17, 1990, the shareholders of SBO approved the Directors' Stock Option Plan whereby options to purchase up to 120,000 shares of SBO common stock may be granted at an option price no less than 100% of the fair market value of the shares on the date of grant. Under the terms of the Directors' Plan, each option shall be exercisable in full one year after the date of grant. Unless special circumstances exist, each option shall expire on the tenth anniversary of the date of grant or two years after the director's retirement.

  In April 1992, the Board of Directors of the Company adopted the 1992 Employee Stock Option Plan (Plan) for all full-time and part-time employees. The Company reserved an aggregate of 1,000,000 shares of SBO common stock for issuance under the Plan. The exercise price of an option awarded under the Plan cannot be less than the fair market value of the Company's common stock on the date of grant. The number of options granted to an employee is based on the employee's years of service with the Company. Options, all of which expire ten years from the date of grant, are subject to vesting and continued affiliation with the Company.

                        SHOWBOAT, INC. AND SUBSIDIARIES

  A summary of certain stock option information is as follows:

                                                    YEAR ENDED DECEMBER 31,
                                                   ----------------------------
                                                     1993      1992      1991
                                                   --------  --------  --------
Options outstanding at
 January 1........................................  901,080   393,570   386,850
Granted...........................................   96,550   521,550    21,000
Exercised......................................... (176,560)   (6,840)   (2,280)
Forfeited.........................................   (8,750)   (7,200)  (12,000)
                                                   --------  --------  --------
Options outstanding at
 December 31......................................  812,320   901,080   393,570
                                                   ========  ========  ========
Option price range at                              $6.50 to  $6.50 to  $6.50 to
 December 31......................................   $18.00    $14.50     $8.00
Options exercisable at
 December 31......................................  529,495   120,430    82,245

  Unearned compensation in connection with restricted stock issued for future services was recorded on the date of grant at the fair market value of SBO's common stock and is being amortized ratably from the date of grant over the five-year vesting period as it is earned. Compensation expense of $111,000, $156,000 and $203,000 was recognized during the years ended December 31, 1993, 1992 and 1991, respectively. Unearned compensation has been shown as a reduction of shareholders' equity in the accompanying Consolidated Balance Sheets.

7. SHAREHOLDERS' EQUITY

  On December 24, 1992, the Company issued 3,450,000 shares of its $1.00 par value common stock in a public offering. The price to the public was $15.50 per share. Net proceeds of the offering, after deducting all associated costs, was $50,366,000 or $14.60 per newly issued share. Proceeds of the offering were used in January 1993 to redeem all of SBO's 13% Subordinated Sinking Fund Debentures Due 2004 and to fully prepay the balance outstanding on the construction and term loan.

8. INCOME TAXES

  As discussed in Note 1, the Company adopted FAS 109 effective January 1, 1993. The cumulative effect of the change in method of accounting for income taxes of $556,000 is determined as of January 1, 1993 and is reported separately in the Consolidated Statement of Income for the year ended December 31, 1993. Prior year financial statements have not been restated to apply the provisions of FAS 109.

  Total income tax expense for the year ended December 31, 1993 was allocated as follows:

                                                                  (IN THOUSANDS)
     Continuing operations......................................     $10,474
     Extraordinary item.........................................      (4,487)
     Shareholders' equity, related to compensation expense de-
      ferred and reported as a reduction of shareholders' equity
      for financial reporting purposes..........................        (661)
                                                                     -------
                                                                     $ 5,326
                                                                     =======

                        SHOWBOAT, INC. AND SUBSIDIARIES

  Income tax expense (benefit) attributable to income from continuing operations consists of:

                                                                    THREE MONTHS
                                                                       ENDED
                                           YEAR ENDED DECEMBER 31,   MARCH 31,
                                           ------------------------     1994
                                             1993    1992    1991   (UNAUDITED)
                                           -------- ------- ------- ------------
                                                      (IN THOUSANDS)
U.S. federal
  Current................................. $  7,910 $ 6,519 $ 2,858    $1,260
  Deferred................................      965     238   1,230       853
                                           -------- ------- -------    ------
                                              8,875   6,757   4,088     2,113
                                           -------- ------- -------    ------
State and local
  Current.................................    1,195     --      --        248
  Deferred................................      404     --      --       (112)
                                           -------- ------- -------    ------
                                              1,599     --      --        136
                                           -------- ------- -------    ------
Total
  Current.................................    9,105   6,519   2,858     1,508
  Deferred................................    1,369     238   1,230       741
                                           -------- ------- -------    ------
                                           $ 10,474 $ 6,757 $ 4,088    $2,249
                                           ======== ======= =======    ======

  In 1992 and 1991, income tax expense of $6,757,000 and $4,088,000, respectively, represents income tax expense from continuing operations before extraordinary items. In 1992, as a result of an extraordinary loss of $5,164,000 (Note 10), the Company recognized an income tax benefit of $1,756,000 resulting in total income tax expense of $5,001,000. In 1991, as a result of an extraordinary gain of $273,000 (Note 10), the Company recognized additional income tax expense of $93,000 resulting in total income tax expense of $4,181,000.

  Income tax expense attributable to income from continuing operations differed from the amounts computed by applying the U.S. federal income tax rate of 35% for the year ended December 31, 1993 and 34% for the years ended December 31, 1992 and 1991 to pretax income from continuing operations as a result of the following:

                                                      YEAR ENDED DECEMBER 31,
                                                      --------------------------
                                                        1993     1992     1991
                                                      --------  -------  -------
                                                           (IN THOUSANDS)
Computed "expected" tax expense.....................  $  8,378  $ 7,689  $ 3,435
Increase (reduction) in income taxes resulting from:
  Change in the beginning of the year balance of the
   valuation allowance for deferred tax assets allo-
   cated to income tax expense......................       224      --       --
  Adjustment to deferred tax assets and liabilities
   for enacted changes in tax rates.................       383      --       --
  State and local income taxes, net of federal tax
   benefit..........................................       930      --       --
  Impact of settlement of Internal Revenue Service
   examination......................................       --      (102)     --
  Restricted interest assessment, net of tax........       619      --       --
  Impact of graduated tax rates.....................       (90)     --       --
  Other, net........................................        30     (830)     653
                                                      --------  -------  -------
  Income tax expense................................  $ 10,474  $ 6,757  $ 4,088
                                                      ========  =======  =======

                        SHOWBOAT, INC. AND SUBSIDIARIES

  The significant components of deferred income tax expense attributable to income from continuing operations for the year ended December 31, 1993 are as follows:

                                                                 (IN THOUSANDS)
     Deferred tax expense (exclusive of other components listed
      below)....................................................     $  762
     Adjustment to deferred tax assets and liabilities for en-
      acted changes in tax rates................................        383
     Change in beginning of the year balance of the valuation
      allowance for deferred tax assets.........................        224
                                                                     ------
                                                                     $1,369
                                                                     ======

  For the years ended December 31, 1992 and 1991, deferred income tax expense of $238,000 and $1,230,000, respectively, results from temporary differences in the recognition of income and expenses for income tax and financial reporting purposes. The sources and tax effects of these temporary differences are as follows:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                               ----------------
                                                                1992     1991
                                                               -------  -------
                                                               (IN THOUSANDS)
Depreciation and amortization................................  $ 1,250  $   556
Utilization of credit carryforwards, net.....................    1,145     (676)
Provisions for loss on Casino Reinvestment Development Au-
 thority obligation..........................................   (1,496)      31
Allowance for doubtful accounts..............................      309      342
Preopening costs.............................................      369    1,511
Accrued vacations............................................     (359)    (149)
Impact of settlement of Internal Revenue Service examination.     (625)     --
Other, net...................................................     (355)    (385)
                                                               -------  -------
                                                               $   238  $ 1,230
                                                               =======  =======

  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1993 are as follows:

                                                                  (IN THOUSANDS)
    Deferred tax assets:
     Casino Reinvestment Development Authority obligation........    $(1,566)
     Accrued vacations...........................................     (1,621)
     Allowance for doubtful accounts.............................     (1,210)
     Alternative minimum tax credit carryforwards................     (2,423)
     Other.......................................................     (3,606)
                                                                     -------
     Total gross deferred tax assets.............................    (10,426)
     Less valuation allowance....................................        601
                                                                     -------
      Net deferred tax assets....................................     (9,825)
                                                                     -------
    Deferred tax liabilities:
      Depreciation and amortization..............................     17,350
      Capitalized interest.......................................      2,571
                                                                     -------
      Total gross deferred tax liabilities.......................     19,921
                                                                     -------
    Net deferred tax liability...................................    $10,096
                                                                     =======

                        SHOWBOAT, INC. AND SUBSIDIARIES

  Temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities that give rise to significant portions of the net deferred tax liability at December 31, 1992 relate to the following:

                                                                 (IN THOUSANDS)
     Depreciation and amortization..............................    $13,931
     Utilization of credit carryforwards........................     (2,032)
     Capitalized interest.......................................      2,572
     Allowance for doubtful accounts............................     (1,047)
     Accrued vacations..........................................     (1,328)
     Provisions for loss on Casino Reinvestment Development Au-
      thority
      obligation................................................     (1,496)
     Other......................................................     (1,317)
                                                                    -------
     Net deferred tax liability.................................    $ 9,283
                                                                    =======

  The valuation allowance for deferred tax assets as of January 1, 1993 was $377,000. The net change in the total valuation allowance for the year ended December 31, 1993 was an increase of $224,000.

  At December 31, 1993, the Company had available $2,423,000 of alternative minimum tax credit carryforwards which are available to reduce future federal regular income taxes, if any, over an indefinite period.

  For State of New Jersey income tax purposes, the Company has available $1,144,000 of net operating loss carryforwards which expire through 1997.

9. EMPLOYEE BENEFIT PLANS

  The Company maintains a profit sharing and retirement plan for eligible employees who are not covered by a collective bargaining agreement or by another retirement plan to which the Company is required to contribute. Contributions to the plan are made at the discretion of the Board of Directors of SBO. The benefits are limited to the allocated interest in the fund assets and each participant's account vests over a seven-year period. Contributions accrued by the Company were $195,000, $175,000 and $150,000 for the years ended December 31, 1993, 1992 and 1991, respectively.

  The Company maintains a retirement and savings plan for eligible employees of ACSI and OSI. Under the terms of the plan, eligible employees may defer up to 3% of their compensation, as defined, of which 100% of the deferral is matched by ACSI. Eligible employees may contribute an additional 12% of their compensation which will not be matched by the Company. Contributions by the Company vest over a five-year period. The Company contributed $1,330,000, $1,110,000 and $776,000 to this plan for the years ended December 31, 1993, 1992 and 1991, respectively.

  Effective January 1, 1994, SBOC and LPSI adopted the provisions of the retirement and savings plan previously available to the eligible employees of ACSI and OSI. The Company has requested a determination letter from the Internal Revenue Service to allow the Company to merge the present profit sharing plan and the retirement and savings plan.

  The Company's union employees are covered by union-sponsored, collectively-bargained, multi-employer pension plans. The Company contributed and charged to expense $1,197,000, $1,182,000 and $1,184,000 during the years ended December 31, 1993, 1992 and 1991, respectively. These contributions are

                        SHOWBOAT, INC. AND SUBSIDIARIES
determined in accordance with the provisions of negotiated labor contracts and generally are based on the number of hours worked.

10. EXTRAORDINARY ITEMS

  On June 18, 1993, the Company redeemed all of its remaining 11 3/8% Bonds at 105.7% plus accrued and unpaid interest up to and including the redemption date. The Company recognized an extraordinary loss before any income tax benefit of $11,166,000 as a result of the write-off of the unamortized debt issuance costs of $2,666,000 and the payment of a 5.7% redemption premium of $8,500,000. The after tax loss was $6,679,000 or $.44 per share.

  On December 30, 1992, the Company notified debentureholders of its intent to redeem all of the outstanding Debentures at par plus accrued interest on January 29, 1993. Accordingly, at December 31, 1992, the Company reclassified the outstanding principal balance of $32,949,000 to current maturities of long-term debt and recognized an extraordinary loss of $5,164,000 before an income tax benefit of $1,756,000 as a result of the write-off of the unamortized discount and debt issuance costs. The after tax loss was $3,408,000 or $.29 per share.

  In 1991, OSI purchased $12,096,000 face value of the Company's 11 3/8% Bonds for $11,696,000. Accordingly, after a charge of $127,000 for unamortized bond issuance costs, the Company realized an extraordinary gain of $273,000 before income taxes of $93,000 resulting in an after tax gain of $180,000 or $.02 per share.

11. NEW JERSEY INVESTMENT OBLIGATION

  The New Jersey Casino Control Act (Act) provides, among other things, for an assessment on a gaming licensee based upon its gross casino revenues after completion of its first full year of operation. This assessment may be satisfied by investing in qualified direct investments, purchasing bonds issued by the Casino Reinvestment Development Authority (CRDA), or paying an "alternative tax." In order for direct investments to be eligible, they must be approved by the CRDA.

  Deposits with the CRDA bear interest at two-thirds of market rates resulting in a current value lower than cost. At December 31, 1993 and 1992, deposits and other assets include $5,010,000 and $9,431,000, respectively, representing the Company's deposit with the CRDA of $7,488,000 as of December 31, 1993 and $14,121,000 as of December 31, 1992, net of a valuation allowance of $2,478,000 and $4,690,000, respectively. The carrying value of these deposits, net of the valuation allowance, approximates fair value.

  The CRDA is responsible for redevelopment throughout New Jersey including the area surrounding the Boardwalk. The Company has requested and the CRDA has approved that $8,000,000 of the Company's deposits with the CRDA will be used in connection with the expansion of a City street leading to the Atlantic City Showboat. In connection with its approval, the CRDA required the Company to donate $2,000,000 of its deposits with the CRDA to certain public programs. Construction of the City street commenced in the fourth quarter of 1993 and is expected to be completed in 1994. The Company has reclassified these CRDA deposits, net of the valuation allowance, totaling $6,667,000 to construction in progress. When construction is complete, these costs will be amortized over seven years. The CRDA has set aside these deposits in a restricted account and the Company no longer receives the benefit of investment income on these funds.

  The Company has applied for and received approval for approximately $8,800,000 in funding credits from the CRDA in connection with the construction of Atlantic City Showboat's additional hotel rooms.

                        SHOWBOAT, INC. AND SUBSIDIARIES

Pending the execution of a Credit Agreement with the CRDA, which states the terms and conditions by which the Company may receive funding credit, the Company may begin applying for and receiving funds from the CRDA as expenditures are made for the construction of the hotel rooms to the extent ACSI has available funds on deposit with the CRDA. The Company has approximately $2,500,000 in available deposits with the CRDA which they may apply for upon execution of the Credit Agreement, with the balance being applied to portions of future CRDA deposits.

12. COMMITMENTS AND CONTINGENCIES

  During 1993, the Company entered into construction contracts which commit the Company to approximately $39,000,000 in expenditures in 1994 and approximately $7,000,000 in 1995.

  In December 1993, the Company agreed to purchase an additional 20% equity interest in Showboat Star Partnership from a partner for $9,000,000, increasing the Company's interest in the partnership to 50% subject to the approval of the Louisiana Riverboat Gaming Commission. The Louisiana Riverboat Gaming Commission approved the transaction in February 1994 and effective March 1, 1994, the Company acquired the additional 20% equity interest in Showboat Star Partnership.

  In February 1994, Showboat and Waterfront Entertainment and Development, Inc. formed the Showboat Marina Partnership (Indiana Partnership). The Indiana Partnership has filed a gaming application with the Indiana Gaming Commission to operate a riverboat on Lake Michigan in East Chicago, Indiana. Under the terms of the partnership agreement, Showboat will own 55% of the Indiana Partnership and is required to make an initial capital contribution of $1,000,000 and an additional contribution of $16,500,000 at such later dates as specified in an initial development budget.

  The Company is involved in various claims and legal actions arising in the ordinary course of business. Additionally, the Company is presently undergoing an audit by the Internal Revenue Service for the tax years ending June 30, 1989 and 1990. The State of New Jersey is currently auditing the Company's state income tax returns for the tax years ended June 30, 1986 through 1992. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position or results of operations.

                        SHOWBOAT, INC. AND SUBSIDIARIES

                   NOTES TO FINANCIAL STATEMENTS--(CONCLUDED)

13. SELECTED QUARTERLY DATA (UNAUDITED)

  Summarized unaudited financial data for interim periods for the years ended December 31, 1993 and 1992 are as follows:

                                         QUARTER ENDED (A)              YEAR
                               --------------------------------------  ENDED
                               3/31/93  6/30/93    9/30/93  12/31/93  12/31/93
                               -------- --------  --------- --------- --------
                               (IN THOUSANDS EXCEPT PER SHARE DATA)
Net revenues.................. $ 85,496 $ 92,706  $ 108,005 $ 89,520  $375,727
Income from operations (b)....    7,685   11,983     18,250    7,501    45,419
Income before extraordinary
 loss and cumulative effect
 adjustment (c)(d)............    1,921    3,751      7,356      436    13,464
Net income (loss).............    2,477   (2,928)     7,356      436     7,341
Income before extraordinary
 loss and cumulative effect
 adjustment per share (c)(d)..      .13      .24        .48      .03       .89
Net income (loss) per share...      .16     (.20)       .48      .03       .49

                                       QUARTER ENDED (A)                  YEAR
                              ---------------------------------------    ENDED
                              3/31/92   6/30/92   9/30/92   12/31/92    12/31/92
                              --------- --------- --------- ---------   --------
                              (IN THOUSANDS EXCEPT PER SHARE DATA)
Net revenues................. $  85,523 $  89,250 $  99,105 $  81,358   $355,236
Income from operations.......    10,074    12,224    18,981     5,229     46,508
Income before extraordinary
 loss (e)....................     2,628     3,973     8,426       830     15,857
Net income (loss)............     2,628     3,973     8,426    (2,578)    12,449
Income before extraordinary
 loss per share(e)...........       .23       .34       .73       .07       1.37
Net income (loss) per share..       .23       .34       .73      (.22)      1.08

- ---------------------
(a) Quarterly results may not be comparable due to the seasonal nature of the Atlantic City operation.
(b) In 1993, the Company acquired a 30% equity interest in Showboat Star Partnership which was engaged in the development of a riverboat casino on Lake Pontchartrain in New Orleans, Louisiana. Operation of the riverboat casino commenced on November 8, 1993. The Company's share of the partnership's loss from the commencement of operations through December 31, 1993, including the write-off of preopening costs of $1,274,000, is included in income from operations for the quarter ended December 31, 1993.
(c) The Company adopted FAS 109 in 1993 and reported the cumulative effect of the change in method of accounting for income taxes as of January 1, 1993 in the 1993 Consolidated Statement of Income.
(d) In the quarter ended June 30, 1993, the Company recognized an extraordinary loss of $6,679,000, net of tax, as a result of the redemption of all of its outstanding 11 3/8% Bonds (Note 10).
(e) In the quarter ended December 31, 1992, the Company recognized an extraordinary loss of $3,408,000, net of tax, as a result of the planned redemption of all of its outstanding Debentures (Note 10).

14. SUBSEQUENT EVENTS (UNAUDITED)

  On May 6, 1994, the New South Wales Casino Control Authority announced that Sydney Harbour Casino Pty Limited, a wholly owned subsidiary of a company in which Showboat, Inc. is a principal founding shareholder, was the preferred applicant to develop a casino in Sydney, Australia. The preferred applicant will work during the next six months to obtain all the necessary regulatory approvals. Subsequently, the Authority will enter into a 99-year lease for the site of the casino in New South Wales and issue an exclusive casino license for 12 years to cover the State of New South Wales. The Company will have an approximate 27% equity interest in the casino at a cost of approximately $98.7 million. The Company anticipates making its investment in November 1994.

  On March 24, 1994, SBO secured a line of credit for A$8.4 million (U.S. dollar equivalent approximately $6.1 million) in compliance with the New South Wales Casino Control Authority's licensing requirements. This line of credit is secured by a $6.3 million certificate of deposit. Interest on this line of credit is payable at the bank's prime rate plus 2.0%. This line of credit expires in December 1994.

  On May 25, 1994, the Shareholders approved an increase in the number of Shares of Common Stock authorized from 20,000,000 to 50,000,000 Shares.

  On May 25, 1994, the Shareholders approved a long-term incentive plan in which officers and most management level employees of the Company participate. Up to 2,000,000 Shares of SBO Common Stock may be awarded to plan participants as either restricted shares or stock options. Restricted shares and options generally vest over a five-year period. The options are exercisable, subject to vesting, over ten years at option prices determined by SBO's Compensation Committee provided that the option price is not less than 100% of the fair market value of the Company's Common Stock determined on the date of grant of the options.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO DEALER, SALESMAN OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHO-RIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
Available Information.....................................................    3
Incorporation of Certain Documents by Reference...........................    3
Prospectus Summary........................................................    4
The Company...............................................................   10
Certain Considerations....................................................   18
Use of Proceeds...........................................................   23
Capitalization............................................................   24
Selected Consolidated Financial Data......................................   25
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   26
Management................................................................   34
Regulation................................................................   36
Description of Notes......................................................   37
Underwriting..............................................................   60
Legal Matters.............................................................   60
Experts...................................................................   60
Index to Consolidated Financial Statements................................  F-1

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                 $150,000,000

                                     LOGO

                                SHOWBOAT, INC.

                      % SENIOR SUBORDINATED NOTES DUE 2009


                               ----------------
                                  PROSPECTUS
                               ----------------


                         DONALDSON, LUFKIN & JENRETTE
                            SECURITIES CORPORATION


                                      , 1994

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 16. EXHIBITS

 EXHIBIT
 NUMBER                              DESCRIPTION/1/
 -------                             --------------
   1.01  Form of Underwriting Agreement./2/
   4.01  Specimen Common Stock Certificate for the Common Stock of the
         Company./2/
   4.02  Restated Articles of Incorporation of the Company dated June 23,
         1994./2/
   4.03  Restated Bylaws of the Company dated February 25, 1993 are incorporated herein by reference from the Company's Form 10-K for the
         Year Ended December 31, 1992, Part IV, Item 14(a)(3), Exhibit 3.02.
   4.04  Indenture relating to the 9 1/4% First Mortgage Bonds due 2008 is incorporated by reference from the Company's Form 8-K dated May 18,
         1993, Item 5, Exhibit 28.01.
   4.05  Bond Certificate relating to the 9 1/4% First Mortgage Bonds due 2008 is incorporated herein by reference from the Company's Form 8-K dated
         May 18, 1993, Item 5, Exhibit 28.01.
   4.06  Form of Indenture relating to the  % Senior Subordinated Notes due
         2009, including form of Note./2/

   5.01 Opinion and consent of Kummer Kaempfer Bonner & Renshaw as to the legality of securities being registered./2/
  12.01  Statement re: Computation of Ratios of Earnings to Fixed Charges./2/
  23.01  Consent of Kummer Kaempfer Bonner & Renshaw, contained in Exhibit
         5.01.
  23.02  Consent of KPMG Peat Marwick.
  24.01  Powers of Attorney./2/
  25.01  Form T-1 Statement of Eligibility and Qualification under the Trust
         Indenture Act of 1939 of Marine Midland Bank./2/
  99.01  Form of Escrow Agreement.

- ---------------------
  /1/All exhibits which are incorporated by reference are incorporated from the Company's respective periodic reports, Securities and Exchange Commission File No. 1-7123.
  /2/Previously filed.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANTS CERTIFY THAT THEY HAVE REASONABLE GROUNDS TO BELIEVE THAT THEY MEET ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAVE DULY CAUSED THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED IN THE CITY OF LAS VEGAS, STATE OF NEVADA ON AUGUST 2, 1994.

Showboat, Inc.                           Atlantic City Showboat, Inc.

        /S/ R. CRAIG BIRD                       /S/ JOHN N. BREWER
By: ________________________________     By: __________________________________

            R. CRAIG BIRD                           JOHN N. BREWER
           EXECUTIVE VICE                         ASSISTANT SECRETARY
        PRESIDENT--FINANCE AND
             DEVELOPMENT

Ocean Showboat, Inc.                     Showboat Operating Company


       /S/ JOHN N. BREWER                      /S/ LEANN K. SCHNEIDER
By: ________________________________     By: __________________________________

          JOHN N. BREWER                           LEANN K. SCHNEIDER
            ASSISTANT                                VICE PRESIDENT--
            SECRETARY                       FINANCE AND CHIEF FINANCIAL OFFICER




  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS OF SHOWBOAT, INC. IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                      TITLE                 DATE

                 *                    Chairman of the
- ------------------------------------   Board
           J.K. HOUSSELS

                 *                    Director, President
- ------------------------------------   and Chief
       J. KELL HOUSSELS, III           Executive Officer
                                       (Principal
                                       Executive Officer)

                                      Vice President--
               *                       Finance and Chief
- ------------------------------------   Financial Officer
         LEANN K. SCHNEIDER            (Principal
                                       Financial Officer
                                       and Principal
                                       Accounting
                                       Officer)

                 *                    Director
- ------------------------------------
       WILLIAM C. RICHARDSON

             SIGNATURES                         TITLE                DATE

                  *                     Director
- -------------------------------------
           JOHN D. GAUGHAN

                  *                     Director
- -------------------------------------
          JEANNE S. STEWART

                  *                     Director, Executive
- -------------------------------------    Vice President and
           FRANK A. MODICA               Chief Operating
                                         Officer

                  *                     Director and
- -------------------------------------    Secretary
          H. GREGORY NASKY

                  *                     Director
- -------------------------------------
          GEORGE A. ZETTLER

                  *                     Director
- -------------------------------------

          CAROLYN M. SPARKS


     /s/  R. CRAIG BIRD                 (Attorney-in-fact)      August 2, 1994
*By: ________________________________
          R. CRAIG BIRD

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS OF ATLANTIC CITY SHOWBOAT, INC. IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
                 *
- ------------------------------------
          FRANK A. MODICA            Chairman of the Board
                 *
- ------------------------------------
       J. KELL HOUSSELS, III         Director, President and
                                      Chief Executive Officer
                                      (Principal Executive
                                      Officer)
                 *
- ------------------------------------
          KATHY CARACCIOLO           Vice President--Finance
                                      (Principal Financial
                                      Officer and Principal
                                      Accounting Officer)
                 *
- ------------------------------------
          JOHN D. GAUGHAN            Director
                 *
- ------------------------------------
           J.K. HOUSSELS             Director
                 *
- ------------------------------------
          H. GREGORY NASKY           Director and Secretary

       /S/LEANN K. SCHNEIDER
*By ________________________________
         LEANN K. SCHNEIDER          (Attorney-in-fact)              August 2, 1994

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS OF OCEAN SHOWBOAT, INC. IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
                 *
- ------------------------------------
           J.K. Houssels             Chairman of the Board
                 *
- ------------------------------------
          Frank A. Modica            Director, President and
                                      Chief Executive Officer
                                      (Principal Executive
                                      Officer)
                 *
- ------------------------------------
           Mark J. Miller            Executive Vice President--
                                      Finance and Chief Operating
                                      Officer (Principal
                                      Financial Officer and
                                      Principal Accounting
                                      Officer)
                 *
- ------------------------------------
       William C. Richardson         Director
                 *
- ------------------------------------
          John D. Gaughan            Director
                 *
- ------------------------------------
         Jeanne S. Stewart           Director
                 *
- ------------------------------------
          H. Gregory Nasky           Director and Secretary
                 *
- ------------------------------------
       J. Kell Houssels, III         Director and Executive Vice
                                      President
                 *
- ------------------------------------
         George A. Zettler           Director
                 *
- ------------------------------------
         Carolyn M. Sparks           Director

        /s/John N. Brewer
*By ________________________________
           John N. Brewer            (Attorney-in-fact)              August 2, 1994

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 2 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS OF SHOWBOAT OPERATING COMPANY IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURE                           TITLE                    DATE
             ---------                           -----                    ----
                 *
- ------------------------------------
           J.K. Houssels             Chairman of the Board
                 *
- ------------------------------------
          Frank A. Modica            Director, President and
                                      Chief Executive Officer
                                      (Principal Executive
                                      Officer)
                 *
- ------------------------------------
         Leann K. Schneider          Vice President--Finance and
                                      Chief Financial Officer
                                      (Principal Financial
                                      Officer and Principal
                                      Accounting Officer)
                 *
- ------------------------------------
          John D. Gaughan            Director
                 *
- ------------------------------------
          H. Gregory Nasky           Directory and Secretary
                 *
- ------------------------------------
       J. Kell Houssels, III         Director

        /s/R. Craig Bird
*By ________________________________
           R. Craig Bird             (Attorney-in-fact)              August 2, 1994

                                 EXHIBIT INDEX


 EXHIBIT                                  PAGE
 NUMBER           DESCRIPTION            NUMBER
 -------          -----------            ------
  23.02  Consent of KPMG Peat Marwick.
  99.01  Form of Escrow Agreement.

                            GRAPHICS APPENDIX LIST

PAGE WHERE
GRAPHIC
APPEARS                     DESCRIPTION OF GRAPHIC OR CROSS REFERENCE
- --------------------------------------------------------------------------------
Inside Front Cover 1        Graphic No. 1 - An artist's rendering of the
contains graphics No. 1,    Atlantic City Showboat expansion.
2 and 3
                            Graphic No. 2 - A picture of the renovated Pacific
                            Avenue entrance to the Atlantic City Showboat.

                            Graphic No. 3 - A picture of the Showboat Star
                            Casino riverboat.
- --------------------------------------------------------------------------------
Inside Front Cover 2        Graphic No. 4 - An artist's rendering of the
contains graphics No. 4     proposed Sydney Harbour Casino.
and 5
                            Graphic No. 5 - An artist's rendering of the lobby
                            at the proposed Sydney Harbour Casino.
- --------------------------------------------------------------------------------
Inside Front Cover 3        Graphic No. 6 - A world map with a yellow dot
contains graphics No. 6,    marking Showboat's existing properties at Atlantic
7 and 8                     City, New Jersey, Las Vegas, Nevada and Lake
                            Pontchartrain, Louisiana and a red dot marking
                            Showboat's announced expansion opportunities as of
                            June 1994: Sydney, Australia, East Chicago, Indiana
                            and St. Regis Mohawk, New York.
- --------------------------------------------------------------------------------

                            GRAPHICS APPENDIX LIST

PAGE WHERE
GRAPHIC
APPEARS                     DESCRIPTION OF GRAPHIC OR CROSS REFERENCE
- ---------------------------------------------------------------------------
                            Graphic No. 7 - A map of portions of Wisconsin,
                            Michigan, Illinois and Indiana with a black star marking the location of the proposed East Chicago riverboat and a black circle marking the city of Chicago, each within the center of a bullseye with three lines indicating a 30, 60 and 120 mile radius.

                            Graphic No. 8 - A map of portions of Quebec,
                            Ontario, New York and Vermont with a black star in
                            the center of a bullseye marking the location of the
                            proposed St. Regis Casino in Hoganrburg, New York
                            and a black circle marking the city of Montreal with
                            distances marked for 30, 60 and 120 miles.
- --------------------------------------------------------------------------------
Inside Back Cover           Graphic No. 9 - A picture of the Las Vegas Showboat.
contains graphics
No. 9 and 10                Graphic No. 10 - An artist's rendering of the Las
                            Vegas Showboat's proposed renovation and expansion.
- --------------------------------------------------------------------------------